As filed with the Securities and Exchange Commission on January 26, 2012
Registration Statement No. 333-172672

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
Form S-11
FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Provident Mortgage Capital Associates, Inc.
(Exact name of registrant as specified in its governing instruments)

851 Traeger Avenue, Suite 380
San Bruno, California 94066
(855) 653-4300
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Jeremy Kelly
Chief Financial Officer
Provident Mortgage Capital Associates, Inc.
851 Traeger Avenue, Suite 380
San Bruno, California 94066
(855) 653-4300
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Gary A. Brooks, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Valerie Ford Jacob, Esq. Paul D. Tropp, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Tel (212) 859-8000 Fax (212) 859-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	January 26, 2012

          Shares

Provident Mortgage Capital Associates, Inc.

(LOGO)

Common Stock

Provident Mortgage Capital Associates, Inc. is a newly formed real estate finance company that will acquire residential mortgage loans, including primarily jumbo loans (as defined herein), residential mortgage-backed securities and other mortgage-related assets. We will be externally managed and advised by PMF Advisors, LLC, a Delaware limited liability company, or our Manager, and an affiliate of Provident Funding Associates, L.P., or, collectively with its subsidiaries, Provident. Provident is a private, independent mortgage company that originates and services residential mortgage loans.

This is the initial public offering of our common stock. No public market currently exists for our common stock. We are offering all of the shares of common stock offered by this prospectus. We expect the public offering price to be $      per share.

We have applied to have our common stock listed on the New York Stock Exchange under the symbol “PMCA.”

Concurrently with the closing of this offering, we expect to sell shares of our common stock to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in a separate private placement, at the initial public offering price per share, for a minimum aggregate investment of 5.0% of the gross proceeds of this offering, excluding the underwriters’ over-allotment option, up to $      million.

We intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our taxable year ending December 31, 2012. To assist us in qualifying as a REIT, among other purposes, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of any class or series of preferred stock. In addition, our charter contains various other restrictions on the ownership and transfer of our stock, see “Description of Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 21 of this prospectus.

•	We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.

•	We may change any of our strategies, policies or procedures without stockholder notice or consent, which could result in our making asset acquisitions or incurring borrowings that are different from, and possibly riskier than, those described in this prospectus.

•	We are dependent on our Manager and its affiliates for our success, and we may not find a suitable replacement if they become unavailable to us.

•	We generally may not terminate or elect not to renew our management agreement, even in the event of our Manager’s poor performance, without having to pay substantial termination fees.

•	There are conflicts of interest in our relationship with our Manager, Provident and their respective affiliates, which could result in decisions that are not in the best interests of our stockholders.

•	Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local tax, which would reduce the amount of cash available for distribution to our stockholders.

•	Maintenance of our exemption from registration under the Investment Company Act of 1940, as amended, imposes significant limits on our operations.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

(1)	Of the total underwriting discount, we will the pay the underwriters $ per share and our Manager will pay the underwriters $ per share at closing. See “Underwriting.”

The underwriters may also purchase up to an additional           shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $      and our total proceeds, before expenses, will be $     .

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about          , 2012.

UBS Investment Bank	Credit Suisse	Deutsche Bank Securities

Jefferies	RBC Capital Markets	Citi

Guggenheim Securities	JMP Securities

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

Through and including          , 2012 (the 25th day after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

Glossary

“ABS” means asset-backed securities.

“Agency” means a U.S. government agency, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac, which guarantees payments of principal and interest on MBS.

“Agency RMBS” means government agency RMBS, which are mortgage pass-through certificates backed by pools of mortgage loans issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac. The collateral for Agency RMBS consists of conforming loans. Our Agency RMBS may also consist of Agency CMOs, which are securities that are structured by a U.S. government agency, or federally chartered corporation-backed mortgage pass through certificates.

“Alt-A Mortgage Loans” means mortgage loans made to borrowers whose qualifying mortgage characteristics do not conform to Agency underwriting guidelines. Generally, Alt-A Mortgage Loans allow homeowners to qualify for a mortgage loan with reduced or alternate forms of documentation.

“CMO” means a collateralized mortgage obligation.

“conforming loans” means mortgage loans that conform to the Agency underwriting guidelines and meet the funding criteria of Fannie Mae and Freddie Mac.

“Fannie Mae” means the Federal National Mortgage Association.

“FHA” means the Federal Housing Administration.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“Ginnie Mae” means the Government National Mortgage Association, a wholly owned corporate instrumentality of the United States of America within the U.S. Department of Housing and Urban Development.

“high quality” refers to pools of loans that have, or MBS, the underlying loans of which have, weighted average FICO scores of 750 or higher and weighted average loan-to-value ratios of 70% or lower.

“highly rated” tranches of RMBS refer to those tranches which we consider to be the more senior tranches of a given securitization.

“IO Strips” are a type of stripped security. Stripped securities are RMBS structured with two or more classes that receive different distributions of principal or interest on a pool of Agency certificates, whole loans or private pass-through RMBS.

“Jumbo loans” means residential mortgage loans with an original principal balance in excess of the maximum amount permitted by the Agency underwriting guidelines.

“MBS” means mortgage-backed securities.

“mortgage loans” means loans secured by real estate with a right to receive the payment of principal and interest on the loan (including servicing fees).

“MSR” means mortgage servicing rights.

“Non-Agency RMBS” means RMBS that are not issued or guaranteed by an Agency, including investment grade (AAA through BBB rated) and non-investment grade (BB rated through unrated) classes.

“RMBS” means residential MBS.

ii

Glossary

“shorter duration” refers to loans that have, or MBS, the underlying loans of which have, (1) an interest rate that is fixed for an initial period of three, five or seven years, after which time the interest rate adjusts annually, or (2) a fixed interest rate and maturity date of either 10 or 15 years.

“Subprime Mortgage Loans” means mortgage loans that have been originated using underwriting standards that are less restrictive than those used in underwriting conforming loans and Alt-A Mortgage Loans.

“TBAs” means forward-settling Agency RMBS where the pool is “to-be-announced.” In a TBA, a buyer will agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date.

“whole loans” means original mortgage loans which are sold in their entirety and are not securitized.

iii

Prospectus summary

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to Provident Mortgage Capital Associates, Inc., a Maryland corporation, together with its consolidated subsidiaries; references in this prospectus to “Provident” refer collectively to Provident Funding Associates, L.P., a California limited partnership, and its subsidiaries; and references in this prospectus to “our Manager” refer to PMF Advisors, LLC, a Delaware limited liability company. Unless indicated otherwise, the information in this prospectus assumes (1) the common stock to be sold in this offering is to be sold at $      per share, (2) the sale of shares of common stock in a concurrent private placement to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, for a minimum aggregate investment of 5.0% of the gross proceeds raised in this offering, excluding the underwriters’ over-allotment option, up to $      million, and (3) no exercise by the underwriters of their over-allotment option to purchase up to an additional           shares of our common stock.

OUR COMPANY

We are a newly formed real estate finance company that will acquire residential mortgage loans, including primarily Jumbo loans, residential mortgage-backed securities and other mortgage-related assets. Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by selectively constructing a diversified portfolio of high quality assets, many of which we expect to be of shorter duration, and by efficiently financing those assets primarily through repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and other secured and unsecured forms of borrowing. We will be externally managed and advised by our Manager, an affiliate of Provident. For the nine months ended September 30, 2011, according to Inside Mortgage Finance, Provident was the largest wholesale mortgage originator, representing mortgage loans sourced and submitted to Provident by independent mortgage brokers on behalf of borrowers, the third largest non-bank mortgage originator and the ninth largest mortgage originator in the United States, in each case in terms of loans funded directly to the borrower, with $13.8 billion in origination volume. In the nine months ended September 30, 2011, Provident’s origination volume totaled $14.9 billion. Provident’s business philosophy has been built around leveraging proprietary technology to create a standardized loan experience with a “no exceptions” mindset, which requires strict adherence to policies and procedures and does not allow for any transactions to be conducted outside of specified parameters. This approach has enabled Provident to maintain a low cost structure, which in turn allows it to offer its loan products at attractive prices in the marketplace. In return for lower prices in the marketplace, Provident attracts high quality mortgage loans. An indication of the high quality of these products is that, for the nine months ended September 30, 2011, the average FICO score of Provident’s originated mortgage loans was 773 and the average loan-to-value ratio at origination was 62%. Another indication of this quality is evidenced by the loss experience related to breaches of representations and warranties of 4.8 basis points, or bps (0.048%) on the approximately $208 billion of loans originated by Provident from 2001 through September 30, 2011. Additionally, as of September 30, 2011, Provident’s $51.5 billion mortgage servicing portfolio had a rate of delinquencies 30 days or greater or in foreclosure of 2.41% based on the total dollar volume of loans serviced, which Provident believes compares favorably to the rate reported by Inside Mortgage Finance Large Servicer Delinquency Index of 10.70%.

Our asset acquisition strategy will focus on acquiring a diversified portfolio of residential mortgage loans, RMBS and other mortgage-related assets that appropriately balances the risk and reward opportunities our Manager observes in the marketplace. Given the current state of the mortgage market, which is heavily dominated by the origination and securitization of conforming mortgage loans, we expect to initially focus on acquiring primarily Agency RMBS and, to a lesser extent, Jumbo loans. Given our long-

term view that the market for non-conforming residential mortgage loans including, in particular, Jumbo loans, will grow, we expect our portfolio to become increasingly focused on this asset class over time. We expect to source mortgage loans and securities primarily through Provident pursuant to the terms of a strategic alliance agreement that we will enter into with Provident, or our strategic alliance agreement. Under our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us.

Upon completion of this offering and the concurrent private placement, we will apply substantially all of the net proceeds of this offering, the concurrent private placement and borrowings under repurchase agreements to acquire an initial portfolio of assets consisting primarily of shorter duration Agency RMBS and IO Strips. See ‘‘—Initial Portfolio” below for a description of the assets we intend to acquire using the net proceeds of this offering, the concurrent private placement and borrowings under repurchase agreements. These assets are expected to generate positive earnings immediately following the closing of this offering and the concurrent private placement.

We are a Maryland corporation, incorporated on March 2, 2011, and intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2012. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, or the 1940 Act. As of the date of this prospectus, we have not commenced any operations other than organizing our company. We currently have no assets and will not commence operations until we have completed this offering and the concurrent private placement.

OUR MANAGER AND PROVIDENT

Our Manager

Pursuant to the terms of the management agreement that we will enter into with our Manager, or our management agreement, our Manager will manage our day-to-day operations. Our management agreement requires our Manager to manage our business affairs in conformity with the policies and the asset acquisition guidelines that are approved and monitored by our board of directors. Our Manager will provide us with all of the asset acquisition and financing management, as well as other management and support functions, that we will need to conduct our business. Our Manager’s senior management team will be led by Craig Pica, its Chairman, Mark Lefanowicz its Chief Executive Officer and President, Jeremy Kelly, its Chief Financial Officer and Treasurer, John Kubiak, its Chief Investment Officer, and Michelle Blake, its Chief Administrative Officer and Secretary. Together, this senior management team has an average of 26 years of experience in the financial services industry, with a majority of that experience concentrated in mortgage banking-related activities. Our Manager’s senior management team is currently supported by a team of approximately 25 Provident finance, accounting and capital markets employees. We do not expect to have any employees. Our Manager will be subject to the supervision and oversight of our board of directors. Our Manager, an affiliate of Provident, is a newly organized Delaware limited liability company formed on March 29, 2011.

Provident

Founded in 1992 by Craig Pica, the Chairman of our board of directors, Provident, with over 650 employees across 70 nationwide branches, is a private, independent mortgage company that originates and services residential mortgage loans. For the nine months ended September 30, 2011, according to Inside Mortgage Finance, Provident was the largest wholesale mortgage originator, the third largest non-bank mortgage originator and the ninth largest mortgage originator in the United States, in each case in terms of loans funded directly to the borrower, with $13.8 billion in origination volume.

Provident has a long track record and deep experience originating both conforming residential mortgage loans and Jumbo loans. Since 2009, given the illiquidity of the Jumbo loan market, substantially all of Provident’s originated mortgage loans have been conforming residential mortgage loans and were originated for sale for Agency securitizations. Provident originated mortgages which exceeded the Agency conforming loan limit of $417,000 with associated origination volume of $3.5 billion, $3.7 billion and $3.0 billion in 2009, 2010 and the nine months ended September 30, 2011, respectively. These loans, classified as Agency super conforming loans, represent mortgages that otherwise would have been classified as Jumbo loans absent the current higher conforming loan limits authorized under Congressional resolution. Additionally, Provident originated $12.8 billion of Jumbo loans from 2001 through 2007. As the Jumbo mortgage market re-emerges, Provident expects to follow the same processes and adhere to similar underwriting guidelines as it once again originates Jumbo loans, much as it has more recently done with loans that are currently classified as super conforming loans. Thus, we believe that Provident will originate higher quality and marketable Jumbo loans, which we will have the opportunity to acquire pursuant to our strategic alliance agreement. Provident is under no obligation to provide us with access to its mortgage loan origination platform other than pursuant to our strategic alliance agreement.

Through our relationship with our Manager and Provident, we will have access to Provident’s leading mortgage loan origination platform with in-house origination, underwriting, structuring, financing, servicing, asset management, risk management and capital markets capabilities. We believe that our access to this leading mortgage loan origination platform, as well as the deep network of relationships that our Manager’s senior management team has established, will provide us with an ongoing source of asset acquisition and financing opportunities through which we can selectively construct and fund a diversified portfolio of high quality assets. Pursuant to the terms of our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. To the extent that we purchase assets from Provident or any such fund or investment vehicle, under the terms of our strategic alliance agreement, such assets will be purchased at fair value.

Further, pursuant to the terms of our strategic alliance agreement, Provident will have the right, subject to certain exceptions, to act as sub-servicer with respect to any loan that we purchase from Provident or any other third party on a servicing-released basis (which means that the third party does not retain the servicing of such loan). In addition to its origination business, as of September 30, 2011, Provident had a servicing portfolio of $51.5 billion, which was almost exclusively sourced through Provident’s origination channel. As of September 30, 2011, the loans underlying Provident’s mortgage servicing portfolio had a weighted average coupon (the average of the gross interest rates of the mortgage loans for which Provident was servicer at such date, weighted by their then current unpaid principal balance) of 4.69%, weighted average FICO of 757 and a weighted average loan-to-value ratio of 61%. As of September 30, 2011, approximately 69% of the mortgage loans in Provident’s servicing portfolio were originated after January 1, 2009.

By engaging Provident to act as sub-servicer for our loans, we will have access to, and benefit from, the Provident servicing platform, including PFServicing, which is Provident’s proprietary all-in-one platform and database that allows Provident to conduct all aspects of loan servicing, including customer service, payment and payoff processing, investor reporting and accounting, escrow administration and default administration. We will also have access to Proviscan, which is Provident’s proprietary document imaging system which is used to create an electronic archive for all production, post-closing, audit and servicing documentation.

OUR STRATEGY

Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by selectively constructing a diversified portfolio of high quality assets, many of which we expect to be of shorter duration, and by efficiently financing those assets primarily through repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and other secured and unsecured forms of borrowing.

In the aftermath of the global financial crisis, the mortgage market has been heavily dominated by the origination and securitization of conforming mortgage loans with loans conforming to Agency guidelines accounting for more than nine out of every ten new mortgages originated in the United States, according to the Department of the Treasury and Department of Housing and Urban Development’s recently released Housing Report to Congress. Financing for non-conforming loans, including Jumbo loans, has been and continues to be particularly negatively affected. For example, according to Inside Mortgage Finance, in 2010, excluding Agency super conforming loans, only $87 billion of Jumbo mortgage loans were originated, down from a 2003 peak of $650 billion (which includes mortgage loans that are currently classified as Agency super conforming loans). Given the current state of the mortgage market, we expect to initially focus on acquiring primarily Agency RMBS and, to a lesser extent, Jumbo loans. Given our long-term view that the market for non-conforming residential mortgage loans including, in particular, Jumbo loans, will grow, we expect our portfolio to become increasingly focused on this asset class over time. We intend to opportunistically supplement our portfolio of Agency RMBS and Jumbo loans with Non-Agency RMBS, other non-conforming residential mortgage loans and other mortgage-related assets.

We expect to opportunistically adjust our asset allocation across our target asset classes as market conditions change over time. We expect to diversify the characteristics of our portfolio of assets by acquiring various mortgage loan types, including adjustable-rate, hybrid and fixed-rate loans, by acquiring mortgage loans the underlying collateral for which consists of various property types, including properties located in differing geographic locations, and by acquiring both purchase and refinance mortgages. We believe that the diversification of our portfolio, our Manager’s expertise within our target asset classes and the flexibility of our strategy will position us to generate attractive risk-adjusted returns for our stockholders in a variety of market conditions and economic cycles.

We will rely on our Manager’s and its affiliates’ expertise in identifying assets within our target assets and efficiently financing those assets. We expect that our Manager will make decisions based on a variety of factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macroeconomic conditions, as well as maintaining our REIT qualification and our exemption from registration under the 1940 Act. We intend, subject to market conditions, to follow a predominantly long-term buy and hold strategy with respect to the assets that we acquire.

INITIAL PORTFOLIO

Upon completion of this offering and the concurrent private placement, we will apply substantially all of the net proceeds of this offering, the concurrent private placement and borrowings under repurchase agreements to acquire an initial portfolio of assets consisting primarily of shorter duration Agency RMBS and IO Strips. These assets are expected to generate positive earnings immediately following the closing of this offering and the concurrent private placement. The following table sets forth information, as of January 23, 2012, regarding the assets that we expect will comprise the initial portfolio. If these assets were acquired on          , 2012, we would expect to purchase this initial portfolio for $      million, which price is subject to change based on prevailing market prices at the actual time of purchase. There is no assurance that we will acquire all of these assets or that we will acquire other assets with substantially similar terms.

Agency RMBS

				Super			Weighted
		Total	Conforming	conforming		Weighted	average
		unpaid	loans-unpaid	loans-unpaid		average	loan	Maximum
		principal	principal	principal	Coupon	FICO	to value	maturity
Loan type	CUSIP	balance	balance	balance	rate(1)	score(2)	ratio(3)	date

5/1 ARM	3128UG2J5	$44,212,500	$34,998,879	$9,213,621	2.173	779	54%	7/1/2041
5/1 ARM	3128UGP27	24,795,903	11,994,805	12,801,098	2.565	780	59%	5/1/2041
5/1 ARM	3128UGPZ4	26,209,638	14,901,066	11,308,572	2.547	779	60%	5/1/2041
5/1 ARM	3128UGRR0	27,377,847	16,279,077	11,098,770	2.555	780	59%	5/1/2041

				Super			Weighted
		Total	Conforming	conforming		Weighted	average
		unpaid	loans-unpaid	loans-unpaid		average	loan	Maximum
		principal	principal	principal	Coupon	FICO	to value	maturity
Loan type	CUSIP	balance	balance	balance	rate(1)	score(2)	ratio(3)	date

5/1 ARM	3128UGRS9	17,137,924	10,073,812	7,064,112	2.563	782	58%	5/1/2041
5/1 ARM	3128UGRT6	29,705,932	19,971,125	9,734,807	2.530	780	59%	5/1/2041
5/1 ARM	3128UGS73	36,727,933	26,043,571	10,684,362	2.583	772	58%	6/1/2041
5/1 ARM	3128UGSF5	17,137,924	10,073,812	7,064,112	2.563	782	58%	5/1/2041
5/1 ARM	3128UGSK4	14,165,569	8,029,681	6,135,888	2.593	780	59%	5/1/2041
5/1 ARM	3128UGTA5	24,828,986	11,799,923	13,029,063	2.542	777	62%	6/1/2041
5/1 ARM	3128UGTB3	13,887,206	8,579,039	5,308,167	2.636	778	60%	6/1/2041
5/1 ARM	3128UGUD7	41,301,871	16,523,479	24,778,392	2.530	778	59%	6/1/2041
5/1 ARM	3128UGUX3	20,509,267	13,129,450	7,379,817	2.456	781	61%	6/1/2041
5/1 ARM	3128UGUZ8	18,939,542	16,449,548	2,489,994	2.477	772	60%	6/1/2041
5/1 ARM	3128UHK38	19,266,135	10,091,621	9,174,514	2.577	780	59%	11/1/2041
5/1 ARM	3128UHK46	24,467,296	13,011,369	11,455,927	2.553	772	59%	10/1/2041
5/1 ARM	3128UHK53	29,658,720	16,364,745	13,293,975	2.579	772	63%	10/1/2041
5/1 ARM	3128UHK61	34,895,564	20,540,885	14,354,679	2.577	776	64%	11/1/2041
5/1 ARM	3128UHK79	39,799,447	28,558,049	11,241,398	2.539	777	63%	11/1/2041
5/1 ARM	3128UHLD5	20,533,674	6,183,876	14,349,798	2.525	777	64%	11/1/2041
5/1 ARM	3128UHLE3	26,437,694	10,176,711	16,260,983	2.521	778	66%	11/1/2041
5/1 ARM	3128UHLF0	32,884,544	7,661,332	25,223,212	2.520	773	65%	11/1/2041
5/1 ARM	3128UG7L5	29,227,281	13,124,673	16,102,608	2.434	778	62%	9/1/2041
5/1 ARM	3128UG7M3	26,538,466	11,197,071	15,341,395	2.434	777	65%	9/1/2041
5/1 ARM	3128LLHC3	22,240,798	17,904,798	4,336,000	2.271	776	54%	2/1/2042
5/1 ARM	3128LLHD1	22,363,950	16,369,950	5,994,000	2.269	771	58%	2/1/2042
5/1 ARM	3128LLHF6	9,397,100	3,566,600	5,830,500	2.369	772	62%	2/1/2042

5/1 ARM Subtotal		$694,648,711	$393,598,947	$301,049,764	2.494	777	60%	2/1/2042

5/1 ARM Interest Only	3138A4WB7	$4,906,200	$4,906,200	$—	2.572	773	48%	1/1/2041
5/1 ARM Interest Only	3138AGH84	10,223,848	10,223,848	—	2.583	784	47%	5/1/2041

5/1 ARM Interest Only Subtotal		$15,130,048	$15,130,048	$—	2.579	780	47%	5/1/2041

7/1 ARM	3128UG4KO	$24,506,418	$24,506,418	$—	2.678	767	61%	8/1/2041
7/1 ARM	3128UG4M6	23,883,745	23,268,108	615,637	2.707	770	63%	8/1/2041
7/1 ARM	3128UG4N4	24,167,384	24,167,384	—	2.737	775	62%	8/1/2041
7/1 ARM	3128UGGK7	9,823,780	9,823,780	—	2.828	784	57%	1/1/2041
7/1 ARM	3128UGP43	5,884,647	5,884,647	—	2.794	782	65%	5/1/2041
7/1 ARM	3128UGP84	20,137,836	20,137,836	—	3.175	769	66%	5/1/2041
7/1 ARM	3128UGQA8	15,943,901	15,943,901	—	2.868	769	68%	5/1/2041
7/1 ARM	3128UGSA6	12,285,675	12,285,675	—	2.785	778	65%	5/1/2041
7/1 ARM	3128UGSM0	6,490,867	6,490,867	—	2.853	774	67%	5/1/2041
7/1 ARM	3128UGSV0	6,285,998	6,285,998	—	2.851	774	59%	5/1/2041
7/1 ARM	3128UGUE5	6,242,962	6,242,962	—	2.737	774	59%	6/1/2041
7/1 ARM	3128LLHE9	10,813,507	10,813,507	—	2.533	778	58%	2/1/2042
7/1 ARM	3128LLHG4	8,706,175	8,706,175	—	2.565	779	64%	2/1/2042

7/1 ARM Subtotal		$175,172,895	$174,557,258	$615,637	2.784	773	63%	2/1/2042

7/1 ARM Interest Only	3138AGH92	$17,619,210	$17,619,210	$—	2.804	782	54%	5/1/2041
7/1 ARM Interest Only	3138AH2Z8	5,272,608	5,272,608	0	2.625	787	51%	6/1/2041

7/1 ARM Interest Only Subtotal		$22,891,818	$22,891,818	$—	2.763	783	53%	6/1/2041

Adjustable Rate Portfolio		$907,843,472	$606,178,071	$301,665,401	2.559	776	60%	2/1/2042

(1)	(a) For each individual security, represents the interest rate of the security, (b) for the subtotal of each loan type, represents the weighted average coupon rate based on the weighting of the unpaid principal balance of each security in that loan type category, (c) for the adjustable rate portfolio, represents the weighted average coupon rate based on the weighting of the unpaid principal balance of each 5/1 ARM and 7/1 ARM security and (d) for the grand total, represents the weighted average coupon rate based on the weighting of the unpaid principal balance of each security listed in the table.

(2)	(a) For each individual security, represents the FICO decision score on each loan weighted by the loan amount, (b) for the subtotal of each loan type, represents the weighted average FICO decision score on each loan (based on the weighting of the unpaid principal balance of each loan security in that loan type category) weighted by the loan amount, (c) for the adjustable rate portfolio, represents the weighted average FICO decision score on each loan (based on the weighting of the unpaid principal balance of each 5/1 ARM and 7/1 ARM security) weighted by the loan amount and (d) for the grand total, represents the weighted average FICO decision score on each loan (based on the weighting of the unpaid principal balance of each security listed in the table) weighted by the loan amount.

(3)	(a) For each individual security, represents the loan amount divided by the appraised value at the time of origination weighted by the loan amount, (b) for the subtotal of each loan type, represents the weighted average loan amount (based on the weighting of the unpaid principal balance of each security in that loan type category) divided by the appraised value at the time of origination weighted by the loan amount, (c) for the adjustable rate portfolio, represents the weighted average loan amount (based on the weighting of the unpaid principal balance of each 5/1 ARM and 7/1 ARM security) divided by the appraised value at the time of origination weighted by the loan amount and (d) for the grand total, represents the weighted average loan amount (based on the weighting of the unpaid principal balance of each security listed in the table) divided by the appraised value at the time of origination weighted by the loan amount.

Additionally, we expect that our initial portfolio will consist of six IO Strips with a current notional principal balance of approximately $81.9 million, which have already been purchased by Provident. The IO Strips we purchased have a weighted average coupon of 3.864% and had a market value of $11.68 million. As of September 30, 2011, securities underlying our portfolio of IO Strips consist of Fannie Mae fixed rate securities. We expect that these IO Strips will comprise approximately     % of the market value of the assets in our initial portfolio.

In April 2011, Provident began offering Jumbo loans and funded approximately $67.5 million of Jumbo loans through September 30, 2011. As of January 23, 2012, Provident had approved applications on approximately $7.4 million of additional Jumbo loans. To the extent that any of these additional loans are funded by Provident, we intend to purchase these additional loans from Provident shortly following the completion of this offering and the concurrent private placement. There is no assurance that Provident will fund any of these additional loans or that we will acquire any of these additional loans.

OUR TARGET ASSETS

Our target asset classes and the principal assets we expect to acquire in each are as follows:

Asset classes	Principal assets

Residential mortgage loans
➢ Primarily Jumbo loans, as well as other non-conforming residential mortgage loans, which may be adjustable-rate, hybrid or fixed-rate and will be first lien mortgages secured by residential single family one to four unit homes in the United States. Some of these loans may be distressed and acquired at discounts.

MBS	➢ Agency RMBS.

➢ Agency CMOs.

➢ Non-Agency RMBS (primarily subordinated tranches backed by Jumbo loans, non-conforming loans and, to a lesser extent, Alt-A Mortgage Loans and Subprime Mortgage Loans).

Other mortgage-related assets	➢ IO Strips and MSRs (and/or participation interests in MSRs).

➢ Debt and equity tranches of securitizations backed by various asset classes.

➢ Securities (common stock, preferred stock and debt) of other real estate-related entities.

Our board of directors has adopted a set of asset acquisition guidelines that set out our target asset classes and other criteria to be used by our Manager to evaluate specific assets as well as our overall portfolio composition. However, our Manager will make determinations as to the percentage of our assets in each of our target asset classes. Our decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. We cannot predict the specific percentage of our assets that we will own in any of our target asset classes or whether we will invest in other asset classes. We may change our strategy and policies without a vote of our stockholders. We believe that the diversification of our portfolio of assets and flexibility of our strategy, combined with our Manager’s and its affiliates’ expertise among our target assets, will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

OUR COMPETITIVE ADVANTAGES

We believe that our competitive advantages include the following:

Access to Provident’s leading mortgage loan origination and servicing platform with an established track record

Pursuant to our strategic alliance agreement, we will have access to Provident’s leading mortgage loan origination and servicing platform which has an established track record. Provident is guided by discipline and consistency to create the highest quality product. Provident’s business philosophy has been built around leveraging proprietary technology to create a standardized loan experience with a “no exceptions” mindset to originating and servicing mortgage loans. We believe that our access to Provident’s leading mortgage loan origination and servicing platform will provide us with continuing access to a robust pipeline of high quality assets through which we can grow our business and increase value for our stockholders.

Access to Provident’s operational platform and infrastructure

Provident has created and maintains an established operational platform with proprietary technology and third-party analytical capabilities. Provident’s proprietary technology includes PFServicing and Proviscan, as well as PFNet, which is Provident’s all-in-one platform that allows Provident to control the submission, underwriting, loan document preparation and funding of loans. We and our Manager will have access to this vertically integrated, in-house operational platform, which has credit, underwriting, structuring, servicing, asset management and capital markets capabilities. In addition, we will have access to and will benefit from Provident’s infrastructure, including its professionals across production operations, capital markets, financial reporting, accounting, business development, marketing, human resources, compliance and information technology.

Visibility to Provident’s mortgage loan pipeline, servicing portfolio and loan-level data

Provident operates an integrated platform with free flow of information across all segments of its business. In addition to the market knowledge and real estate finance industry data that Provident obtains through its established platform, we expect to have visibility to Provident’s robust mortgage loan pipeline and servicing portfolio which will provide us with valuable insights to proprietary loan-level data. We believe that our access to this information will enable us to quickly and efficiently evaluate and execute on asset and market opportunities that we deem desirable. We expect to benefit from our access to Provident’s platform by selecting mortgage loans and creating securities which we believe will generate attractive risk-adjusted returns.

Strategic relationships and access to deal flow and financing

Our Manager’s senior management team has extensive long-term relationships with financial intermediaries that Provident receives financing from, sells to and trades and hedges with on a daily basis. These relationships are with primary traders, primary dealers, investment banks, brokerage firms, repurchase agreement counterparties and commercial banks, including Colorado Federal Savings Bank, or CFSB, a commercial bank that is an affiliate of Provident. We believe these relationships will enhance our ability to source and finance assets on attractive terms and access borrowings at attractive levels, which in turn will enable us to grow and consistently perform across various credit and interest rate environments and economic cycles.

Anticipated high quality initial portfolio

Upon completion of this offering and the concurrent private placement, we will apply substantially all of the net proceeds of this offering, the concurrent private placement and borrowings under repurchase agreements to acquire an initial portfolio of assets consisting primarily of shorter duration Agency RMBS and IO Strips. See “Business—Initial Portfolio” for a description of the assets that we intend to acquire using the net proceeds of this offering, the concurrent private placement and borrowings under repurchase agreements. These assets are expected to generate positive earnings immediately following the closing of this offering and the concurrent private placement.

Significant experience of our Manager in the residential mortgage business

The senior management team of our Manager has a long track record and broad experience in originating, financing, trading, hedging, servicing and managing mortgage assets through a variety of credit and interest rate environments and economic cycles. Our Manager’s senior management has an average of approximately 26 years of experience in the financial services industry, with a majority of that experience concentrated in mortgage banking-related activities. This team has an in-depth understanding of real estate market fundamentals as well as the ability to analyze and set value parameters around residential mortgage loans, including the mortgage loans that collateralize Agency and Non-Agency RMBS, and has demonstrated the ability to generate attractive risk-adjusted returns under various market conditions and economic cycles. We expect that our Manager’s experience will allow us to identify, analyze, select, acquire and manage attractive assets across all of our target asset classes and to effectively structure and finance our portfolio.

Long-term alignment of interests among our stockholders, our Manager and Provident

We have structured our relationship with our Manager and Provident so that our interests and the interests of our stockholders are closely aligned with those of both our Manager and Provident for the long term. Concurrently with the closing of this offering, we expect that we will sell shares of our common stock to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in a separate private placement, at the initial public offering price per share, for a minimum aggregate investment of 5.0% of the gross proceeds of this offering, excluding the underwriters’ over-allotment option, up to $      million. The shares purchased in the concurrent private placement will be subject to an 18 month lock-up period from the date of this prospectus. In addition, we believe our Manager will be closely aligned with us because under the terms of our management agreement, any incentive fee payable to our Manager will be 100% paid in shares of our restricted common stock. In addition, the restricted common stock received by our Manager related to any incentive fee will vest over a three-year period, as described under “Our Management and our Management Agreement—Management Fees, Expense Reimbursements and Termination Fee.”

FINANCING STRATEGY

We expect to use leverage to increase potential returns to our stockholders. Subject to maintaining our exemption from registration under the 1940 Act and our qualification as a REIT, we expect to use a number of sources to finance our assets, including repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities). The amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our Manager’s assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Although we are not required to maintain any particular leverage ratio, including the maximum amount of leverage we may use, we expect initially, to deploy, on a debt-to-equity basis, up to 8:1 leverage on Agency RMBS, up to 5:1 leverage on residential mortgage loans and up to 3:1 leverage on IO Strips. We do not expect, initially, to deploy leverage on non-Agency RMBS or MSRs. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity. In addition, we intend to rely on short-term financing such as repurchase transactions under master repurchase agreements, the duration of which is typically 30 to 60 days. To date, we have entered into master repurchase agreements with UBS Securities LLC, Deutsche Bank Securities Inc., Jefferies & Company, Inc. and Guggenheim Securities, LLC, each of which is an underwriter in this offering, and we have also entered into repurchase agreements with Barclays Capital Inc., J.P. Morgan Securities LLC, Nomura Securities International, Inc. and RBS Securities Inc., which we intend to use for the purchase of Agency RMBS and IO Strips. This financing is uncommitted and continuation of such financing cannot be assured. These agreements are subject to the successful completion of an equity raise by us of a minimum of $      million.

HEDGING STRATEGY

Subject to maintaining our exemption from registration under the 1940 Act and our qualification as a REIT, we may utilize hedging instruments, including interest rate swap agreements, interest rate cap agreements, interest rate floor agreements, IO Strips or other financial instruments that we deem appropriate. Specifically, we expect to hedge our exposure to potential interest rate mismatches between the interest we earn on our assets and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives will include locking in, on a long-term basis, a spread between the yield on our assets and the cost of our financing in an effort to improve returns to our stockholders.

SUMMARY RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully read and consider the following risk factors and under “Risk Factors,” as well as all other information contained in this prospectus before making a decision to purchase our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and could result in a partial or complete loss of your investment.

➢	We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.

➢	Difficult conditions in the mortgage and residential real estate markets may cause us to experience market losses related to our asset portfolio and there can be no assurance that we will be successful in implementing our business strategies amidst these conditions.

➢	Actions of the U.S. government, including the U.S. Congress, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing or reforming the financial markets, or market response to those actions, may not achieve the intended effect or benefit our business, and may adversely affect our business.

➢	The conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. government, may adversely affect our business.

➢	Many of our assets may be illiquid, which may adversely affect our business, including our ability to value and sell our assets.

➢	Loss of our 1940 Act exemption would adversely affect us, the market price of shares of our common stock and our ability to make distributions to our stockholders, and could result in the termination of the management agreement with our Manager.

➢	We expect to use leverage in executing our business strategy, which may adversely affect our return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

➢	We may depend on repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing.

➢	The repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) that we may use to finance our asset acquisitions may require us to provide additional collateral and may restrict us from leveraging our assets as desired. We may be subject to margin calls as a result of our financing activity.

➢	An increase in our borrowing costs relative to the interest we receive on our leveraged assets may adversely affect our profitability and our cash available for distributions to our stockholders.

➢	We may change any of our strategies, policies or procedures without stockholder notice or consent, which could result in our making asset acquisitions or incurring borrowings that are different from, and possibly riskier than, those described in this prospectus.

➢	We may enter into hedging transactions that could expose us to contingent liabilities in the future.

➢	We are dependent on our Manager, Provident and their key personnel for our success, and we may not find a suitable replacement for our Manager if our management agreement is terminated, or if key personnel leave the employment of our Manager or Provident or otherwise become unavailable to us.

➢	Our management agreement with our Manager and our strategic alliance agreement between us and Provident were not negotiated on an arm’s-length basis and may not be as favorable to us as if they had been negotiated with unaffiliated third parties. We generally may not terminate or elect not to renew our management agreement, even in the event of our Manager’s poor performance, without having to pay substantial termination fees.

➢	There are conflicts of interest in our relationship with our Manager, Provident and their respective affiliates, which could result in decisions that are not in the best interests of our stockholders.

➢	We operate in a highly competitive market and competition may limit our ability to acquire desirable assets and result in reduced risk-adjusted returns.

➢	The mortgage loans that we will acquire, and the mortgage loans underlying the Non-Agency RMBS that we will acquire, are subject to delinquency, foreclosure and loss, which could result in losses to us.

➢	We may face difficulties in acquiring, financing and selling Jumbo loans.

➢	We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future. We may pay distributions from borrowings or the sale of assets to the extent distributions exceed our earnings or cash flow from operations.

➢	Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code, and our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local tax, which would reduce the amount of cash available for distribution to our stockholders.

➢	Complying with REIT requirements may force us to liquidate, limit or forego otherwise attractive investments.

OUR STRUCTURE

We were formed as a Maryland corporation on March 2, 2011. The following chart shows our anticipated structure after giving effect to this offering and the concurrent private placement to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team:

(1)	Officers and directors consist of Craig Pica, Mark Lefanowicz, Jeremy Kelly, and , who will own approximately %, %, % and %, respectively, of our common stock outstanding upon the completion of this offering and the concurrent private placement.

(2)	Craig Pica has investment control over Provident Funding Associates, L.P.

(3)	We expect PMCA Asset I, LLC to hold assets that will enable it to qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act. As a result at least 55% of this subsidiary’s assets are expected to be comprised of mortgage loans and whole pool Agency RMBS and 25% of its assets are expected to be comprised of real estate or real estate related assets, such as Non-Agency RMBS. See “Business—Operating and Regulatory Structure—1940 Act Exemption.”

(4)	We expect PMCA Asset II, LLC to hold assets that will enable it to qualify for an exemption under the 1940 Act as an investment company pursuant to Section 3(c)(7) of the 1940 Act. We expect PMCA Asset II, LLC to hold assets that do not qualify for an exemption under the 1940 Act other than Section 3(c)(7). See “Business—Operating and Regulatory Structure—1940 Act Exemption.”

(5)	A taxable REIT subsidiary, or TRS, that we expect to form in the future, including in the event that we securitize assets.

(6)	PMF Advisors, LLC is substantially owned and controlled by the same individuals who own and control Provident Funding Associates, L.P.

MANAGEMENT AGREEMENT

We will be externally managed and advised by our Manager. We expect to benefit from the personnel, infrastructure, analytical capabilities, business relationships and management experience of our Manager and Provident. Each of our officers and non-independent directors is also an employee of our Manager and/or one of its affiliates, and most of them have responsibilities and commitments in addition to their responsibilities to us. We expect that our Chief Executive Officer and President, Chief Financial Officer and Treasurer, Chief Investment Officer, Executive Vice President, Strategy and Investor Relations, Chief Administrative Officer and Secretary and any other appropriate personnel of our Manager will devote such portion of their time to our affairs as is necessary to enable us to effectively operate our business. Our Manager is not obligated, however, to dedicate any of its personnel exclusively to us, nor is it or its personnel obligated to dedicate any specific portion of its or their time to our business. Our Manager maintains a contractual as opposed to a fiduciary relationship with us.

We will enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to our management agreement, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our board of directors. Our Manager will be responsible for, among other duties: (1) performing all of our day-to-day functions, (2) determining investment criteria in conjunction with, and subject to the supervision of, our board of directors, (3) sourcing, analyzing and executing asset acquisitions, sales and securitizations, (4) performing asset and liability management duties, including hedging and financing, and (5) performing financial and accounting management. In addition, our Manager has an Investment Committee initially comprised of Craig Pica, Mark Lefanowicz, John Kubiak and Jeremy Kelly, that will oversee our asset acquisition and financing strategies as well as compliance with our investment guidelines.

The initial term of our management agreement will extend for three years from the closing of this offering, with automatic one-year renewal terms starting on the third anniversary of the closing of this offering. For a detailed description of our management agreement’s termination provisions, see “Our Manager and our Management Agreement—Management Agreement.”

The following table summarizes the base management fee and expense reimbursements that we will pay to our Manager:

Type	Description	Payment

Base management fee	We will pay our Manager a base management fee under our management agreement, calculated and payable quarterly in arrears, equal to 1.5% per annum of our stockholders’ equity.

	For purposes of calculating the base management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock since inception, and excluding from stockholders’ equity any common stock issued to our Manager in respect of its incentive fee and any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in generally	Quarterly, in arrears in cash.

Type	Description	Payment

accepted accounting principles, or GAAP, and certain non-cash items (such as depreciation and amortization) after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our stockholders’ equity, for purposes of calculating the base management fee, could be greater than or less than the amount of stockholders’ equity shown on our financial statements. We expect the base management fee to be earned by our Manager in the first full fiscal year to be approximately $

million, assuming (i) the number of shares of common stock set forth on the front cover of this prospectus are sold in this offering and the concurrent private placement, (ii) we do not consummate any follow-on equity offerings during such period and (iii) that the underwriters’ over-allotment option is exercised in full.

Incentive fee	As described in more detail below, we will pay a quarterly incentive fee to our Manager in an amount equal to 20.0% of the dollar amount by which Core Earnings (as described below) for the most recently completed fiscal quarter, or the Current Quarter, before the incentive fee received in relation to such fiscal quarter exceeds a quarterly hurdle (as described below).

Quarterly Hurdle: The product of (1) the weighted average of the issue price per share of common stock in all of our offerings multiplied by the weighted average number of shares of common stock outstanding during the Current Quarter and (2)     %, or the Hurdle, expressed on a quarterly basis.

	No incentive fee shall be accrued or earned by our Manager in respect of the initial fiscal quarters following the closing of this offering.	Quarterly, paid in restricted common stock, vesting over a three-year period following the quarter in which such fee was earned, with 60% vesting at the end of two years and the remaining 40% vesting at the end of three years. No incentive fee shall be accrued or earned by our Manager in respect of the initial fiscal quarters following the closing of this offering.

Reimbursement of expenses	We will pay, or reimburse our Manager for, expenses including legal and other advisory services, audit fees, securitizations, board of director fees and expenses, taxes, quarterly and annual SEC filing fees and expenses, director and officer insurance, transfer agent fees and exchange fees, Bloomberg Professional, or Bloomberg, and other market data information systems’ fees, organizational and start-up costs, selected investor relations costs and other services. See “Our Manager and our Management Agreement—Management Fees, Expense Reimbursements and Termination Fee.” We will not reimburse our Manager or its affiliates for the salaries and other compensation of their personnel.	Monthly in cash.

Termination fee	Termination fee equal to three times the sum of (1) the average annual base management fee and (2) the average annual incentive fee earned by our	Upon termination of our management agreement by us without cause or

Type	Description	Payment

	Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Upon termination of our management agreement, the restricted shares of common stock issued to our Manager in respect of any incentive fee shall vest immediately to the extent such shares have not already vested. See “Our Manager and our Management Agreement—Management Fees, Expense Reimbursements and Termination Fee.”	by our Manager if we materially breach our management agreement.

Core Earnings is defined as GAAP net income (loss) excluding the incentive fee and non-cash equity compensation expense (but including any expense as a result of the base management fee), excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Core Earnings is a non-GAAP financial measure. We believe that Core Earnings more appropriately reflects our Manager’s performance than GAAP net income and will be utilized by the investment community to assess our Manager’s performance and will more closely align our Manager’s incentives with the interests of our stockholders.

The shares of restricted stock payable to our Manager in respect of any incentive fee will vest over a three-year period following the quarter in which such fee was earned, with 60% vesting at the end of two years and the remaining 40% vesting at the end of three years. No incentive fee shall be accrued or earned by our Manager in respect of the initial fiscal quarters following the closing of this offering. See “Our Manager and our Management Agreement—Management Fees, Expense Reimbursements and Termination Fee.”

To the extent that payment of the incentive fee to our Manager in shares of our common stock would result in a violation of the stock ownership limits set forth in our charter (and taking into account the 10.75% limit on ownership of common stock that our board of directors has established for the Manager), all or a portion of the incentive fee payable to our Manager will be paid in cash to the extent necessary to avoid such violation. In such a situation, our Manager will not receive the cash payment until such time as the shares of common stock that would have been issued would have vested as described above. For purposes of determining the common stock ownership of the Manager, as described above, any common stock owned by Craig Pica, Doug Pica, Ralph Pica, and any other members of the Pica family, whether directly or through certain other entities, will be attributed to the Manager.

OUR STRATEGIC ALLIANCE AGREEMENT

Upon the completion of this offering, we will enter into a strategic alliance agreement with Provident which will provide us with access to Provident’s leading mortgage loan origination and servicing platform. Pursuant to the terms of our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. To the extent that we purchase assets from Provident or any such fund or investment vehicle, under the terms of our strategic alliance agreement, such assets will be purchased at fair value. Further, pursuant to the terms of our strategic alliance agreement, Provident will have the right, subject to certain exceptions, to act as sub-servicer with respect to any loan that we purchase from Provident or any other third party on a servicing-released basis or any MSR that we purchase from Provident or any other third party. Additionally, to the extent we seek to sell the servicing on a loan, Provident will have the first right to purchase the servicing on such loan. To the extent that we sell such servicing rights to Provident, under the terms of our strategic alliance agreement, such servicing rights will be sold at fair value, which will be determined at the time such agreement is entered into. See “Our Strategic Alliance Agreement.”

CONFLICTS OF INTEREST

We are dependent on our Manager for our day-to-day management, and we do not have any independent officers or employees. Each of our officers and non-independent directors is also an employee of our Manager and/or one of its affiliates. Our management agreement with our Manager and our strategic alliance agreement between us and Provident were, and any purchase and sale agreements and sub-servicing agreements that we may enter into with Provident pursuant to our strategic alliance agreement will be, negotiated between related parties and their respective terms, including fees and other amounts payable, may not be as favorable to us as if they were negotiated on an arm’s-length basis with unaffiliated third parties. In addition, the ability of our Manager and its officers and personnel to engage in other business activities, including the management of other entities, may reduce the time our Manager, its officers and personnel spend managing us. Furthermore, although our independent directors have the ability to terminate our management agreement in the case of a material breach of a term of the agreement by our Manager, because our officers and some of our directors are employed by our Manager and Provident, our independent directors may be less willing to enforce vigorously the provisions of our management agreement against our Manager because the loss of the key personnel provided to us pursuant to our management agreement would have an adverse effect on our operations. Furthermore, the termination of our strategic alliance agreement or the loss of any of the key personnel of Provident would have an adverse effect on certain aspects of our business.

Our Manager, an affiliate of Provident, is a newly formed Delaware limited liability company. While Provident’s business strategy focuses primarily on the origination of mortgage loans and the servicing of high-quality mortgage loans, we intend to focus on the acquisition of Agency RMBS, non-conforming residential mortgage loans, including Jumbo loans, Non-Agency RMBS and other mortgage-related assets. We also intend, subject to market conditions, to follow a predominantly long-term buy and hold strategy, whereas Provident generally seeks to sell the mortgage loans that it originates. Provident may, however, retain loans and other assets for investment and there may be situations where we compete, subject to the terms of our strategic alliance agreement, with affiliates of Provident for opportunities to acquire our target assets. Provident is under no obligation, under the terms of the strategic alliance agreement or otherwise, to offer assets to us in sufficient quantities and Provident may offer assets to third parties without offering such assets to us. To the extent that we have capacity to acquire assets, we will notify Provident of such capacity and desire for additional assets and we expect that Provident will offer assets to us, although it is under no obligation to do so upon our request. We expect to purchase all assets that Provident offers to us, subject to our asset acquisition guidelines, return parameters, available capacity and risk management profile.

We, our Manager and Provident have established certain policies and procedures that are designed to manage potential conflicts of interest between us and our Manager, Provident and their respective affiliates. Pursuant to our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. Currently, two such affiliates of Provident are Provident Mortgage Trust, Inc., or PMT, a private REIT that invests in Agency RMBS, Non-Agency RMBS, IO Strips and mortgage loans (primarily fixed-rate home equity term loans), 85% of the outstanding common stock of which is owned by Craig Pica, the Chairman of our board of directors, and CFSB, which is 89% owned by Craig Pica. Provident has a mortgage loan purchase and servicing agreement with PMT pursuant to which Provident may sell, subject to our strategic alliance agreement, mortgage loans to PMT, from time to time through specific commitments, and Provident retains all of the servicing rights and sub-services the mortgage loans. In addition, under a fulfillment agreement, or the fulfillment agreement, between Provident and CFSB, CFSB has the right to underwrite and fund loans where the borrower has locked their interest rate with Provident. Further, under the fulfillment agreement, Provident performs loan processing and secondary marketing services, including making the sole decision on the sale of such loans. Although CFSB owns the loans, under our strategic alliance agreement, Provident must first offer such loans to us before offering such loans to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. However, if CFSB decides to retain such loans for investment, then we will not be given the opportunity to purchase such loans. To the extent that we purchase assets from Provident, under the terms of our strategic alliance agreement, such assets will be purchased at fair value. In general, at the time Provident offers us an asset, Provident will be required to provide us with information, to the extent available, relating to any bids received or bids available on Bloomberg, Tradeweb Markets LLC’s Tradeweb platform, or Tradeweb, or a similar service. After reviewing any such information, we will make an offer to purchase such asset from Provident and Provident will decide whether to sell the asset to us. If Provident decides not to sell the asset to us, Provident may not sell the asset to another entity for equal to or less than the price offered by us without first re-offering the asset to us. To the extent such price quote is not available, the assets will be purchased by us at prices validated by an independent third party selected from time to time by a majority of our independent directors, which selection will be subject to Provident’s reasonable consent. There can be no assurance that the policies and procedures that have been established by us, our Manager and Provident will be effective in managing potential conflicts of interest. In addition, it is possible in the future that Provident, our Manager and their respective affiliates may have clients that compete directly with us for opportunities.

Our Manager is able to follow broad asset acquisition guidelines established by our board of directors and has significant latitude within those guidelines to determine the assets that are appropriate for us. Our board of directors will periodically review our asset acquisition guidelines and our portfolio of assets. However, our board of directors will not review every decision. Furthermore, in conducting its periodic reviews, our board of directors will rely primarily upon information provided to the board of directors by our Manager and its affiliates.

We have agreed to pay our Manager a base management fee that is not tied to our performance and an incentive fee that is based entirely on our performance. This compensation-based arrangement may cause our Manager to acquire assets with higher yield potential, which are generally riskier or more speculative. The base management fee component may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. The performance-based incentive fee component may cause our Manager to place undue emphasis on the maximization of Core Earnings, including through the use of leverage, at the expense of other criteria, such as preservation of capital, to achieve higher incentive distributions. This could result in increased risk to the value of our portfolio of assets.

We do not have a policy that expressly prohibits our directors, officers, securityholders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual conflict of interest with us.

OPERATING AND REGULATORY STRUCTURE

REIT qualification

In connection with this offering, we intend to elect to qualify as a REIT under the Internal Revenue Code, commencing with our taxable year ending December 31, 2012. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and we intend to operate in a manner that will enable us to meet the requirements for qualification and taxation as a REIT. To qualify as a REIT, we must meet on a continuing basis, through organizational and actual investment and operating results, various requirements under the Internal Revenue Code relating to, among others, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we failed to qualify as a REIT. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. Any distributions paid by us generally will not be eligible for taxation at the preferred U.S. federal income tax rates that currently apply (through 2012) to certain distributions received by individuals from taxable corporations.

1940 Act exemption

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. We intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of our total assets on an unconsolidated basis will consist of “investment securities.” The securities issued to us by any wholly owned or majority owned subsidiary that we may form in the future that is excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with the 40% test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly owned and majority owned subsidiaries, we will be primarily engaged in the non investment company businesses of these subsidiaries.

If the value of our investments in our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain their exceptions or exemptions from the 1940 Act, we may have to register under the 1940 Act and could become subject to substantial regulation with respect to our capital structure (including the ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

We expect PMCA Asset I, LLC to qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition, certain of our other subsidiaries that we may form in the future also may qualify for the Section 3(c)(5)(C) exemption. This exemption generally means that at least 55% of each such subsidiary’s portfolios must be comprised of qualifying assets and at least 80% of our portfolio must be comprised of qualifying assets and real estate related assets under the 1940 Act. Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency RMBS, that the SEC staff in various no action letters has determined are the functional equivalent of mortgage loans for the purposes of the 1940 Act. We intend to treat as real estate related assets Non-Agency RMBS, debt and equity securities of companies primarily engaged in real estate businesses, agency partial pool certificates and securities issued by pass through entities of which substantially all of the assets consist of qualifying assets and/or real estate related assets. Although we intend to monitor our portfolio periodically and prior to each investment acquisition, there can be no assurance that we will be able to maintain this exemption from registration for each of these subsidiaries.

Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain ABS and real estate companies or in assets not related to real estate.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF OUR COMMON STOCK

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our charter prohibits, with certain exceptions, any person or entity from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of any class or series of preferred stock. Subject to certain limitations, our board of directors may, in its sole discretion, waive the 9.8% ownership limit or establish a different limitation on ownership, or the excepted holder limit, with respect to a particular person if, among other requirements, it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our board of directors has established an excepted holder limit for our Manager that allows our Manager to own up to 10.75% of the outstanding shares of our common stock, as described in “Description of Stock—Restrictions on Ownership and Transfer.” Our charter also prohibits any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT.

Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer of shares of our capital stock would result in our capital stock being beneficially owned by fewer than 100 persons or a transfer to a charitable trust as described above would be ineffective for any reason to prevent a violation of the other restrictions on ownership and transfer of our stock, the transfer resulting in such violation will be void from the time of such purported transfer.

The offering

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option).

Common stock to be outstanding after this offering	shares.(1)

Use of proceeds	We plan to use substantially all of the net proceeds of this initial public offering and the concurrent private placement to acquire an initial portfolio of assets consisting primarily of shorter duration Agency RMBS and IO Strips. See “Use of Proceeds.”

Distribution policy	We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our taxable income. We plan to pay our first dividend in respect of the period from the closing of this offering through , 2012.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

We cannot assure you that we will make any distributions to our stockholders.

Proposed NYSE symbol	“PMCA”

(1) Includes           shares of our common stock to be sold to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team in a concurrent private placement. Excludes (A)           shares of our common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option; and (B)           shares of restricted common stock available for future issuance under our 2012 equity incentive plan in an aggregate amount of up to     % of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be issued in the concurrent private placement and shares to be sold pursuant to the underwriters’ exercise of their over-allotment option) at the time of the award, subject to a ceiling of           shares available for issuance under the plan. See “Our Management—2012 Equity Incentive Plan.”

Ownership and transfer restrictions	To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of common stock, or 9.8% by value or number of shares, whichever is more restrictive, of our outstanding shares of any class or series of preferred stock. Our board of directors has established an excepted holder limit for our Manager that allows our Manager to own up to 10.75% of the outstanding shares of our common stock. See “Description of Stock—Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

OUR CORPORATE INFORMATION

Our principal executive offices are located at 851 Traeger Avenue, Suite 380, San Bruno, California 94066. Our telephone number is (855) 653-4300. Our website is www.pmca-reit.com. The contents of our website are not a part of this prospectus. The information on the website is not intended to form a part of or be incorporated by reference into this prospectus.

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully read and consider the following risk factors and all other information contained in this prospectus before making a decision to purchase our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and could result in a partial or complete loss of your investment.

RISKS RELATED TO OUR BUSINESS

We have no operating history and may not be able to successfully operate our business or generate sufficient revenue to make or sustain distributions to our stockholders.

We were incorporated on March 2, 2011 and have no operating history. As of the date of this prospectus, we have not commenced any operations other than organizing our company. We currently have no assets and will not commence operations until we have completed this offering and the concurrent private placement. We cannot assure you that we will be able to successfully operate our business or implement our operating policies and strategies as described in this prospectus. There can be no assurance that we will be able to generate sufficient returns to pay our operating expenses and make satisfactory distributions to our stockholders or any distributions at all. The results of our operations and our ability to make or sustain distributions to our stockholders depend on several factors, including the availability of opportunities for the attractive acquisition of assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the real estate market, the financial markets and economic conditions.

Difficult and volatile conditions in the mortgage and residential real estate markets as well as the broader financial markets may cause us to experience market losses related to our asset portfolio and there can be no assurance that we will be successful in implementing our business strategies amidst these conditions.

Our results of operations may be materially affected by conditions in the market for mortgages and mortgage-related assets, including RMBS, as well as the residential real estate market, the financial markets and the economy generally. Continuing concerns about the mortgage market and a declining real estate market, as well as inflation, energy costs, geopolitical issues, unemployment and the availability and cost of credit, have contributed to increased volatility and diminished expectations for the economy and markets going forward. In particular, the U.S. residential mortgage market has been severely affected by changes in the lending landscape and has experienced defaults, credit losses and significant liquidity concerns, and there is no assurance that these conditions have stabilized or that they will not worsen. Certain commercial banks, investment banks and insurance companies have announced extensive losses from exposure to the residential mortgage market. These factors have impacted investor perception of the risk associated with residential mortgage loans, RMBS, real estate-related securities and various other assets we may acquire. As a result, values for residential mortgage loans, RMBS, real estate-related securities and various other assets we may acquire have experienced volatility which could result in sudden declines in their value. Declines in the value of our asset portfolio, or perceived market uncertainty about the value of our assets, would likely make it difficult for us to obtain financing on favorable terms or at all. Our profitability may be materially adversely affected if we are unable to obtain cost-effective financing. A continuation or increase in the volatility and deterioration in the broader residential mortgage and RMBS markets as well as the broader financial markets may adversely affect the performance and market value of our assets, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

Risk factors

Actions of the U.S. government, including the U.S. Congress, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing or reforming the financial markets, or market response to those actions, may not achieve the intended effect or benefit our business, and may adversely affect our business.

In response to the financial issues affecting the banking system and financial markets and going concern threats to commercial banks, investment banks and other financial institutions, the Emergency Economic Stabilization Act, or EESA, was enacted by the U.S. Congress in 2008. There can be no assurance that the EESA or any other U.S. government actions will have a beneficial impact on the financial markets. To the extent the markets do not respond favorably to any such actions by the U.S. government or such actions do not function as intended, our business may not receive the anticipated positive impact from the legislation and such result may have broad adverse market implications.

In July 2010, the U.S. Congress enacted the Dodd Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, in part to impose significant investment restrictions and capital requirements on banking entities and other organizations that are significant to U.S. financial markets. For instance, the Dodd-Frank Act will impose significant restrictions on the proprietary trading activities of certain banking entities and subject other systemically significant organizations regulated by the U.S. Federal Reserve to increased capital requirements and quantitative limits for engaging in such activities. The Dodd-Frank Act also seeks to reform the asset-backed securitization market (including the RMBS market) by requiring the retention of a portion of the credit risk inherent in the pool of securitized assets and by imposing additional registration and disclosure requirements. Certain of the new requirements and restrictions exempt Agency RMBS, other government issued or guaranteed securities and other securities. Nonetheless, the Dodd-Frank Act also imposes significant regulatory restrictions on the origination of residential mortgage loans. While the full impact of the Dodd-Frank Act cannot be assessed until implementing regulations are released, the Dodd-Frank Act’s extensive requirements may have a significant effect on the financial markets, and may affect the availability or terms of financing from our lender counterparties and the availability or terms of RMBS, which may require greater retention of the securitization assets than initially anticipated, both of which may have an adverse effect on our business.

In addition, the U.S. government, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur or what affect, if any, such actions could have on our business, results of operations and financial condition. We expect the U.S. government will gradually withdraw its support of the real estate markets, the overall U.S. economy, capital markets and mortgage markets, although we remain uncertain about the timing, process and implications of withdrawal. Until more information is available, it is difficult to accurately anticipate the timing of that withdrawal or anticipate the implications of that withdrawal. It is possible that our earnings, cash flows, dividends and liquidity will be negatively affected by actions taken to implement this withdrawal.

Mortgage loan modification and refinance programs, future legislative action, changes in the requirements necessary to qualify for refinancing mortgage loans with Fannie Mae, Freddie Mac or Ginnie Mae and other actions and changes may adversely affect the value of, and the returns on, the assets in which we intend to acquire.

The U.S. government, through the FHA, the Federal Deposit Insurance Corporation, or FDIC, and the U.S. Treasury, has commenced or proposed implementation of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures. These loan modification and refinance programs, future U.S. federal, state and/or local legislative or regulatory actions that result in the modification of outstanding mortgage loans, as well as changes in the requirements necessary to qualify for refinancing mortgage loans with Fannie Mae, Freddie Mac or Ginnie Mae, may adversely affect the value of, and the returns on, residential mortgage loans, RMBS, real estate-related securities and various other asset classes in which we may invest. In addition to the foregoing, the U.S. Congress and/or various states and

Risk factors

local legislators may enact additional legislation or regulatory action designed to address the current economic crisis or for other purposes that could have a material adverse effect on our ability to execute our business strategies.

The conservatorship of Fannie Mae and Freddie Mac, their reliance on the U.S. government for solvency and any changes in laws and regulations affecting Fannie Mae and Freddie Mac and their relationship with the U.S. government may adversely affect our business.

Due to increased market concerns about Fannie Mae and Freddie Mac’s ability to withstand future credit losses associated with securities on which they provide guarantees and hold in their investment portfolios without the direct support of the U.S. government, on July 30, 2008, the U.S. Congress passed the Housing and Economic Recovery Act of 2008. On September 7, 2008, the Federal Housing Finance Agency, or the FHFA, placed Fannie Mae and Freddie Mac into conservatorship and, together with the U.S. Treasury, established a program designed to boost investor confidence in Fannie Mae and Freddie Mac by supporting the availability of mortgage financing and protecting taxpayers. The U.S. government program includes contracts between the U.S. Treasury and each Agency to seek to ensure that each enterprise maintains a positive net worth. Each contract provides for the provision of cash by the U.S. Treasury to the applicable Agency if FHFA determines that its liabilities exceed its assets. Both Fannie Mae and Freddie Mac have drawn down on these contracts and indicated that they believe they will need to request additional draws but it is possible that the draw requests will not be granted. Although the U.S. government has described some specific steps that it intends to take as part of the conservatorship process, efforts to stabilize these entities may not be successful and the outcome and impact of these events remain highly uncertain.

The placement of Fannie Mae and Freddie Mac into conservatorship has changed the relationship between Fannie Mae and Freddie Mac and the U.S. government. As a result of their agreements with the U.S. Treasury, Fannie Mae and Freddie Mac were permitted to increase their respective retained portfolios of mortgages and residential RMBS to $900 billion by December 31, 2009, but then must reduce their respective portfolios by at least 10% annually from the prior year’s maximum until each reaches $250 billion. Future legislation could further change the relationship between Fannie Mae and Freddie Mac and the U.S. government, and could also nationalize or eliminate such entities entirely. Several government officials have recommended abolishing Fannie Mae and Freddie Mac in their current form in favor of a whole new system of housing finance.

The problems faced by Fannie Mae and Freddie Mac resulting in their being placed into conservatorship have stirred debate among some U.S. federal policy makers regarding the continued role of the U.S. government in providing liquidity for mortgage loans. On February 11, 2011, the U.S. Treasury issued a White Paper titled “Reforming America’s Housing Finance Market,” or the Housing Report, which lays out, among other things, proposals to limit or potentially wind down the role that Fannie Mae and Freddie Mac play in the mortgage market. Any such proposals, if enacted, may have broad adverse implications for the related mortgage and RMBS market and for our business, operations and financial condition. We expect such proposals to be the subject of significant discussion and it is not yet possible to determine whether or when such proposals may be enacted, what form any final legislation or policies might take and how proposals, legislation or policies emanating from the Housing Report may impact the mortgage and RMBS market and our business, operations and financial condition. We are evaluating, and will continue to evaluate, the potential impact of the proposals set forth in the Housing Report.

Any changes to the nature of their guarantee obligations could redefine what constitutes an Agency mortgage-backed security and could have broad adverse implications for the market and our business, operations and financial condition. If Fannie Mae or Freddie Mac are eliminated, or their structures change radically (i.e., limitation or removal of the guarantee obligation), we may be unable to acquire additional Agency RMBS. A reduction in the supply of Agency RMBS could negatively affect the pricing of Agency RMBS by reducing the spread between the interest we earn on our portfolio of Agency RMBS and our cost of financing that portfolio.

Risk factors

In December 2011, the U.S. Congress passed a law that increased the guarantee fees on mortgages sold to the Agencies by 10 bps. This increase will be effective on April 1, 2012 and will likely result in increased interest rates to borrowers. Additional guarantee increases could materially reduce mortgage origination volume, which could negatively impact our business.

Although the Treasury previously committed capital to Fannie Mae and Freddie Mac through 2012, and in the Housing Report the U.S. Treasury committed to providing sufficient capital to enable Fannie Mae and Freddie Mac to meet their current and future guarantee obligations, there can be no assurance that these actions will be adequate for their needs. If these actions are inadequate, Fannie Mae and Freddie Mac could continue to suffer losses and could fail to honor their guarantees and other obligations. Furthermore, the current credit support provided by the U.S. Treasury to Fannie Mae and Freddie Mac, and any additional credit support it may provide in the future, could have the effect of lowering the interest rates we expect to receive from RMBS, and tightening the spread between the interest we earn on our RMBS and the cost of financing those assets.

Future policies that change the relationship between Fannie Mae and Freddie Mac and the U.S. government, including those that result in their winding down, nationalization, privatization or elimination, may create market uncertainty and have the effect of reducing the actual or perceived credit quality of securities issued or guaranteed by Fannie Mae or Freddie Mac. As a result, such policies could increase the risk of loss on investments in Agency RMBS guaranteed by Fannie Mae and/or Freddie Mac. It also is possible that such policies could adversely impact the market for such securities and spreads at which they trade. All of the foregoing could materially and adversely affect our business, operations and financial condition.

Many of our assets may be illiquid, which may adversely affect our business, including our ability to value and sell our assets.

We may acquire assets or other instruments that are not liquid, including mortgage loans, securities and other instruments that are not publicly traded. As a result, it may be difficult or impossible to obtain or validate third party pricing on the assets we purchase. Illiquid assets typically experience greater price volatility, as a ready market does not exist, and can be more difficult to value. The illiquidity of our assets may make it difficult for us to sell such assets if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our assets. To the extent that we utilize leverage to finance our purchase of assets that are or become illiquid and then need to sell such assets in a short period of time for cash, the negative impact of those sales could be exacerbated. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Loss of our 1940 Act exemption would adversely affect us, the market price of shares of our common stock and our ability to distribute dividends, and could result in the termination of our management agreement with our Manager.

We intend to conduct our operations so as not to become required to register as an investment company under the 1940 Act. Certain of our subsidiaries intend to rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally means that at least 55% of each such subsidiary’s portfolio must be comprised of qualifying assets and at least 80% of its portfolio must be comprised of qualifying assets and real estate-related assets under the 1940 Act. Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency RMBS, that are considered the functional equivalent of mortgage loans for the purposes of the 1940 Act. Specifically, we expect each of our subsidiaries relying on Section 3(c)(5)(C) to invest at least 55% of its assets in mortgage loans, RMBS that represent the entire ownership in a pool of mortgage loans and other interests in real estate that constitute

Risk factors

qualifying assets in accordance with the U.S. Securities and Exchange Commission, or the SEC, staff guidance and approximately an additional 25% of its assets in other types of mortgages, RMBS, securities of REITs and other real estate-related assets. As a result of the foregoing restrictions, we will be limited in our ability to make certain investments.

The SEC recently solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the 1940 Act, including the nature of the assets that qualify for purposes of the exemption and leverage used by mortgage related vehicles. There can be no assurance that the laws and regulations governing the 1940 Act status of companies primarily owning real estate related assets, including the SEC or its Staff providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. To the extent that the SEC or its staff provides more specific or different guidance, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain our exemption from registering as an investment company under the 1940 Act. If we or one or more of our subsidiaries fail to qualify for an exemption or exception from the 1940 Act in the future, we could be required to restructure our activities or the activities of our subsidiaries, including effecting sales of assets in a manner that, or at a time when, we would not otherwise choose to do so, which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions. The sale could occur during adverse market conditions, and we could be forced to accept a price below that which we believe is appropriate. In addition, if we or one or more of our subsidiaries fail to maintain compliance with the applicable exemptions or exceptions and we do not have another basis available to us on which we may avoid registration, we may have to register under the 1940 Act. This could subject us to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification, industry concentration and other matters. The loss of our 1940 Act exemption would also permit our Manager to terminate our management agreement, which could result in a material adverse effect on our business and results of operations.

Rapid changes in the values of our target assets may make it more difficult for us to maintain our qualification as a REIT or our exemption from the 1940 Act.

If the market value or income potential of our target assets declines as a result of increased interest rates, prepayment rates, general market conditions, government actions or other factors, we may need to increase our real estate assets and income or liquidate our non-qualifying assets to maintain our REIT qualification or our exemption from the 1940 Act. If the decline in real estate asset values or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-real estate assets we may own. We may have to make decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

We expect to use leverage in executing our business strategy, which may adversely affect our return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable.

We expect to use leverage to finance our assets through borrowings from a number of sources, including repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities). The level and sources of our leverage may vary based on the particular characteristics of our asset portfolio, the availability of applicable sources and on market conditions. The amount of leverage we may employ for particular assets will depend upon the availability of financing and our Manager’s assessment of the credit and other risks of those assets. The percentage of leverage will vary over time depending on our ability to enter into repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities), available credit limits and financing

Risk factors

rates, type and/or amount of collateral required to be pledged and our assessment of the appropriate amount of leverage for the particular assets we are funding.

The capital and credit markets have been experiencing volatility and disruption since 2008. Our access to capital depends upon a number of factors over which we have little or no control, including:

➢	general market conditions;

➢	the market’s view of the quality and liquidity of our assets;

➢	the market’s perception of our growth potential;

➢	our current and potential future earnings and cash distributions; and

➢	the market price of shares of our common stock.

In addition, volatility and disruption in the financial markets, the residential mortgage markets and the economy generally could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing.

The return on our assets and cash available for distribution to our stockholders may be reduced to the extent that market conditions prevent us from leveraging our assets or increase the cost of our financing relative to the income that can be derived from the assets acquired. Our financing costs will reduce cash available for distributions to stockholders. We may not be able to meet our financing obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to liquidation or sale to satisfy the obligations.

We may depend on repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing.

We expect to use repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) as a strategy to increase the return on our assets. However, we may not be able to use such leverage for a number of reasons, including if our lenders do not make financing available to us at acceptable rates, our lenders require that we pledge additional collateral to cover our borrowings, which we may be unable to do, certain of our lenders fail or are otherwise unable to or unwilling to provide financing to us or we determine that leverage would expose us to excessive risk.

Our ability to fund our asset acquisitions may be impacted by our ability to secure repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) on acceptable terms. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing. For example, the term of a repurchase transaction under a master repurchase agreement is typically 30 to 60 days. To date, we have entered into master repurchase agreements with UBS Securities LLC, Deutsche Bank Securities Inc., Jefferies & Company, Inc. and Guggenheim Securities, LLC, each of which is an underwriter in this offering, and we have also entered into repurchase agreements with Barclays Capital Inc., J.P. Morgan Securities LLC, Nomura Securities International, Inc. and RBS Securities Inc., which we intend to use for the purchase of Agency RMBS and IO Strips. However, this financing is uncommitted and the continuation of such financing cannot be assured. Therefore, we can provide no assurance that lenders will be willing or able to provide us with sufficient financing. In addition, because repurchase agreements and warehouse facilities are short-term commitments of capital, lenders may respond to market conditions making it more difficult for us to secure continued financing. During certain periods of the credit cycle, lenders may curtail their willingness to provide financing. If we are not able to renew our then existing facilities or arrange for new financing on terms acceptable to us, or if we default on our covenants or are otherwise unable to access funds under any of these facilities, we may have to curtail our asset acquisition activities and/or dispose of assets.

Risk factors

It is possible that the lenders that will provide us with financing could experience changes in their ability to advance funds to us, independent of our performance or the performance of our portfolio of assets. Furthermore, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing we will receive under our repurchase agreements and warehouse facilities will be directly related to the lenders’ valuation of the assets that secure the outstanding borrowings. Typically, repurchase agreements and warehouse facilities grant the respective lender the absolute right to reevaluate the market value of the assets that secure outstanding borrowings at any time.

The current dislocations in the residential mortgage sector have caused many lenders to tighten their lending standards, reduce their lending capacity or exit the market altogether. Further contraction among lenders, insolvency of lenders or other general market disruptions could adversely affect one or more of our potential lenders and could cause one or more of our potential lenders to be unwilling or unable to provide us with financing on attractive terms or at all. This could increase our financing costs and reduce our access to liquidity. If one or more major market participants fails or otherwise experiences a major liquidity crisis, as was the case for Bear Stearns & Co. in March 2008 and Lehman Brothers Holdings Inc. in September 2008, and is currently the case with respect to certain lenders that have been impacted by the European sovereign debt crisis, it could negatively impact the marketability of all fixed income securities, including our target assets, and this could negatively impact the value of the assets we acquire, thus reducing our net book value. Furthermore, if many of our potential lenders are unwilling or unable to provide us with financing, we could be forced to sell our assets at an inopportune time when prices are depressed.

The repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) that we may use to finance our asset acquisitions may require us to provide additional collateral and may restrict us from leveraging our assets as desired. We may be subject to margin calls as a result of our financing activity.

We will use repurchase agreements, warehouse facilities, securitizations and bank credit facilities to finance our asset acquisitions. Our repurchase agreements are uncommitted and the counterparty may refuse to advance funds under the agreements to us. If the market value of the loans or securities pledged or sold by us to a funding source decline in value, the lending institution has the right to initiate a margin call in its sole discretion, which would require us to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so. Posting additional collateral will reduce our liquidity and our ability to make distributions to our stockholders and limit our ability to leverage our assets, which could adversely affect our business and could cause the value of our common stock to decline.

We may be forced to sell assets at significantly depressed prices to meet margin calls, post additional collateral and to maintain adequate liquidity, which could cause us to incur losses. Moreover, to the extent we are forced to sell assets at such time, given market conditions, we may be selling at the same time as others facing similar pressures, which could exacerbate a difficult market environment and which could result in our incurring significantly greater losses on our sale of such assets. In an extreme case of market duress, a market may not even be present for certain of our assets at any price. In the event we do not have sufficient liquidity to meet margin calls and post additional collateral, lending institutions can accelerate repayment of our indebtedness, increase our borrowing rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the U.S. Bankruptcy Code. In the event of our bankruptcy, our borrowings may qualify for special treatment under the U.S. Bankruptcy Code. This special treatment would allow the lenders under these agreements to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to liquidate

Risk factors

the collateral under these agreements without delay. See “—Our rights under our repurchase agreements may be subject to the effects of the bankruptcy laws in the event of our or our lenders’ bankruptcy or insolvency under the repurchase agreements.” Further, financial institutions may require us to maintain a certain amount of cash that is not invested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, then, as described above, our financial condition could deteriorate rapidly.

We expect that certain of our financing facilities may contain covenants that restrict our operations and may inhibit our ability to grow our business and increase revenues.

We expect that certain of our financing facilities may contain restrictions, covenants and representations and warranties that, among other things, may require us to satisfy specified financial, asset quality, loan eligibility and loan performance tests. If we fail to meet or satisfy any of these covenants or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. We also expect that some of our financing agreements will contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

The covenants and restrictions we expect in our financing facilities may restrict our ability to, among other things:

➢	incur or guarantee additional debt;

➢	make certain investments or acquisitions;

➢	make distributions on or repurchase or redeem capital stock;

➢	engage in mergers or consolidations;

➢	finance mortgage loans with certain attributes;

➢	reduce liquidity below certain levels;

➢	grant liens or incur operating losses for more than a specified period;

➢	enter into transactions with affiliates; and

➢	hold mortgage loans for longer than established time periods.

These restrictions may interfere with our ability to obtain financing, including the financing needed to acquire assets necessary for our qualification as a REIT, or to engage in other business activities, which may significantly limit or harm our business, financial condition, liquidity and results of operations. A default and resulting repayment acceleration could significantly reduce our liquidity, which could require us to sell our assets to repay amounts due and outstanding. This could also significantly harm our business, financial condition, results of operations, and our ability to make distributions, which could cause the value of our common stock to decline. A default will also significantly limit our financing alternatives such that we will be unable to pursue our leverage strategy, which could curtail the returns on our assets.

We expect to be subject to the risks inherent in the use of repurchase agreements.

When we enter into repurchase agreements, we sell mortgage loans or securities to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same assets back to us at the end of the term of the transaction. Because the cash we receive from the lender when we initially sell the assets to the lender is less than the value of those assets (this difference is referred to as the haircut), if the lender defaults on its obligation to resell the same assets back to us we could incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the assets). We could also lose money on a repurchase agreement if the value of the underlying assets has

Risk factors

declined as of the end of the term of the agreement, as we would have to repurchase the assets for their initial value but would receive assets worth less than that amount. In addition, repurchase agreements generally allow the counterparties, to varying degrees, to determine a new market value of the collateral to reflect current market conditions. If such counterparties determine that the value of the collateral has decreased, it may initiate a margin call and require us to either post additional collateral to cover such decrease or repay a portion of the outstanding borrowing. We may not have the funds available to satisfy any such margin calls and, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses. The satisfaction of such margin calls may reduce cash flow available for distribution to our stockholders. See “—The repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) that we may use to finance our asset acquisitions may require us to provide additional collateral and may restrict us from leveraging our assets as desired. We may be subject to margin calls as a result of our financing activity.” Further, if we default on one of our obligations under a repurchase agreement, the lender may be able to terminate the transaction and cease entering into any other repurchase transactions with us. Repurchase agreements may contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. Any losses we incur on our repurchase agreements could adversely affect our earnings and thus our cash available for distribution to our stockholders. Any reduction in distributions to our stockholders may cause the value of our common stock to decline.

Our rights under our repurchase agreements may be subject to the effects of the bankruptcy laws in the event of our or our lenders’ bankruptcy or insolvency under the repurchase agreements.

In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

An increase in our borrowing costs relative to the interest we receive on our leveraged assets may adversely affect our profitability and our cash available for distribution to our stockholders.

As our repurchase agreements and other short-term borrowings mature, we will be required either to enter into new borrowings or to sell certain of our assets. An increase in short-term interest rates at the time that we seek to enter into new borrowings would reduce the spread between the returns on our assets and the cost of our borrowings. This would adversely affect the returns on our assets, which might reduce earnings and, in turn, cash available for distribution to our stockholders.

Our securitizations will expose us to additional risks.

We may securitize certain of our portfolio assets to generate cash for funding new assets. We expect to structure these transactions either as financing transactions or as sales for GAAP. In each such transaction, we expect to convey a pool of assets to a special purpose vehicle, the issuing entity, and the issuing entity will issue one or more classes of non-recourse notes pursuant to the terms of an indenture. The notes will be secured by the pool of assets. In exchange for the transfer of assets to the issuing entity, we will receive the

Risk factors

cash proceeds of the sale of non-recourse notes and a 100% interest in the equity of the issuing entity. The securitization of our portfolio assets might magnify our exposure to losses on those portfolio assets because any equity interest we retain in the issuing entity would be subordinate to the notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the notes experience any losses. Moreover, there can be no assurance that we will be able to access the securitization market, including with respect to our Jumbo and other non-conforming loans, or be able to do so at favorable rates. The inability to securitize our asset portfolio could hurt our performance and our ability to grow our business.

Rating agencies can affect our ability to execute a securitization transaction, or reduce the returns we would otherwise expect to earn from executing securitization transactions, not only by deciding not to publish ratings for our securitization transaction, but also by altering the criteria and process they follow in publishing ratings. Rating agencies could alter their ratings processes or criteria after we have accumulated loans for securitization in a manner that effectively reduces the value of those previously acquired loans or requires that we incur additional costs to comply with those processes and criteria.

Furthermore, other matters, such as (i) accounting standards applicable to securitization transactions and (ii) capital and leverage requirements applicable to banks and other regulated financial institutions holding RMBS, could result in less investor demand for securities issued through securitization transactions we execute or increased competition from other institutions that execute securitization transactions.

If we acquire and subsequently re-sell any mortgage loans, we may be required to repurchase such loans or indemnify investors if we breach representations and warranties.

If we acquire and subsequently re-sell any mortgage loans, we would generally be required to make customary representations and warranties about such loans to the loan purchaser. Residential mortgage loan sale agreements and terms of any securitizations into which we may sell loans will generally require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against an originating broker or correspondent. A correspondent is a third party that originates correspondent loans, which represent loans originated and funded by a third party, which are subsequently underwritten and purchased by Provident generally within 60 days of funding by that third party. Repurchased loans are typically worth only a fraction of the original price. Significant repurchase activity could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

If we issue senior securities, we will be exposed to additional risks and holders of our senior securities will have more rights than our stockholders.

If we decide to issue senior debt securities in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Holders of senior debt securities may be granted specific rights, including the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to require approval to sell assets. Additionally, any preferred stock or convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities.

Risk factors

We may change any of our strategies, policies or procedures without stockholder notice or consent, which could result in our making asset acquisitions or incurring borrowings that are different from, and possibly riskier than, those described in this prospectus.

We may change any of our strategies, policies or procedures with respect to asset acquisitions, asset allocation, growth, operations, indebtedness, financing strategy and distributions at any time without giving notice to, or the consent of, our stockholders, which could result in our making asset acquisitions or incurring borrowings that are different from, and possibly riskier than, those types described in this prospectus. A change in our asset acquisition or leverage strategies may increase our exposure to credit risk, interest rate risk, financing risk, margin risk, default risk, counterparty risk and real estate market fluctuations. Decisions to employ additional leverage could increase the risk inherent in our asset acquisition strategy. Furthermore, a change in our asset allocation could result in our making acquisitions in asset categories different from those described in this prospectus. In addition, our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to qualify as a REIT. These changes could adversely affect our financial condition, results of operations, the market value of our common stock and our ability to make distributions to our stockholders.

We operate in a highly competitive market and competition may result in reduced risk-adjusted returns.

We operate in a highly competitive market. Our profitability depends, in large part, on Provident’s ability to produce, and our ability to acquire, our target assets at favorable prices. In acquiring our target assets, we will compete with other mortgage REITs, institutional investors, real estate finance companies, savings and loan associations, public, private and mutual funds, commercial and investment banks, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do, giving them competitive advantages over us. Other REITs may raise significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for opportunities to acquire assets. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. Many of our competitors are not subject to the operating constraints associated with REIT qualification compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets and establish more relationships than us. Furthermore, competition for assets of the types and classes that we will seek to acquire may lead the price of such assets to increase, which may further limit our ability to generate desired returns. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations, resulting in fewer acquisitions of assets, higher prices, acceptance of greater risk, lower yields and a narrower spread of yields over our financing costs.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may negatively affect our operating results, which, in turn, could negatively affect the market price of our common stock and our ability to pay dividends.

Our business is highly dependent on the communications and information systems of our Manager and Provident. Any failure or interruption of the systems of our Manager or Provident could cause delays or other problems in our asset acquisitions, asset monitoring and securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders. In addition, if we lose access to the systems of our Manager or Provident because of a termination of our management agreement or otherwise, we would need to replace such systems or gain access to comparable systems, the cost of which may be significant.

Risk factors

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

Subject to maintaining our exemption from registration under the 1940 Act and our qualification as a REIT, part of our strategy may involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Hedging against interest rate exposure may materially adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

Subject to maintaining our exemption from registration under the 1940 Act and our qualification as a REIT, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level and volatility of interest rates, the type of assets held and other changing market conditions. We may use interest rate swap agreements, interest rate cap agreements, interest rate floor agreements, IO Strips or other financial instruments that we deem appropriate, including TBAs, as our hedging instruments. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

➢	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

➢	available interest rate hedges may not correspond directly with the interest rate risk for which protection is sought;

➢	the duration of the hedge may not match the duration of the related liability;

➢	the amount of income that a REIT may earn from certain hedging transactions (other than through TRSs) to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

➢	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

➢	the hedging counterparty owing money in the hedging transaction may default on its obligation to pay.

Our hedging transactions, which are intended to limit losses, may actually adversely affect our earnings, which could reduce our cash available for distribution to our stockholders.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default and we may risk the loss of any collateral we have pledged to secure our obligations under the hedge. Default by a party with whom we enter into a hedging transaction may also result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

Risk factors

We will be subject to the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which may be costly and challenging.

After we become a public company, our management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires our independent registered public accounting firm to deliver an attestation report on management’s assessment of, and the operating effectiveness of, our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which our registration statement becomes effective. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and incur significant expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weaknesses in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could lead to a decline in the trading price of our common stock.

The increasing number of proposed U.S. federal, state and local laws may affect certain mortgage-related assets which we intend to acquire and could increase our cost of doing business.

Legislation has been proposed which, among other provisions, could hinder the ability of a servicer to foreclose promptly on defaulted mortgage loans or would permit limited assignee liability for certain violations in the mortgage loan origination process, which could result in Provident or us being held responsible for violations in the mortgage loan origination process. We cannot predict whether or in what form the U.S. Congress or the various state and local legislatures may enact legislation affecting our business. We will evaluate the potential impact of any initiatives which, if enacted, could affect our practices and results of operations. We are unable to predict whether U.S. federal, state or local authorities will enact laws, rules or regulations that will require changes in our practices in the future, and any such changes could adversely affect our cost of doing business and profitability.

Compliance with changing regulations relating to corporate governance and public disclosure will result in increased compliance costs and pose challenges for our management team.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act, SEC regulations and NYSE listed company rules, have created uncertainty for public companies and significantly increased the compliance requirements, costs and risks associated with accessing the U.S. public markets. Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on us and, more generally, the financial services and mortgage industries. Additionally, we cannot predict whether there will be additional proposed laws or reforms that would affect us, whether or when such changes may be adopted, how such changes may be interpreted and enforced or how such changes may affect us. However, the costs of complying with any

Risk factors

additional laws or regulations could have a material adverse effect on our financial condition and results of operations.

Our risk management efforts may not be effective.

We could incur substantial losses and our business operations could be disrupted if we are unable to effectively identify, manage, monitor and mitigate financial risks, such as credit risk, interest rate risk, prepayment risk, liquidity risk and other market-related risks, as well as operational risks related to our business, assets and liabilities. Our risk management policies, procedures and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks we have identified or to identify additional risks to which we may become subject in the future.

We could be harmed by misconduct or fraud that is difficult to detect.

We are exposed to risks relating to misconduct by employees of our Manager or Provident, contractors used by our Manager or Provident or other third parties with whom we have relationships. For example, employees of our Manager or Provident could execute unauthorized transactions; use our assets improperly or without authorization; perform improper activities; use confidential information for improper purposes; or mis-record or otherwise try to hide improper activities from us. This type of misconduct can be difficult to detect and if not prevented or detected could result in claims or enforcement actions against us or losses. Accordingly, misconduct by employees, contractors or others could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Our controls may not be effective in detecting this type of activity.

Inadvertent errors could subject us to financial loss, litigation or regulatory action.

Employees of our Manager or Provident, contractors used by our Manager or Provident or other third parties with whom we have relationships may make inadvertent errors that could subject us to financial losses, claims or enforcement actions. These types of errors could include, but are not limited to, mistakes in executing, recording or reporting transactions we enter into. Inadvertent errors expose us to the risk of material losses until the errors are detected and remedied prior to the incurrence of any loss. The risk of errors may be greater for business activities that are new for us or have non-standardized terms.

Our business may be adversely affected if our reputation, the reputation of our Manager or Provident, or the reputation of counterparties with whom we associate is harmed.

Our business is subject to significant reputational risks. If we fail, or appear to fail, to address various issues that may affect our reputation, our business could be harmed. We may also be harmed by reputational issues facing our Manager or Provident. Issues could include real or perceived legal or regulatory violations or be the result of a failure in governance, risk-management, technology or operations. Similarly, market rumors and actual or perceived association with counterparties whose own reputation is under question could harm our business. Claims of employee misconduct, wrongful termination, adverse publicity, conflict of interests, ethical issues or failure to protect private information could also cause significant reputational damages. Such reputational damage could result not only in an immediate financial loss, but could also result in a loss of business relationships, the ability to raise capital and the ability to access liquidity through borrowing facilities.

RISKS ASSOCIATED WITH OUR MANAGEMENT AND OUR RELATIONSHIP WITH OUR MANAGER AND PROVIDENT

We are dependent on our Manager, Provident and their key personnel for our success, and we may not find a suitable replacement for our Manager if our management agreement is terminated, or if

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key personnel leave the employment of our Manager or Provident or otherwise become unavailable to us.

We have no separate facilities and are completely reliant on our Manager for our day-to-day management. Our Manager has significant discretion as to the implementation of our acquisition and operating policies and strategies. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the executive officers and key personnel of our Manager and Provident. The executive officers and key personnel of our Manager will evaluate, negotiate, structure, close and monitor our acquisitions of assets, and our success will depend on their continued service. Neither our Manager nor Provident maintains employment agreements with its executive officers or key personnel, including Provident’s founder and the Chairman of our board of directors, Craig Pica. The departure of any of the executive officers or key personnel of our Manager or Provident or the failure of our Manager or Provident to attract and retain key personnel could have a material adverse effect on our performance. In addition, we offer no assurance that our Manager will remain our manager or that we will continue to have access to our Manager’s principals and professionals. It is possible that in the future our Manager could be internalized by another entity or by us. In the event of an internalization of our Manager, there can be no assurance that any of our Manager’s principals or personnel would remain with our Manager or that we would continue to have access to them. The initial term of our management agreement with our Manager only extends until the third anniversary of the closing of this offering, with automatic one-year renewal terms starting on the third anniversary of the closing of this offering. If our management agreement is terminated and no suitable replacement is found to manage us or we are unable to find a suitable replacement on a timely basis, we may not be able to execute our business plan. Initially, we will have no employees. Each of our officers and non-independent directors is also an employee of our Manager and/or one of its affiliates, and most of them have responsibilities and commitments in addition to their responsibilities to us. Our Manager is not obligated to dedicate any of its personnel exclusively to us, nor is it or its personnel obligated to dedicate any specific portion of its or their time to our business, and our Manager is not prohibited from serving as Manager to another entity. Our Manager maintains a contractual as opposed to fiduciary relationship with us. No assurances can be given that our Manager will act in our best interests with respect to the allocation of personnel, services and resources to our business. The failure of any of the key personnel of our Manager or Provident to service our business with the requisite time and dedication could materially and adversely affect our ability to execute our business plan.

In addition, we will rely on the resources of Provident in the implementation and execution of our business strategy. In particular, we and our Manager will depend on Provident’s established operational platform, including its mortgage-origination capabilities, mortgage servicing skills, diligence, risk monitoring abilities and technology platforms of Provident to execute our business strategy. Our Manager will also have access to, among other things, Provident’s information technology, office space, legal, marketing and other back office functions. Provident is not obligated to provide us or our Manager access to its resources, including its operational platform. We offer no assurance that we and our Manager will continue to have access to Provident’s operational platform and if this platform becomes unavailable to us, we may not be able to execute our business plan. All of these factors increase the uncertainty and risk of investing in our common stock.

There are conflicts of interest in our relationship with our Manager, Provident and their respective affiliates, which could result in decisions that are not in the best interests of our stockholders.

We are subject to conflicts of interest arising out of our relationship with our Manager, Provident and their respective affiliates. Specifically, each of our officers and non-independent directors is also an employee of our Manager, Provident or one of their affiliates. Our Manager, Provident and our officers may have conflicts between their duties to us and their duties to, and interests in, our Manager, Provident and their respective affiliates, including PMT and CFSB. Our Manager is not required to devote a specific amount of time or the services of any particular individual to our operations, and our Manager is not prohibited from serving as

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Manager to another entity. Our Manager’s officers and personnel engage in other business and provide services to other parties, and we will compete with these other parties for our Manager’s and Provident’s resources and support. During turbulent conditions in the mortgage industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager’s personnel, entities for which they also act will likewise require greater focus and attention, placing their resources in high demand. In such situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if our Manager’s personnel did not act for other entities. The ability of our Manager, Provident and their officers and personnel to engage in other business activities may reduce the time they spend advising us.

There may also be conflicts in allocating assets that are suitable for us and other entities advised by or affiliated with our Manager, Provident and their respective affiliates, including PMT and CFSB. Other clients of our Manager, Provident and their respective affiliates, including PMT and CFSB, may, subject to our strategic alliance agreement, compete with us with respect to certain assets which we may want to acquire and, as a result, we may either not be presented with that opportunity or have to compete with such other clients to acquire these assets. For example, two such affiliates of Provident are PMT, a private mortgage REIT that invests in Agency RMBS, Non-Agency RMBS, IO Strips and mortgage loans (primarily fixed-rate home equity term loans), 85% of the outstanding common stock of which is owned by Craig Pica, and CFSB, which is 89% owned by Mr. Pica. Provident has a mortgage loan purchase and servicing agreement with PMT pursuant to which Provident may sell, subject to our strategic alliance agreement, mortgage loans to PMT, from time to time through specific commitments, and Provident retains all of the servicing rights and services the mortgage loans. In addition, Provident has a fulfillment agreement with CFSB. Under this agreement, CFSB has the right to underwrite and fund loans where the borrower has locked their interest rate with Provident. In addition, under the fulfillment agreement, Provident performs loan processing and secondary marketing services, including making the sole decision on the sale of such loans. Although CFSB owns the loans, under our strategic alliance agreement, Provident must first offer such loans to us before offering such loans to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. However, if CFSB decides to retain such loans for investment, then we will not be given the opportunity to purchase such loans. In addition, it is possible in the future that Provident, our Manager and their respective affiliates, including PMT and CFSB, may compete directly with us for opportunities. There may be certain situations where our Manager or Provident allocates assets that may be suitable for us to PMT, CFSB or other entities advised by or affiliated with our Manager, Provident or their affiliates instead of to us.

We will pay our Manager substantial management fees regardless of the performance of our portfolio. Our Manager’s entitlement to a base management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking assets that provide attractive risk-adjusted returns for our portfolio. This in turn could hurt both our ability to make distributions to our stockholders and the market price of our common stock. We may also pay our Manager incentive fees that are based, in part, on our Core Earnings. The opportunity to earn incentive fees based on Core Earnings may lead our Manager to place undue emphasis on the maximization of Core Earnings, including through the use of leverage, at the expense of other criteria, such as preservation of capital, to achieve higher incentive fees. Assets with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our portfolio of assets.

Concurrently with the closing of this offering, we expect that we will sell shares of our common stock to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in a separate private placement, at the initial public offering price per share, for a minimum aggregate investment of 5.0% of the gross proceeds of this offering, excluding the underwriters’ over-allotment option, up to $      million. The holders of the shares of our common stock purchased in the concurrent private placement may sell such shares at any time after following the date of this prospectus. To the extent that Provident and its affiliates, including members of our Manager’s senior

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management team, sell some of their shares, our Manager’s and Provident’s interests may be less aligned with our interests.

Our management agreement with our Manager and our strategic alliance agreement between us and Provident were not negotiated on an arm’s-length basis and may not be as favorable to us as if they had been negotiated with unaffiliated third parties. We generally may not terminate or elect not to renew our management agreement, even in the event of our Manager’s poor performance, without having to pay substantial termination fees.

Each of our officers and non-independent directors is also an employee of our Manager, Provident or one of their affiliates. Our management agreement with our Manager and our strategic alliance agreement with Provident, including the forms of agreements attached to the strategic alliance agreement, were negotiated between related parties and their terms, including fees payable, may not be as favorable to us as if they had been negotiated with unaffiliated third parties. We may also choose not to enforce, or to enforce less vigorously, certain of our rights under our management agreement, our strategic alliance agreement or other agreements we enter into with our Manager or Provident in an effort to maintain our ongoing relationship with our Manager or Provident, as the case may be.

Termination of our management agreement with our Manager without cause is difficult and costly. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, our management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock (other than shares held by members of our senior management team and affiliates of our Manager), based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us, or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide our Manager with 180 days prior notice of any such termination. We generally may not terminate or elect not to renew our management agreement, even in the event of our Manager’s poor performance, without having to pay substantial termination fees. Upon a termination without cause, our management agreement provides that we will pay our Manager a termination fee equal to three times the sum of (1) the average annual base management fee and (2) the average annual incentive fee earned by our Manager during the prior 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination. These provisions may increase the cost to us of terminating our management agreement and adversely affect our ability to terminate our Manager without cause.

Our Manager is only contractually committed to serve us until the third anniversary of the closing of this offering. Thereafter, our management agreement is automatically renewable on an annual basis; provided, however, that our Manager may terminate our management agreement annually upon 180 days prior notice. If our management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

The term of our strategic alliance agreement will extend for the longer of three years from the closing of this offering or until the date that is twelve months after an affiliate of Provident is no longer serving as our manager.

Pursuant to the terms of our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. To the extent that we purchase assets from Provident or any such fund or investment vehicle, under the terms of the strategic alliance agreement, such assets will

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be purchased at fair value. If Provident offers any such loan, security or right to a third party not affiliated with Provident instead or does not offer such loan, security or right at all, it will not be required to offer such loan, security or right to us. If Provident does not offer loans RMBS or MSRs (and/or participation interests in MSRs) to us in sufficient quantities, we will be required to purchase such loans, securities and rights from third parties. If that is the case, there can be no assurance that we will be able to source and acquire any loan, RMBS or MSRs (and/or participation interests in MSRs) from third parties at attractive prices or at the level of quality we hope to receive from Provident in sufficient quantities. Further, pursuant to the terms of our strategic alliance agreement, Provident will also have the right, subject to certain exceptions, to act as sub-servicer with respect to any loan that we purchase from Provident or any other third party on a servicing-released basis or any MSR that we purchase from Provident or any other third party. See “Our Strategic Alliance Agreement.” If our strategic alliance agreement is terminated, it may adversely impact our ability to execute our business strategy, particularly our ability to source and acquire higher quality Jumbo loans.

Pursuant to our management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us which limits our Manager’s obligations to us to those specifically set forth in the Management Agreement (however, to the extent that officers of our Manager also serve as officers of our company, such officers will owe us fiduciary duties under Maryland law in their capacity as officers of our company). Under the terms of our management agreement, our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to our management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under our management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. In addition, we have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to our management agreement.

Our Manager and its affiliates have no prior experience operating a public company and therefore may have difficulty in successfully and profitably operating our business or complying with regulatory requirements, including the Sarbanes-Oxley Act, which may hinder their ability to achieve our objectives.

Prior to this offering, our Manager and its affiliates have no experience operating a public company or complying with regulatory requirements, including the Sarbanes-Oxley Act. We cannot assure you that our Manager, Provident or our management team will perform on our behalf as they have in their previous endeavors. The inexperience of our Manager and its affiliates described above may hinder our Manager’s ability to achieve our objectives and we cannot assure you that we will be able to successfully execute our business strategies as a public company, or comply with regulatory requirements applicable to public companies.

Our focus is different from that of Provident and its affiliates.

Provident and its affiliates pursue a business strategy which is related to but differentiated from our strategy. Provident’s business strategy focuses primarily on the origination of conforming mortgage loans and the servicing of high-quality mortgage loans. The historical returns of Provident and its affiliates are not indicative of our Manager’s or Provident’s performance using our strategy and we can provide no assurance

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that our Manager or Provident will replicate the historical performance of our Manager’s or Provident’s investment professionals in their previous endeavors.

Our board of directors will approve very broad asset acquisition guidelines for our Manager and will not approve each acquisition decision made by our Manager.

Our Manager will be authorized to follow very broad asset acquisition guidelines. Our board of directors will periodically review our compliance with our asset acquisition guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed acquisitions or any type or category of asset, and there are no limits on the amounts that our Manager may invest on our behalf without seeking the prior approval of our board of directors. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors. Our Manager will have great latitude within the broad parameters of our asset acquisition guidelines in determining the types of assets it may decide are proper for us, which could result in returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Further, decisions and acquisitions made by our Manager may not fully reflect the best interests of our stockholders.

Our Manager’s failure to make investments on favorable terms that satisfy our asset acquisition strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time in the future would materially and adversely affect us.

Our ability to achieve our asset acquisition objectives depends on our ability to grow, which depends, in turn, on the management team of our Manager and its ability to identify and to make asset acquisitions on favorable terms that meet our asset acquisition criteria as well as on our access to financing on acceptable terms. Our ability to grow is also dependent upon our Manager’s ability to successfully hire, train, supervise and manage new personnel. We may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our Manager’s base management fee is payable regardless of our performance, and our incentive fee may induce our Manager to acquire certain assets, including speculative assets.

We will pay our Manager a base management fee regardless of the performance of our portfolio. The base management fee payable to our Manager will increase as a result of future issuances of our common stock, even if the issuances are dilutive to existing stockholders.

In addition to its management fee, our Manager is entitled to receive incentive fees based, in part, upon our Core Earnings. In evaluating asset acquisition and other management strategies, the opportunity to earn Core Earnings based on net income may lead our Manager to place undue emphasis on the maximization of Core Earnings, including through the use of leverage, at the expense of other criteria, such as preservation of capital, to achieve higher incentive fees. Assets with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our portfolio of assets.

RISKS RELATED TO OUR ASSETS

We may face difficulties in acquiring, financing and selling Jumbo loans.

The terms of our strategic alliance agreement with Provident require Provident to offer any loan, including Jumbo loans, or RMBS originated or owned by Provident to us before offering any such loan or security to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. However, Provident has recently focused on the origination of conforming residential mortgage loans and there can be no assurance that Provident will originate a sufficient number of Jumbo loans to meet our asset acquisition strategy. In the aftermath of the global credit crisis, the market for non-conforming loans, including Jumbo

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loans, has been and continues to be particularly negatively affected. For example, according to Inside Mortgage Finance, in 2010, excluding Agency super conforming loans, only $87 billion of Jumbo mortgage loans were originated, down from a 2003 peak of $650 billion (which includes mortgage loans that are currently classified as Agency super conforming loans). Additionally, given current market conditions, it may be difficult and expensive to obtain financing for Jumbo loans. Furthermore, given the current illiquidity in the market for Jumbo loans, to the extent that we desire or are forced to sell Jumbo loans, we could incur significant losses on our sale of such loans or we may not even be able to sell such loans at any price.

Interest rate fluctuations may adversely affect the value of our assets, net income and common stock.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. For example, the economic downturn and the significant government interventions into the financial markets and fiscal stimulus spending over the last several years have contributed to significantly increased U.S. budget deficits. This upward pressure on U.S. budget deficits has the potential to put upward pressure on U.S. interest rates. In addition, while market participants expect the Federal Reserve to abandon its low interest rate policy at some point, it is very difficult, if not impossible, to predict the timing or implications of the Federal Reserve’s rate hikes. Interest rate fluctuations present a variety of risks, including the risk of a narrowing of the difference between asset yields and borrowing rates, flattening or inversion of the yield curve and fluctuating prepayment rates, and may adversely affect our income and the value of our common stock. It is possible that we will not accurately anticipate the future interest rate environment and our business may be harmed by our inability to accurately anticipate the developments on the interest rate front.

Prepayment rates may adversely affect the value of our portfolio of assets.

The value of our assets may be affected by prepayment rates on mortgage loans. If we acquire mortgage loans and mortgage-related securities, including IO Strips and MSRs, we anticipate that the mortgage loans or the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their mortgage loans faster than expected, the corresponding prepayments on the mortgage loans or mortgage-related securities, including IO Strips and MSRs, may reduce the expected yield on such loans or securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their mortgage loans more slowly than expected, the decrease in corresponding prepayments on the mortgage loans or mortgage-related securities, including IO Strips and MSRs, may reduce the expected yield on such loans or securities because we will not be able to accrete the related discount as quickly as originally anticipated. Prepayment rates on loans may be affected by a number of factors including, but not limited to, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the mortgage loans, possible changes in tax laws, other opportunities for investment, homeowner mobility and other economic, social, geographic, demographic and legal factors and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on mortgage loans generally increase. If general interest rates decline at the same time, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of the assets, including IO Strips and MSRs, may, because of the risk of prepayment, benefit less than other fixed income securities from declining interest rates.

Our Manager will compute the projected weighted average life of our assets based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when RMBS secured by hybrid or fixed rate loans are acquired with borrowings, we may, but are not required to, enter into interest rate swap agreements or other hedging instruments that effectively fixes our borrowing costs for a period

Risk factors

close to the anticipated average life of the fixed rate portion of the RMBS. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed rate portion of the RMBS. However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed rate portion of the related RMBS could extend beyond the term of the interest swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid or fixed rate RMBS would remain fixed. This situation may also cause the market value of our hybrid or fixed rate RMBS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Interest rate mismatches between our assets and any borrowings used to fund purchases of our assets may reduce our income during periods of changing interest rates.

We expect that some of our assets will be fixed-rate securities or will have a fixed-rate component (such as hybrid mortgage loans and RMBS). This means that the interest we earn on these assets will not vary over time based upon changes in a short-term interest rate index. Although the interest we earn on our adjustable-rate mortgage loans and RMBS generally will adjust for changing interest rates, the interest rate adjustments may not occur as quickly as the interest rate adjustments contained in our borrowings. Therefore, to the extent we finance our assets, the interest rate indices and repricing terms of our assets and their funding sources will create an interest rate mismatch between our assets and liabilities. Additionally, our adjustable-rate RMBS will generally be subject to interest rate caps, which potentially could cause such RMBS to acquire many of the characteristics of fixed-rate securities if interest rates were to rise above the cap levels. This issue will be magnified to the extent we acquire adjustable-rate and hybrid mortgage assets that are not based on mortgages which are fully indexed. In addition, adjustable-rate and hybrid mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. The use of interest rate hedges also will introduce the risk of other interest rate mismatches and exposures, as will the use of other financing techniques. During periods of changing interest rates, these mismatches could cause our business, financial condition and results of operations and ability to make distributions to our stockholders to be materially adversely affected.

The mortgage loans that we will acquire, and the mortgage loans underlying the Non-Agency RMBS that we will acquire, are subject to delinquency, foreclosure and loss.

We plan to acquire Non-Agency residential mortgage loans, residential RMBS and other mortgage-related assets. Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property typically is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In addition, we intend to acquire Non-Agency RMBS, which are backed by residential real property but, in contrast to Agency RMBS, their principal and interest are not guaranteed by federally chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, the U.S. government. We may also selectively acquire distressed loans, which generally have experienced increased rates of delinquency, foreclosure, bankruptcy and loss.

In addition, rising interest rates may increase the credit risks associated with certain residential real estate loans, such as adjustable-rate and hybrid mortgage loans and RMBS. Accordingly, when short-term interest rates rise, required monthly payments from homeowners will rise under the terms of these mortgages, and this may increase borrowers’ delinquencies and defaults.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of

Risk factors

the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

Our expected acquisition of residential mortgage loans, including Jumbo loans, and Non-Agency RMBS also subjects us to the risks of residential real estate and residential real estate-related investments, including, among others: (i) continued declines in the value of residential real estate; (ii) risks related to general and local economic conditions; (iii) possible lack of availability of mortgage funds for borrowers to refinance or sell their homes; (iv) overbuilding; (v) the general deterioration of the borrower’s ability to keep a rehabilitated sub-performing or non-performing mortgage loan current; (vi) increases in property taxes and operating expenses; (vii) changes in zoning laws; (viii) costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems, such as indoor mold; (ix) casualty or condemnation losses; (x) uninsured damages from floods, earthquakes or other natural disasters; (xi) limitations on and variations in rents; (xii) fluctuations in interest rates; (xiii) fraud by borrowers, originators and/or sellers of mortgage loans; (xiv) undetected deficiencies and/or inaccuracies in underlying mortgage loan documentation and calculations; and (xv) failure of the borrower to adequately maintain the property, particularly during times of financial difficulty. To the extent that assets underlying our acquisitions are concentrated geographically, by property type or in certain other respects, we may be subject to certain of the foregoing risks to a greater extent. Additionally, we may be required to foreclose on a mortgage loan and such actions would subject us to greater concentration of the risks of the residential real estate markets and risks related to the ownership and management of real property.

Our mortgage loans, including Jumbo loans, and Non-Agency RMBS are subject to risks particular to real property.

We expect to own assets secured by real estate and may own real estate directly in the future upon a default of mortgage loans. Real estate investments are subject to various risks, including:

➢	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

➢	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

➢	adverse changes in national and local economic and market conditions, such as an oversupply of housing;

➢	changes in demographics;

➢	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

➢	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

➢	the potential for uninsured or under-insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property or asset and reduce or eliminate our ability to make distributions to stockholders. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans or loans, as the case may be, which could also cause us to suffer losses.

Risk factors

Our subordinated loans and subordinated RMBS assets may be in the “first loss” position, subjecting us to greater risk of losses.

We may invest in subordinated loans. In the event a borrower defaults on a subordinated loan and lacks sufficient assets to satisfy such loan, we may lose all or a significant part of our investment. In the event a borrower becomes subject to bankruptcy proceedings, we will not have any recourse to the assets, if any, of the borrower that are not pledged to secure our loan, and the unpledged assets of the borrower may not be sufficient to satisfy our loan. If a borrower defaults on our subordinated loan or on its senior debt (i.e., a first-lien loan), or in the event of a borrower bankruptcy, our subordinated loan will be satisfied only after all senior debt is paid in full. As a result, we may not recover all or even a significant part of our investment, which could result in repayment losses.

In general, losses on a mortgage loan included in a securitization will be borne first by the equity holder of the issuing trust, and then by the “first loss” subordinated security holder and then by the “second loss” mezzanine holder. In the event of default and the exhaustion of any classes of securities junior to those which we may acquire and there is any further loss, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related RMBS, the securities which we may acquire may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated securities, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying RMBS to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

We may acquire Non-Agency RMBS collateralized by Alt-A and Subprime Mortgage Loans, which are subject to increased risks.

We may acquire Non-Agency RMBS backed by collateral pools containing mortgage loans that have been originated using underwriting standards that are less strict than those used in underwriting conforming mortgage loans. These lower standards permit mortgage loans made to borrowers having impaired credit histories, mortgage loans where the amount of the loan at origination is 80% or more of the value of the mortgage property, mortgage loans made to borrowers with low credit scores, mortgage loans made to borrowers who have other debt that represents a large portion of their income and mortgage loans made to borrowers whose income is not required to be disclosed or verified. Due to economic conditions, including increased interest rates and lower home prices, as well as aggressive lending practices, Alt-A and Subprime Mortgage Loans have in recent periods experienced increased rates of delinquency, foreclosure, bankruptcy and loss, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in a more traditional manner. Thus, because of higher delinquency rates and losses associated with Alt-A and Subprime Mortgage Loans, the performance of Non-Agency RMBS backed by these types of loans that we may acquire could be correspondingly adversely affected, which could adversely impact our results of operations, financial condition and business.

Recent market conditions may upset the historical relationship between interest rate changes and prepayment trends, which would make it more difficult for us to analyze our portfolio of assets.

Our success depends on our ability to analyze the relationship of changing interest rates on prepayments of the mortgage loans, including the mortgage loans that underlie our assets. Changes in interest rates and prepayments affect the market price of the assets that we intend to purchase and any asset that we hold at a given time. As part of our overall portfolio risk management, we will analyze interest rate changes and

Risk factors

prepayment trends separately and collectively to assess their effects on our portfolio of assets. In conducting our analysis, we will depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. If the recent dislocations in the residential mortgage market or other developments change the way that prepayment trends have historically responded to interest rate changes, our ability to (1) assess the market value of our portfolio of assets, (2) implement our hedging strategies and (3) implement techniques to reduce our prepayment rate volatility would be significantly affected, which could materially adversely affect our financial position and results of operations.

Increases in interest rates could adversely affect the value of our assets and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

We expect to focus primarily on acquiring mortgage-related assets by purchasing residential mortgage loans, residential RMBS and other mortgage-related assets. In a normal yield curve environment, some of these types of assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

A significant risk associated with these assets is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these assets could decline, and the duration and weighted-average life of the assets could increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we may enter into to finance the purchase of these securities.

Market values of our assets may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, increases or expected increases in voluntary prepayments for those assets that are subject to prepayment risk or widening of credit spreads.

In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets, net of credit losses, and financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. The severity of any such decrease would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase.

The failure of Provident or any other servicer to effectively service our portfolio of mortgage loans would materially and adversely affect us.

Pursuant to our strategic alliance agreement, Provident will have the right, subject to certain exceptions, to service any loans that we purchase from Provident or any other third party, to the extent the third party does not retain the servicing of such loans. We expect that Provident will provide us with mortgage servicing services, and its responsibilities will include all services and duties customary to servicing and sub-servicing mortgage loans in a diligent manner consistent with prevailing mortgage loan servicing standards, such as the collection and remittance of payments on our mortgage loans, administration of mortgage escrow accounts, collection of insurance claims and foreclosure. Should Provident experience financial or operational difficulties, it may not be able to perform these services or these services may be curtailed, including any obligation to advance payments of amounts due from delinquent loan obligors. For example, typically a servicer’s obligation to make advances on behalf of a delinquent loan obligor is limited to the extent that it does not expect to recover the advances from the ultimate disposition of the collateral pledged to secure the loan. In addition, as with any external service provider, we are subject to the risks associated with inadequate or untimely services for other reasons such as fraud, negligence, errors, miscalculations or other reasons. The

Risk factors

ability of Provident or any other servicer to effectively service our portfolio of mortgage loans is critical to our success, particularly given our strategy of maximizing the high-quality nature of our assets. The failure of Provident or any other servicer to effectively service our portfolio of mortgage loans would adversely impact our business, financial condition, liquidity, results of operations and our ability to make distributions to our stockholders.

Some of the assets in our portfolio will be recorded at fair value (as determined in accordance with our pricing policy as approved by our board of directors) and, as a result, there will be uncertainty as to the value of these assets.

Some of the assets in our portfolio will be in the form of securities that are not publicly traded. The fair value of securities and other assets that are not publicly traded may not be readily determinable. We will value these assets quarterly at fair value, as determined in accordance with GAAP, which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these assets were materially higher than the values that we ultimately realize upon their disposal.

Additionally, our results of operations for a given period could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently as market events have made valuations of certain assets more difficult, unpredictable and volatile.

Our reported GAAP financial results are likely to differ from the taxable income results that drive our dividend distribution requirements and, therefore, our GAAP results may not be an accurate indicator of future taxable income and dividend distributions.

Our financial results are determined and reported in accordance with GAAP. The amount of dividends we are required to distribute is driven by the determination of our income in accordance with the Internal Revenue Code rather than GAAP. Generally, the cumulative income we report on an asset will be the same for GAAP and tax purposes, although the timing of this recognition over the life of the asset could be materially different. Furthermore, there are certain permanent differences in the recognition of certain expenses under the respective accounting principles applied for GAAP and tax, and these differences could be material. Thus, the amount of GAAP earnings reported in any given period may not be indicative of future dividend distributions.

Our minimum dividend distribution requirements are determined under REIT U.S. federal income tax laws and are based on our taxable income as calculated for tax purposes pursuant to the Internal Revenue Code. Note that our board of directors may also decide to distribute more than is required based on these determinations.

Our Manager will utilize analytical models and data in connection with the valuation of our assets, and any incorrect, misleading or incomplete information used in connection therewith would subject us to potential risks.

Given the complexity of our acquisitions and strategies, our Manager must rely heavily on analytical models (both proprietary models developed by Provident and those supplied by third parties) and information and data supplied by third parties, or models and data. Models and data will be used to value assets or potential assets and also in connection with hedging our acquisitions. In the event models and data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose us to potential risks. For example, by relying on incorrect models and data, especially valuation models, our Manager may be induced to buy certain assets at prices that are too high, to sell certain other assets at prices that are too low or to

Risk factors

miss favorable opportunities altogether. Similarly, any hedging based on faulty models and data may prove to be unsuccessful.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could impair our assets and harm our operations.

We believe the risks associated with our business will be more severe during periods of economic slowdown or recession, especially if these periods are accomplished by declining real estate values. Our Non-Agency RMBS acquisitions will be particularly sensitive to these risks.

Declining real estate values will likely reduce the level of new mortgage loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase of additional properties. Borrowers may also be less able to pay principal and interest on our loans if the value of real estate weakens. In addition, adverse changes in the real estate market increase the probability of default, as the incentive of the borrower to retain and protect equity in the property declines. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to acquire, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

We are subject to counterparty risk and may be unable to seek indemnity or require our counterparties to repurchase mortgage loans if they breach representations and warranties, which could cause us to suffer losses.

When we purchase loans, our counterparty will typically make customary representations and warranties about such loans to us. Our residential mortgage loan purchase agreements may entitle us to seek indemnity or demand repurchase or substitution of the loans in the event our counterparty breaches a representation or warranty given to us. However, there can be no assurance that our mortgage loan purchase agreements will contain appropriate representations and warranties, that we will be able to enforce our contractual right to repurchase or substitution, or that our counterparty will remain solvent or otherwise be able to honor its obligations under our mortgage loan purchase agreements. Our inability to obtain indemnity or require repurchase of a significant number of loans could harm our business, financial condition, liquidity, results of operations and our ability to make distributions to our stockholders.

We may be exposed to environmental liabilities with respect to properties to which we take title, which may in turn decrease the value of the underlying properties.

In the course of our business, we may take title to real estate, and, if we do take title, we could be subject to environmental liabilities with respect to these properties. In such a circumstance, we may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or we may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected. In addition, an owner or operator of real property may become liable under various federal, state and local laws, for the costs of removal of certain hazardous substances released on its property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of an underlying property becomes liable for removal costs, the ability of the owner to make debt payments may be reduced, which in turn may adversely affect the value of the relevant mortgage-related assets held by us.

Risk factors

RISKS RELATED TO OUR COMMON STOCK

There is no public market for our common stock and a market may never develop, which could result in holders of our common stock being unable to monetize their investment.

Shares of our common stock are newly issued securities for which there is no established trading market. We expect that our common stock will be approved for listing on the NYSE, but there can be no assurance that an active trading market for our common stock will develop. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations after this offering and may fall below the initial public offering price. Some of the factors that could negatively affect our share price include:

➢	actual or anticipated variations in our quarterly operating results;

➢	changes in our earnings estimates or publication of research reports about us or the real estate industry;

➢	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

➢	changes in market valuations of similar companies;

➢	adverse market reaction to any increased indebtedness we incur in the future;

➢	changes in credit markets;

➢	additions to or departures of our Manager’s or Provident’s key personnel;

➢	actions by stockholders;

➢	any hedging or arbitrage trading activity in shares of our common stock;

➢	regulatory changes affect our industry generally or our business;

➢	speculation in the press or investment community; and

➢	general market and economic conditions.

Future issuances and sales of shares of our common stock may depress the market price of our common stock or have adverse consequences for our stockholders.

We are offering the shares of our common stock as described in this prospectus. In addition, we expect that we will sell shares of our common stock to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in a concurrent private placement, at the initial public offering price per share, for a minimum aggregate investment of 5.0% of the gross proceeds of this offering, excluding the underwriters’ over-allotment option, up to $      million. Our 2012 equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 3% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold in the concurrent private placement and shares to be sold pursuant to the underwriters’ exercise of their over-allotment option) at the time of the award, subject to a ceiling of           shares available for issuance under the plan.

We, our executive officers and directors, our Manager and the purchasers in the concurrent private placement have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or warrants or other rights to purchase our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus (subject to extension under certain circumstances). At any time and without public notice, UBS Securities LLC may in its

Risk factors

sole discretion release some or all of the securities from these lock-up agreements. Additionally, purchasers in the concurrent private placement have agreed with us to a further lock-up period relating only to the shares of our common stock purchased by them in the concurrent private placement. This lock-up period will expire on the date that is 18 months following the date of this prospectus.

We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

Also, we may issue additional shares in subsequent public offerings or private placements to acquire new assets or for other purposes. We are not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share issuances, which may dilute the existing stockholders’ interests in us.

We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.

We generally intend over time to pay quarterly dividends to our stockholders in an amount equal to our taxable income. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, any debt covenants, maintenance of our REIT qualification and other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:

➢	the profitability of the assets acquired with of the net proceeds of this offering and the concurrent private placement;

➢	our ability to make profitable acquisitions;

➢	margin calls or other expenses that reduce our cash flow;

➢	defaults in our asset portfolio or decreases in the value of our portfolio; and

➢	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

We cannot assure you that we will achieve results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions in the future. Although we do not intend to do so, we may pay distributions from borrowings or the sale of assets to the extent distributions exceed our earnings or cash flow from operations. In addition, some of our distributions may include a return in capital.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

Certain provisions in our charter and certain provisions of Maryland law could inhibit changes in control.

Certain provisions in our charter and certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares.

In order to maintain our qualification as a REIT, during the last half of each of our taxable years other than our initial taxable year, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (defined in the Internal Revenue Code to include certain

Risk factors

entities). In order to assist us in protecting against the risk of losing our qualification as a REIT due to concentration of ownership among our stockholders and for other reasons, our charter generally prohibits any person or entity from beneficially or constructively owning more than 9.8% of the outstanding shares of our common stock or any class or series of our preferred stock (except for our Manager, which is subject to a 10.75% excepted holder limit), unless our board of directors waives or modifies this ownership limit. These limits and the other restrictions on ownership and transfer of our stock set forth in our charter may have the effect of precluding an acquisition of control of us by a third party without the consent of our board of directors.

We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) eighty percent of the votes entitled to be cast by holders of outstanding shares of our voting stock; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if, among other conditions, our common stockholders receive a minimum price, as defined under the MGCL, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL also do not apply to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted (1) business combinations between us and Provident or our Manager or any of their affiliates or associates, (2) business combinations between us and any person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person) and (3) business combinations between us and any person acting in concert with any of the foregoing. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, any of these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The “control share” provisions of the MGCL provide that, subject to certain exceptions, holders of “control shares” of a Maryland corporation (defined as shares that, when aggregated with other shares owned or controlled by the stockholder, entitle the stockholder to direct (other than solely by virtue of a revocable proxy) one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) are not entitled to vote with respect to the control shares except to the extent approved by the stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our employees who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain measures, some of which (for example, a classified board) we do not currently have. These provisions may

Risk factors

have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we elect, upon closing this offering, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Business Combinations,” “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Control Share Acquisitions” and “Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws—Subtitle 8.”

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter permits our board of directors to authorize us to issue additional shares of our authorized but unissued common or preferred stock. In addition, a majority of our entire board of directors may, without stockholder approval, amend our charter to increase the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have the authority to issue and classify or reclassify any authorized but unissued shares of common or preferred stock and set the terms of the classified or reclassified shares. As a result, our board may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Our rights and your rights to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

As permitted by Maryland law, our charter limits the liability of our directors and officers for money damages in suits by us or on behalf of our stockholders, except for liability resulting from:

➢	actual receipt of an improper benefit or profit in money, property or services; or

➢	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter authorizes us to obligate ourselves to indemnify our present and former directors and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Maryland law, who is made, or threatened to be made, a party to any proceeding because of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws—Indemnification and Limitation of Liability of Directors and Officers.”

RISKS RELATED TO OUR TAXATION AS A REIT

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code, and our failure to qualify or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local tax, which would reduce the amount of cash available for distribution to our stockholders.

We have been organized and we intend to operate in a manner that will enable us to qualify as a REIT commencing with our taxable year ending December 31, 2012. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. The U.S. federal income tax laws governing REITs are complex, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Even a technical or inadvertent

Risk factors

violation could jeopardize our REIT qualification. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT for the subsequent four taxable years following the year in which we failed to qualify.

Complying with REIT requirements may force us to liquidate, limit or forego otherwise attractive investments.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that, at the end of each calendar quarter, at least 75% of the value of our total assets consists of cash, cash items, government securities, shares in REITs and other qualifying real estate assets, including certain mortgage loans and certain kinds of mortgage-backed securities. The remainder of our investment in securities (other than government securities and REIT qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, TRS securities and securities that are qualifying real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more TRSs. See “Material U.S. Federal Income Tax Considerations—Asset Tests” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a TRS, otherwise attractive investments, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. As an example, our ability to acquire MSRs will be subject to the foregoing REIT requirements and to the extent such MSRs do not constitute real estate assets, we may be required to hold such interests through a TRS. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

REIT distribution requirements could adversely affect our ability to execute our business plan and may require us to incur debt or sell assets to make such distributions.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income (including certain items of non-cash income), determined without regard to the

Risk factors

deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our taxable income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid the 4% nondeductible excise tax.

In addition, our taxable income may substantially exceed our net income as determined by GAAP or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may be required to accrue interest and discount income on mortgage loans, RMBS, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. We may also acquire distressed debt instruments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification. We may be required under the terms of the indebtedness that we incur, whether to private lenders or pursuant to government programs, to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize taxable income but will not have a corresponding amount of cash available for distribution to our stockholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, (iv) make a taxable distribution of our shares as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash or (v) use cash reserves, in order to comply with the REIT distribution requirements and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax. Thus, compliance with the REIT distribution requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. See “Material U.S. Federal Income Tax Considerations—Taxation of REITs in General.” In addition, any TRSs we own will be subject to U.S. federal, state and local corporate income or franchise taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through TRSs. Any taxes paid by such TRSs would decrease the cash available for distribution to our stockholders.

The failure of mortgage loans or RMBS subject to a repurchase agreement or a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

We intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements and that the repurchase agreements will be treated as secured lending transactions notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during

Risk factors

the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

In addition, although we have no plans to do so, we may acquire mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may acquire mezzanine loans that may not meet all of the requirements for reliance on this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, we could fail to qualify as a REIT.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Similarly, some of the RMBS that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such RMBS will be made. If such RMBS turns out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectability is provable. Finally, in the event that any debt instruments or RMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at its stated rate regardless of whether corresponding cash payments are received or are ultimately collectable. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

The interest apportionment rules under Treasury Regulation Section 1.856-5(c) provide that, if a mortgage is secured by both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. IRS Revenue Procedure 2011-16, interprets the “principal amount” of the loan to be the face amount of the loan, despite the Internal Revenue Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.

Risk factors

The interest apportionment regulations apply only if the mortgage loan in question is secured by both real property and other property. We expect that all or most of the mortage loans that we will acquire will be secured only by real property and no other property value is taken into account in our underwriting process.

Accordingly, it is not contemplated that we will invest in mortgage loans to which the interest apportionment rules described above would apply. Nevertheless, if the IRS were to assert successfully that our mortgage loans were secured by property other than real estate, the interest apportionment rules applied for purposes of our REIT testing, and that the position taken in IRS Revenue Procedure 2011-16 should be applied to certain mortgage loans in our portfolio, then depending upon the value of the real property securing our mortgage loans and their face amount, and the sources of our gross income generally, we may fail to meet the 75% REIT gross income test discussed under “Material U.S. Federal Income Tax Considerations—Gross Income Tests.” If we do not meet this test, we could potentially lose our REIT qualification or be required to pay a penalty to the IRS.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Securitizations by us or our subsidiaries could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a result, we could have “excess inclusion income.” Certain categories of stockholders, such as non-U.S. stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to any such excess inclusion income. In the case of a stockholder that is a REIT, a regulated investment company, or RIC, common trust fund or other pass-through entity, our allocable share of our excess inclusion income could be considered excess inclusion income of such entity. In addition, to the extent that our common stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of any excess inclusion income. Because this tax generally would be imposed on us, all of our stockholders, including stockholders that are not disqualified organizations, generally will bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. A RIC, or other pass-through entity owning our common stock in record name will be subject to tax at the highest U.S. federal corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. Moreover, we could face limitations in selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. Finally, if we were to fail to qualify as a REIT, any taxable mortgage pool securitizations would be treated as separate taxable corporations for U.S. federal income tax purposes that could not be included in any consolidated U.S. federal corporate income tax return. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Although our use of TRSs may be able to partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs is limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s total assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also

Risk factors

impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. TRSs that we may form will pay U.S. federal, state and local income or franchise tax on their taxable income, and their after-tax net income will be available for distribution to us but will not be required to be distributed to us, unless necessary to maintain our REIT qualification. While we will be monitoring the aggregate value of the securities of our TRSs and intend to conduct our affairs so that such securities will represent less than 25% of the value of our total assets, there can be no assurance that we will be able to comply with the TRS limitation in all market conditions.

Dividends payable by REITs generally do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our shares.

The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. stockholders that are individuals, trusts and estates is 15% (through 2012). Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 35% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including shares of our common stock.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate exposure will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. See “Material U.S. Federal Income Tax Considerations—Gross Income Tests—Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or the limits on our use of hedging techniques could expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.

In addition, losses in our TRS will generally not provide any tax benefit to us, although such losses may be carried forward to offset future taxable income of the TRS.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans as inventory for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans, other than through a TRS, and we may be required to limit the structures we use for our securitization transactions, even though such sales or structures might otherwise be beneficial for us.

Risk factors

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of shares of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Your investment has various U.S. federal income tax risks.

Although the provisions of the Internal Revenue Code generally relevant to an investment in shares of our common stock are described in “Material U.S. Federal Income Tax Considerations,” we urge you to consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock.

Liquidation of our assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our assets to repay obligations to our lenders, we may be unable to comply with these requirements, thereby jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that we acquire, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, and also to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing the equity tranche of a securitization, we may rely on opinions or advice of counsel regarding the qualification of the securitization for exemption from U.S. corporate income tax and the qualification of interests in such securitization as debt for U.S. federal income tax purposes. The inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Our ability to invest in TBAs could be limited by our REIT qualification.

We may purchase forward-settling Agency RMBS through “to-be-announced” forward contracts. Pursuant to these TBAs, we will agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. As with any forward purchase contract, the value of the underlying Agency RMBS may decrease between the contract date and the settlement date, which may result in the recognition of income, gain or loss. The law is unclear regarding whether TBAs are qualifying assets for the REIT 75% asset test.

Accordingly, our ability to purchase Agency RMBS through TBAs or to dispose of TBAs through these transactions or otherwise, could be limited. We do not expect TBAs to comprise a significant portion of our assets and, therefore, do not expect TBAs to adversely affect our ability to meet the REIT assets tests. No

Risk factors

assurance can be given that the IRS would treat TBAs as qualifying assets and therefore, our ability to invest in such assets could be limited.

RISKS RELATED TO ACCOUNTING

Over time, accounting principles, conventions, rules, and interpretations may change, which could affect our reported GAAP and taxable earnings, and stockholders’ equity.

Accounting rules for the various aspects of our business change from time to time. Changes in GAAP, or the accepted interpretation of these accounting principles, can affect our reported income, earnings, and stockholders’ equity. In addition, changes in tax accounting rules or the interpretations thereof could affect our taxable income and our dividend distribution requirements.

Certain of our derivative and hedging transactions may fail to qualify for hedge accounting treatment.

We intend to record derivative and hedging transactions in accordance with GAAP. Under GAAP, we may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the definition of a derivative, we fail to satisfy hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

We have limited experience in making critical accounting estimates, and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with GAAP require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on our financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but will not be limited to (1) assessing the adequacy of the allowance for loan losses, and (2) determining the fair value of mortgage loans, RMBS, IO Strips and mortgage-related assets. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, we face the risk that charges to income will be required. In addition, because we have no operating history and limited experience in making these estimates, judgments and assumptions, the risk of future charge to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our business, financial condition and results of operations.

Forward-looking statements

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “will” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

➢	our business and asset acquisition strategy;

➢	our projected financial and operating results;

➢	the availability of attractive risk-adjusted assets in residential mortgage loans and mortgage-related assets that satisfy our objectives and asset acquisition strategy;

➢	our ability to obtain and maintain financing arrangements, including repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) and the terms of such arrangements;

➢	our expected leverage levels;

➢	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy;

➢	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of those actions, initiatives and changes;

➢	general volatility of the securities markets in which we participate;

➢	our expected portfolio of high quality assets and changes in the composition of our portfolio of assets;

➢	changes in the value of our assets;

➢	interest rate mismatches between our target assets and any borrowings used to fund such assets;

➢	changes in interest rates and the market value of our target assets;

➢	changes in prepayment rates on our target assets;

➢	prepayments of our residential mortgage loans and the residential mortgage loans underlying our RMBS;

➢	the performance, financial condition and liquidity of borrowers;

➢	rates of default or decreased recovery rates on our expected portfolio of high credit quality assets;

➢	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

➢	effects of interest rate cap agreements on our adjustable-rate investments;

➢	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

➢	our ability to qualify as a REIT;

➢	our ability to maintain our exemption from registration under the 1940 Act;

➢	availability of opportunities to acquire our target assets, including from Provident and its affiliates;

➢	availability of qualified personnel;

➢	estimates relating to our ability to make distributions to our stockholders in the future;

➢	our understanding of our competition; and

➢	use of the proceeds of this offering and the concurrent private placement.

Forward-looking statements

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of proceeds

We estimate that our net proceeds from this initial public offering of our common stock, after deducting the underwriting discount and our estimated offering and organizational expenses, will be approximately $      million (based on the offering price of $      per share set forth on the cover of this prospectus). We estimate that our net proceeds will be approximately $      million if the underwriters exercise their over-allotment option in full.

In addition, we expect that we will sell shares of our common stock to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in a separate private placement, at the initial public offering price per share, for a minimum aggregate investment of 5.0% of the gross proceeds of this offering, excluding the underwriters’ over-allotment option, up to $      million, resulting in aggregate net proceeds of $      million (or $      million if the underwriters exercise their over-allotment option in full) after giving effect to the transactions described in this “Use of Proceeds.” No underwriting discount is payable in connection with the sale of shares to Provident and its affiliates, including Craig Pica and certain other members of our senior management team, in the concurrent private placement.

We intend to use substantially all of the net proceeds of this initial public offering, the concurrent private placement and borrowings under repurchase agreements to acquire an initial portfolio consisting primarily of shorter duration Agency RMBS and IO Strips. See “Business—Initial Portfolio” for a description of the assets that we intend to acquire using the net proceeds of this offering, the concurrent private placement and borrowings under repurchase agreements. Following the acquisition of our initial portfolio, we intend to opportunistically supplement our portfolio of Agency RMBS and Jumbo loans with Non-Agency RMBS, other non-conforming residential mortgage loans and other mortgage-related assets, subject to our asset acquisition guidelines and to the extent consistent with maintaining our REIT qualification. In addition to the net proceeds of this initial public offering and the concurrent private placement, we may also use what we believe to be prudent amounts of leverage to finance the acquisition of our target assets from a number of financing sources, including repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities). See “Business—Our Financing Strategy.”

Distribution policy

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our taxable income. We plan to pay our first dividend in respect of the period from the closing of this offering through          , 2012.

To the extent that in respect of any calendar year, cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We will generally not be required to make distributions with respect to activities conducted through any domestic TRS that we form following the completion of this offering. For more information, see “Material U.S. Federal Income Tax Considerations—Taxation of our Company—General.” We will not use the net proceeds of this offering to fund distributions.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our taxable income to holders of our common stock out of assets legally available therefor. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, any debt covenants, funding or margin requirements under repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) or other secured and unsecured borrowing agreements, maintenance of our REIT qualification, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. Any fees and expenses that we pay in cash to our Manager, pursuant to the terms of our management agreement, or Provident, pursuant to the terms of our strategic alliance agreement, will reduce the amount of cash available for distribution to stockholders like any expenses or compensation paid by a company that is not externally managed to third party vendors or service providers or to or on behalf of its officers and employees. We expect that reimbursements of expenses to our Manager will be paid by us in cash and that the compensation payable to our Manager will be paid in shares of our common stock, except to the extent such payment in stock would result in a violation of the restrictions on ownership and transfer of our common stock set forth in our charter. Any fees payable in common stock to our Manager, including any incentive fees paid in common stock, will be a non-cash expense, other than with respect to distributions payable on such shares at the time such shares vest and will reduce our taxable income at such time, but will not reduce the amount of cash available for distribution. Such shares of common stock will, upon issuance, participate pro rata with any other outstanding shares of common stock on distributions. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see “Risk Factors.”

We anticipate that, for U.S. federal income tax purposes, our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital or excess inclusion income for such purposes. In addition, a portion of such distributions may be taxable stock dividends payable in our shares. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see “Material U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders.”

We intend to make distributions based on our current estimate of taxable earnings per common share, but not GAAP earnings. Dividends distributed and taxable and GAAP earnings will typically differ due to items such as fair value adjustments, differences in premium amortization and discount accretion, and non-deductible general and administrative expenses. Our quarterly dividend per share may be substantially different than our quarterly taxable earnings and GAAP earnings per share.

Capitalization

The following table sets forth (1) our actual capitalization at January   , 2012 and (2) our capitalization as adjusted to reflect the effects of (A) the sale of our common stock in this offering at an assumed offering price of $      per share after deducting the underwriting discount and estimated organizational and offering expenses payable by us and (B) the sale of shares of our common stock to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in a separate private placement, at the initial public offering price per share, for an aggregate investment of 5.0% of the gross proceeds raised in this offering, excluding the underwriters’ over-allotment option. You should read this table together with “Use of Proceeds” included elsewhere in this prospectus.

	As of January , 2012
	Actual	As adjusted(1)(2)

Stockholders’ equity:
Common stock, par value $0.01 per share; 1,000,000 shares authorized and 100 shares outstanding, actual, and shares authorized and shares outstanding, as adjusted	$1	$
Preferred stock, par value $0.01 per share; shares authorized and no shares outstanding, actual and as adjusted	—		—
Capital in excess of par value	999

Total stockholders’ equity	$1,000	$

(1)	Assumes shares will be sold in this offering and the concurrent private placement at an initial public offering price of $ per share for net proceeds of approximately $ million after deducting the underwriting discount for this offering and estimated offering and organizational expenses of approximately $ million. We will repurchase the shares currently owned by Provident acquired in connection with our formation at a cost of $ per share. The shares sold to Provident and its affiliates, including Craig Pica and certain other members of our senior management team, will be sold at the offering price without payment of any underwriting discount. See “Use of Proceeds.”

(2)	Does not include the underwriters’ over-allotment option to purchase up to additional shares.

Management’s discussion and analysis of financial condition and results of operations

OVERVIEW

We are a newly formed real estate finance company that will acquire residential mortgage loans, including primarily Jumbo loans, residential mortgage-backed securities and other mortgage-related assets. Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by selectively constructing a diversified portfolio of high quality assets, many of which we expect to be of shorter duration, and by efficiently financing those assets primarily through repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and other secured and unsecured forms of borrowing. We will be externally managed and advised by our Manager, an affiliate of Provident. For the nine months ended September 30, 2011, according to Inside Mortgage Finance, Provident was the largest wholesale mortgage originator, the third largest non-bank mortgage originator and the ninth largest mortgage originator in the United States, in each case in terms of loans funded directly to the borrower, with $13.8 billion in origination volume. In the nine months ended September 30, 2011, Provident’s origination volume totaled $14.9 billion. Provident’s business philosophy has been built around leveraging proprietary technology to create a standardized loan experience with a “no exceptions” mindset to originating and servicing mortgage loans. This approach has enabled Provident to maintain a low cost structure, which in turn allows it to offer its loan products at attractive prices in the marketplace. In return for lower prices, Provident attracts high quality mortgage loans. An indication of the high quality of these products is that, for the nine months ended September 30, 2011, the average FICO score of Provident’s originated mortgage loans was 773 and the average loan-to-value ratio at origination was 62%. Another indication of this quality is evidenced by the loss experience related to breaches of representations and warranties of 4.8 bps (0.048%) on the approximately $208 billion of loans originated by Provident from 2001 through September 30, 2011. Additionally, as of September 30, 2011, Provident’s $51.5 billion mortgage servicing portfolio had a rate of delinquencies 30 days or greater or in foreclosure of 2.41% based on the total dollar volume of loans serviced, which Provident believes compares favorably to the rate reported by Inside Mortgage Finance Large Servicer Delinquency Index of 10.70%.

Our asset acquisition strategy will focus on acquiring a diversified portfolio of residential mortgage loans, RMBS and other mortgage-related assets that appropriately balances the risk and reward opportunities our Manager observes in the marketplace. Given the current state of the mortgage market, which is heavily dominated by the origination and securitization of conforming mortgage loans, we expect to initially focus on acquiring primarily Agency RMBS and, to a lesser extent, Jumbo loans. Given our long-term view that the market for non-conforming residential mortgage loans including, in particular, Jumbo loans, will grow, we expect our portfolio to become increasingly focused on this asset class over time. We expect to source mortgage loans and securities primarily through Provident. Pursuant to the terms of our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. To the extent that we purchase assets from Provident or any such fund or investment vehicle, under the terms of our strategic alliance agreement, such assets will be purchased at fair value. In addition, pursuant to the terms of our strategic alliance agreement, Provident will also have the right, subject to certain exceptions, to act as sub-servicer with respect to any loan that we purchase from Provident or any other third party on a servicing-released basis or any MSR that we purchase from Provident or any other third party. See “Certain Relationships and Related Transactions—Our Strategic Alliance Agreement.”

Management’s discussion and analysis of financial condition and results of operations

As discussed below, we intend to use short-term leverage to increase potential returns to our stockholders. Subject to maintaining our exemption from registration under the 1940 Act and our qualification as a REIT, we intend to hedge the interest rate risk associated with this short-term leverage by entering into hedging instruments, including interest rate swap agreements, interest rate cap agreements, interest rate floor agreements, IO Strips or other financial instruments that we deem appropriate.

Upon completion of this offering and the concurrent private placement, we will apply substantially all of the net proceeds of this offering, the concurrent private placement and borrowings under our repurchase agreements to acquire an initial portfolio of assets consisting primarily of shorter duration Agency RMBS and IO Strips. See “Business—Initial Portfolio” for a description of the assets that we intend to acquire using the net proceeds of this offering, the concurrent private placement and borrowings under repurchase agreements. These assets are expected to generate positive earnings immediately following the closing of this offering and the concurrent private placement.

We expect to use what we believe to be prudent amounts of leverage to increase potential returns to our stockholders. Subject to maintaining our exemption from registration under the 1940 Act and our qualification as a REIT, we expect to use a number of sources to finance our assets, including repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and other secured and unsecured forms of borrowing. Over time, as market conditions change, in addition to these financings, we may use other forms of leverage.

We are a Maryland corporation, incorporated on March 2, 2011, and we intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2012. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act. As of the date of this prospectus, we have not commenced any operations other than organizing our company. We currently have no assets and will not commence operations until we have completed this offering and the concurrent private placement.

FACTORS IMPACTING OUR OPERATING RESULTS

We expect that the results of our operations will be affected by a number of factors and will primarily depend on, among other things, the supply of, and demand for, Agency RMBS, Non-Agency RMBS, Jumbo loans and other mortgage-related assets in the marketplace, the level of our net interest income, the market value of our assets. Additionally, our operations will be impacted by the financing we obtain, the terms of such financing and the effectiveness of our hedges. Our asset portfolio may grow at an uneven pace as opportunities to acquire Agency RMBS and Jumbo loans may be irregularly timed, and the timing and extent of our Manager’s success in originating or identifying such loans and RMBS, and our success in acquiring such loans and RMBS, cannot be predicted. Therefore, our net income may become depressed if our capital is not fully deployed. Additionally, our net interest income, which reflects the amortization of purchase premiums and accretion of purchase discounts on our residential mortgage loans and mortgage-related assets, will vary primarily as a result of changes in the market value of our assets, the size of our asset portfolio, market interest rates, prepayment rates on our mortgage loans, prepayment speeds, on any RMBS assets we may have acquired, the payment performance of borrowers, market conditions, RMBS spreads and extension risks. Interest rates and prepayment rates vary according to the type of asset, conditions in the financial markets, competition, the size of our asset portfolio and other factors, none of which can be predicted with any certainty. Our operating results may also be impacted by credit losses in excess of initial anticipated or unanticipated credit events experienced by borrowers whose mortgage loans we may acquire or which may be included in our Non-Agency RMBS. Many of these factors are beyond our control.

Changes in market value of our assets.  It is our business strategy to hold our target assets as long-term investments. However, since we may from time to time sell those loans, we expect that our residential mortgage loans will be carried at fair value. Accordingly, changes in their fair value will impact the results of our operations for the period in which such change in value occurs.

Management’s discussion and analysis of financial condition and results of operations

We also expect to carry any mortgage-related assets we acquire as long-term investments, including RMBS, at their fair value. This means that any RMBS we may hold will be carried as available-for-sale, with changes in fair value recorded through accumulated other comprehensive income/(loss), a component of stockholders’ equity, rather than through earnings. As a result, and unlike residential mortgage loans, we do not expect that changes in the market value of this asset type will normally impact our operating results. However, at least on a quarterly basis, we will assess both our ability and intent to continue to hold such assets as long-term investments. As part of this process, we will monitor our target assets for other-than-temporary impairment. A change in our ability and/or intent to continue to hold any of our investment securities could result in our recognizing an impairment charge or realizing losses upon the sale of such securities.

Changes in market interest rates.  With respect to our proposed business operations, general increases in interest rates over time may cause: (1) the interest expense associated with our borrowings to increase; (2) the value of our mortgage loans to decline; (3) the value of any RMBS we may hold to decrease; (4) coupons on any adjustable-rate and hybrid mortgage loans and RMBS to reset, although on a delayed basis, to higher interest rates; (5) prepayments on our mortgage loan portfolio and any RMBS to slow, thereby slowing the amortization of our purchase premiums and the accretion of our purchase discounts; and (6) to the extent we enter into hedging instruments, including interest rate swap agreements, interest rate cap agreements, interest rate floor agreements, IO Strips or other financial instruments that we deem appropriate, as part of our hedging strategy, the value of these agreements to increase. Conversely, general decreases in interest rates over time may cause: (A) the interest expense associated with our borrowings to decrease; (B) the value of our mortgage loans to increase; (C) the value of any RMBS we may hold to increase; (D) coupons on any adjustable-rate and hybrid mortgage loans and RMBS to reset, although on a delayed basis, to lower interest rates; (E) prepayments on our mortgage loan portfolio and any RMBS to increase, thereby accelerating the amortization of our purchase premiums and the accretion of our purchase discounts, and (F) to the extent we enter into hedging instruments, including interest rate swap agreements, interest rate cap agreements, interest rate floor agreements, IO Strips or other financial instruments that we deem appropriate, as part of our hedging strategy, the value of these agreements to decrease. Since changes in interest rates may significantly affect our activities, our operating results will depend, in large part, upon our ability to effectively manage interest rate risks and prepayment risks while maintaining our REIT qualification and our exclusion from the 1940 Act.

Size of portfolio.  The size of our portfolio of assets, as measured by the aggregate unpaid principal balance of our mortgage loans and the aggregate principal balance of any mortgage-related securities and other assets we may acquire will also be a key revenue driver. Generally, as the size of our portfolio grows, the amount of interest income we receive will increase. A larger portfolio, however, may result in increased expenses as we may incur additional interest expense to finance the purchase of our assets.

Prepayment speeds.  Prepayment speeds may be affected by a number of factors including, but not limited to, the type of investment, interest rates, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, possible changes in tax laws, other opportunities for investment, homeowner mobility and other economic, social, geographic, demographic and legal factors, none of which can be predicted with any certainty. Generally, when interest rates rise, borrowers find it relatively less attractive to refinance their mortgage loans and, as a result, prepayment speeds tend to decrease. This may extend the period over which we earn interest income, while conversely, the period over which we earn interest income may decrease when interest rates fall and prepayment speeds tend to increase. We also expect that over time any adjustable-rate and hybrid mortgage loans and RMBS we may acquire will experience higher prepayment rates than do fixed-rate mortgage loans and RMBS, as we believe that homeowners with adjustable-rate and hybrid mortgage loans exhibit more rapid housing turnover levels or refinancing activity compared to fixed-rate borrowers. In addition, we anticipate that prepayments on adjustable-rate mortgage loans will tend to significantly accelerate as the coupon reset date approaches.

Credit risk.  One of our strategic focuses is acquiring assets which we believe to be of high credit quality. We believe this strategy will generally keep our credit losses and financing costs low. Although we do not expect

Management’s discussion and analysis of financial condition and results of operations to encounter credit risk in our Agency RMBS, we do expect to encounter credit risk related to Jumbo and other non-conforming residential mortgage loans we may acquire. Additionally, we do expect to be subject to varying degrees of credit risk in connection with our other target assets. Our Manager will seek to mitigate this risk by selectively acquiring higher quality assets at appropriate prices given anticipated and unanticipated losses, by deploying a comprehensive review and asset selection process and by careful ongoing monitoring of acquired assets. Nevertheless, unanticipated credit losses could occur which could adversely impact our operating results.

Market conditions.  We believe that we will be presented with significant opportunities to acquire mortgage assets and grow our business over the next several years. Beginning in 2007, significant adverse changes in financial markets’ conditions resulted in a deleveraging of the entire global financial system and the failure or impairment of several major mortgage market participants. As a result of these adverse changes, the availability of credit to finance real estate-related assets became particularly constrained and there has been severe contraction in the secondary market for mortgage loans. While the availability of credit became constrained for all types of mortgage assets, financing for non-conforming loans, including loans in the Jumbo category, was and continues to be particularly negatively affected. According to the Department of the Treasury and Department of Housing and Urban Development’s Housing Report to Congress, in the aftermath of the global financial crisis, loans conforming to Agency guidelines have accounted for more than nine out of every ten new mortgages originated in the United States. We believe, and this view is supported by the Housing Report, that this level of government involvement in the mortgage market is not sustainable. Instead, private capital sources will emerge as the primary source of mortgage credit in the United States. We therefore anticipate an opportunity, through our relationship with our Manager and Provident, to acquire a growing volume of attractively priced mortgage assets over the next several years as the Agencies retreat from the primary role they have played in the U.S. mortgage market. We believe that market conditions will continue to impact our operating results and will cause us to adjust our acquisition and financing strategies over time as new opportunities emerge and risk profiles of our business change.

Spreads on RMBS versus U.S. Treasuries and our funding costs.  The spread between U.S. Treasuries and RMBS has recently been volatile. Over the past several years spreads on non-treasury, fixed income assets including RMBS moved sharply wider due to the difficult credit conditions. The poor collateral performance of the subprime mortgage sector coupled with declining home prices had a negative impact on investor confidence. As the prices of securitized assets declined, a number of investors and a number of structured investment vehicles faced margin calls from dealers and were forced to sell assets in order to reduce leverage. The price volatility of these assets also impacted lending terms in the repurchase market as counterparties raised margin requirements to reflect the more difficult environment.

The spread between the yield on our assets and our funding costs will affect the performance of our business. Wider spreads imply greater income on new asset purchases, but may have a negative impact on our stated book value. Wider spreads may also negatively impact asset prices. In an environment where spreads are widening, counterparties may require additional collateral to secure borrowings which may require us to reduce leverage by selling assets. Conversely, tighter spreads imply lower income on new asset purchases, but may have a positive impact on our stated book value. Tighter spreads may have a positive impact on asset prices. In this case, we may be able to reduce the amount of collateral required to secure borrowings.

Extension Risk.  Our Manager will compute the projected weighted-average life of our assets based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, if we acquire an adjustable-rate, hybrid or fixed-rate RMBS, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related assets.

Management’s discussion and analysis of financial condition and results of operations

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results of operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the adjustable-rate or hybrid RMBS would remain fixed. This situation may also cause the market value of adjustable-rate or hybrid RMBS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Our financial statements will be prepared in accordance with GAAP, which requires the use of estimates, assumptions and the exercise of subjective judgment as to future uncertainties. In accordance with SEC guidance, the following discussion addresses the accounting policies that we will utilize, based on our expectation of our initial operations. Our most critical accounting policies will involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made and based upon information available to us at that time. Our critical accounting policies and accounting estimates will be expanded over time as we fully implement our business and operating strategy. Those material accounting policies and estimates that we initially expect to be most critical to an investor’s understanding of our financial results and condition, as well as those that require complex judgment decisions by our management, are discussed below.

Fair Value Option—mortgage loans

GAAP permits entities to choose to measure many financial instruments and certain other items at fair value. Changes in fair value, along with transaction costs, would be reported through net income. We have selected the Fair Value Option for our mortgage loans. GAAP establishes presentation and disclosure requirements designed to facilitate comparison between entities that choose different measurement attributes for similar types of assets and liabilities.

Mortgage loans that are not committed to be sold will be recorded at fair value, which will be approximated using a discounted cash flow valuation model. Inputs to the model will be classified into directly and non-directly observable inputs. Directly observable inputs are inputs that can be taken directly from observable data or market sources such as current interest rates, loan amount, payment status and property type. Non-directly observable inputs are inputs that cannot be taken directly from observable data or market sources such as forecasts of future interest rates, home prices, prepayment speeds, defaults and loss severities. Loans which are committed to be sold will be valued at their quoted market price or market price equivalent.

Fair Value Option—mortgage-related assets

Any RMBS we may acquire will likely initially consist primarily of Agency RMBS and Non-Agency RMBS, as well as IO Strips that we will classify as available-for-sale. In addition to acquiring issued pools of Agency RMBS, we may also acquire forward-settling Agency RMBS where the pool is “to-be-announced,” subject to maintaining our exemption from registration under the 1940 Act and our qualification as a REIT. Pursuant to these TBAs, we will agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date. We expect to classify our TBA Agency RMBS as available-for-sale as well. As such, we expect that our RMBS and IO Strips classified as available-for-sale will be carried at their fair value, with changes in fair value recorded through accumulated other comprehensive income/(loss), a component of stockholders’ equity, rather than through earnings. We do not intend to hold any of our investment securities for trading purposes; however, if our securities were classified as trading securities, there could be substantially greater volatility in our earnings, as changes in the fair value of securities classified as trading are recorded through earnings.

Management’s discussion and analysis of financial condition and results of operations

When the estimated fair value of an available-for-sale security is less than amortized cost, we will consider whether there is an other-than-temporary impairment in the value of the security. Unrealized losses on securities considered to be other-than-temporary will be recognized in earnings. The determination of whether a security is other-than-temporarily impaired will involve judgments and assumptions based on subjective and objective factors. Consideration will be given to (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of recovery in fair value of the security, and (iii) our intent and ability to retain our investment in the security for a period of time sufficient to allow for any anticipated recovery in fair value. Investments with unrealized losses will not be considered other-than-temporarily impaired if we have the ability and intent to hold the investments for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the investments.

Fair Value Option—mortgage servicing assets

We will measure mortgage servicing assets at fair value. Valuation changes in the mortgage servicing assets are recognized in our statements of operations. To determine the fair value of the mortgage servicing assets, we stratify our portfolio based on interest rate and product types, using a valuation model to calculate the present value of estimated future net servicing income. In using this valuation model, we incorporate assumptions that market participants would use in estimating future net servicing income, which includes estimates of the cost to service, the discount rate, inflation rate, ancillary income, prepayment speeds and default rates and losses.

Valuation of financial instruments

Accounting Standards Codification, or ASC 820, “Fair Value Measurements and Disclosures,” establishes a framework for measuring fair value of financial instruments and expands related disclosures. ASC 820 establishes a hierarchy of valuation techniques based on the observability of inputs utilized in measuring financial instruments at fair values. Readily available unadjusted quoted prices in active markets for identical assets are considered the preferred source of values (Level 1 measurements), followed by prices determined using other significant observable inputs that fellow market participants would use in pricing a security, including quoted prices for similar securities, interest rates, prepayment speeds, credit risk and other inputs (Level 2 measurements). Finally, valuation models using significant unobservable inputs are given lowest priority as sources of values (Level 3 measurements). These unobservable inputs include management assumptions in the absence of market input and are based on the best information available.

We expect that any RMBS and IO Strips we acquire and classify as available-for-sale will be valued using Level 2 measurements; however, some RMBS, IO Strips and other mortgage-related assets we may acquire may be valued using Level 3 measurements. The RMBS and IO Strips pricing model we intend to utilize will incorporate such factors as coupons, prepayment speeds, spread to the Treasury and swap curves, convexity, duration, periodic and life caps, credit losses and credit enhancement. Management will review the fair values determined by the pricing model and compare its results to dealer quotes received on each investment to validate the reasonableness of the valuations indicated by the pricing models. The dealer quotes will incorporate common market pricing methods, including a spread measurement to the Treasury curve or interest rate swap curve as well as underlying characteristics of the particular security including coupon, periodic and life caps, rate reset period, issuer, additional credit support and expected life of the security.

Additionally, we expect that the mortgage loans we acquire will be valued using either Level 2 or Level 3 measurements. The pricing model we intend to use will be similar to the RMBS and IO Strips model described above. We expect that any MSRs we acquire will be valued using Level 3 measurements.

Any changes to the valuation methodology will be reviewed by management to ensure the changes are appropriate. As markets and products develop and the pricing for certain products becomes more transparent, we will continue to refine our valuation methodologies. The methods used by us may produce a

Management’s discussion and analysis of financial condition and results of operations fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while we anticipate that our valuation methods will be appropriate and consistent with other market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date. We will use inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.

Mortgage loan sales and securitizations

We will periodically enter into transactions in which we sell financial assets, such as mortgage loans, RMBS and other assets. Upon a transfer of financial assets, we will sometimes retain or acquire senior or subordinated interests in the related assets. Gains and losses on such transactions will be recognized using GAAP, which is based on an approach that focuses on control. Under this approach, after a transfer of financial assets that meet the criteria for treatment as a sale—legal and effective transferred control—an entity recognizes the financial and servicing assets it acquired or retained and the liabilities it has incurred, derecognizes financial assets it has sold, and derecognizes liabilities when extinguished. If control is not transferred pursuant to GAAP, the transfer will be accounted for as a borrowing on our financial statements.

From time to time, we may securitize mortgage loans we hold if such financing is available. These transactions will be recorded in accordance with GAAP and will be accounted for as either a “sale” and the loans will be removed from our balance sheet or as a “financing” and will be classified as “securitized loans” on our balance sheet, depending upon the structure of the securitization transaction.

Interest income recognition

Interest income on our mortgage loans will be recognized over the life of the asset using the nominal interest rate. Income recognition will be suspended for loans when, in our opinion, a full recovery of income and principal becomes doubtful. Income recognition will be resumed when the loan becomes contractually current and future payments are reasonably assured.

Interest income on any Agency RMBS, IO Strips or Non-Agency RMBS we may acquire will be accrued based on the actual coupon rate and the outstanding principal balance of such securities. Premiums and discounts will be amortized or accreted into interest income over the lives of the securities using the retrospective income method. This method requires that prepayment rates be reviewed and reestimated as necessary.

Interest income on any securities we may acquire that are not of high credit quality, including unrated securities, will be recognized in accordance with GAAP. GAAP requires that cash flows from a security be estimated applying assumptions used to determine the fair value of such security and the excess of the future cash flows over the investment are recognized as interest income under the effective yield method. We will review and, if appropriate, make adjustments to our cash flow projections at least quarterly and monitor these projections based on input and analysis received from external sources, internal models, and our judgment about interest rates, prepayment rates, the timing and amount of credit losses, and other factors. Changes in cash flows from those originally projected, or from those estimated at the last evaluation, may result in a prospective change in interest income recognized on, or the carrying value of, such securities.

Hedging instruments and hedging activities

In the normal course of business, we may use a variety of hedging instruments to manage, or hedge, interest rate risk, subject to maintaining our exemption from registration under the 1940 Act and our qualification as a REIT. The most common will be interest rate swap agreements, interest rate cap agreements and interest rate floor agreements. We will apply the provisions of GAAP to account for these hedging instruments. GAAP requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect other comprehensive

Management’s discussion and analysis of financial condition and results of operations income in stockholders’ equity (until the hedged item is recognized in earnings or net income) if the derivative instrument qualifies as a hedge for accounting purposes. If the derivative instrument does not qualify as a hedge for accounting purposes, the fair value adjustment will be recorded in our statement of operations.

We expect to enter into hedging instruments, including interest rate swap agreements, interest rate cap agreements, interest rate floor agreements, IO Strips or other financial instruments that we deem appropriate, in order to mitigate our interest rate risk. These hedging instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in our statement of operations for each period until the hedging instrument matures or is settled. As stated above, any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market with the changes in value included in net income.

Derivatives will be used for hedging purposes rather than speculation. We will rely on quotations from a third party to determine these fair values (Fair Value Level 1 measurements). If our hedging activities do not achieve our desired results, our reported earnings may be adversely affected.

Manager compensation

Our management agreement provides for the payment of a base management fee to our Manager and an incentive fee if our financial performance exceeds certain benchmarks. The base management fee and the incentive fee are accrued and expensed during the period for which they are calculated and earned. Since the incentive fee is paid quarterly in shares of our restricted common stock, an adjustment to the fee accrued may be needed based on changes in our stock price. For a more detailed discussion on the fees payable under our management agreement, see “Our Manager and our Management Agreement—Management Fees, Expense Reimbursements and Termination Fee.”

Investment consolidation

For each Non-Agency RMBS we own, we will evaluate the underlying entity that issued the securities we acquired to determine the appropriate accounting. A similar analysis will be performed for each entity with which we enter into an agreement for management, servicing or related services. In performing our analysis, GAAP requires that we consider whether the equity investors do not have sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support or, as a group, the holders of the equity investment at risk lack: a. the power, through voting rights or similar rights, to direct the activities of a legal entity that most significantly impact the entity’s economic performance; b. the obligation to absorb the expected losses of the legal entity or c. the right to receive the expected residual returns of the legal entity. The reporting entity with a variable interest or interests that provide the reporting entity with a controlling financial interest in a variable interest entity (VIE) will have both of the following characteristics: a. the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance; and b. the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. This determination can sometimes involve complex and subjective analyses.

Income taxes

Our financial results are generally not expected to reflect provisions for current or deferred income taxes. We intend to operate in a manner that will allow us to qualify for taxation as a REIT. As a result of our expected REIT qualification, we do not generally expect to pay U.S. federal or state and local corporate level taxes. Many of the REIT requirements, however, are highly technical and complex. If we were to fail to meet the REIT requirements, we would be subject to U.S. federal, state and local income and franchise taxes.

Management’s discussion and analysis of financial condition and results of operations

RECENT ACCOUNTING PRONOUNCEMENTS

Comprehensive income

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income: Presentation of Comprehensive Income. This guidance eliminates the option to present components of other comprehensive income in the statement of stockholders’ equity and requires entities to present all non-owner changes in stockholders’ equity either as a single continuous statement of comprehensive income or as two separate but consecutive statements. This guidance is effective for fiscal years and interim periods beginning after December 15, 2011, with the exception of the requirement to present reclassification adjustments from other comprehensive income to net income on the face of the financial statements, which has been deferred pending further deliberation by the FASB, and is not expected to have a material effect on our financial condition or results of operations, though it will change our financial statement presentation.

Fair value measurements and disclosures

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU converges fair value measurement and disclosure guidance in U.S. GAAP with the guidance concurrently issued by the International Accounting Standards Board. While the amendments in ASU 2011-04 do not modify the requirements for when fair value measurements apply, they do generally represent clarifications on how to measure and disclose fair value under ASC 820, Fair Value Measurement. This ASU is effective for interim and annual periods beginning after December 15, 2011 and should be applied prospectively. Early adoption is not permitted. ASU 2011-04 may increase our disclosures related to fair value measurements, but will not have an effect on our consolidated financial statements.

RESULTS OF OPERATIONS

As of the date of this prospectus, we have not commenced any significant operations because we are in our organizational stage. We will not commence any significant operations until we have completed this offering and the concurrent private placement. We are not aware of any material trends or uncertainties, other than national economic conditions affecting mortgage loans, mortgage-backed securities and real estate, generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition of real estate-related assets, other than those referred to in this prospectus.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is a measure of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain our assets and operations, make distributions to our stockholders and other general business needs. We will use significant cash to purchase our target assets, repay principal and interest on our borrowings, make distributions to our stockholders and fund our operations. Our primary sources of cash will generally consist of the net proceeds from this offering and the concurrent private placement, payments of principal and interest we receive on our portfolio of assets, cash generated from our operating results and unused borrowing capacity under our financing sources. We expect that our primary sources of financing will be through repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and other secured and unsecured forms of borrowing. We plan to finance our assets with what we believe to be a prudent amount of leverage, the level of which may vary based upon the particular characteristics of our portfolio, any restrictions placed upon us by our lenders and on market conditions. Although we are not required to maintain any particular leverage ratio, including the maximum amount of leverage we may use, we expect initially, to deploy, on a debt-to-equity basis, up to 8:1 leverage on Agency RMBS, up to 5:1 leverage on residential mortgage loans and up to 3:1 leverage on IO Strips. We do not expect, initially, to deploy leverage on non-Agency RMBS or MSRs. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions

Management’s discussion and analysis of financial condition and results of operations of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity. In addition, we intend to rely on short-term financing such as repurchase transactions under master repurchase agreements, the duration of which is typically 30 to 60 days. To date, we have entered into master repurchase agreements with UBS Securities LLC, Deutsche Bank Securities Inc., Jefferies & Company, Inc. and Guggenheim Securities, LLC, each of which is an underwriter in this offering and we have also entered into repurchase agreements with Barclays Capital Inc., J.P. Morgan Securities LLC, Nomura Securities International, Inc. and RBS Securities Inc., which we intend to use for the purchase of Agency RMBS and IO Strips. This financing is uncommitted and continuation of such financing cannot be assured. These agreements are subject to the successful completion of an equity raise by us of a minimum of $      million.

While we generally intend to hold our target assets as long-term investments, certain of our assets may be sold in order to manage our interest rate risk and liquidity needs, meet other operating objectives and adapt to market conditions. The timing and impact of future sales of our assets, if any, cannot be predicted with any certainty. Since we expect that our assets will generally be financed with repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and other secured and unsecured forms of borrowing, we expect that a significant portion of the proceeds from sales of our assets (if any), prepayments and scheduled amortization will be used to repay balances under these financing sources.

We generally need to distribute at least 90% of our REIT taxable income each year (subject to certain adjustments) to our stockholders in order to qualify as a REIT under the Internal Revenue Code. These distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for our business.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

We had no contractual obligations as of January 26, 2012. Prior to the completion of this offering, we will enter into a management agreement with our Manager and a strategic alliance agreement with Provident. Pursuant to our management agreement, our Manager will be entitled to receive a base management fee, an incentive fee and the reimbursement of certain expenses. See “Our Manager and our Management Agreement—Management Fees, Expense Reimbursements and Termination Fee.” Pursuant to the terms of our strategic alliance agreement, Provident will have the right, subject to certain exceptions, to act as sub-servicer with respect to any loan that we purchase from Provident or any other third party on a servicing-released basis or any MSR that we purchase from Provident or any other third party. For such services, we will pay Provident servicing fees in accordance with the terms of the sub-servicing agreement, which fees will be determined at the time we enter into such sub-servicing agreement and will be renewed and approved by a majority of our independent directors annually. See “Our Strategic Alliance Agreement.”

We expect to enter into certain contracts that may contain a variety of indemnification obligations, principally with brokers, underwriters and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations may be unlimited.

OFF-BALANCE SHEET ARRANGEMENTS

As of the date of this prospectus, we do not have off-balance sheet arrangements. We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured investment vehicles, or special purpose or variable interest entities, established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities or entered into any commitment or intend to provide additional funding to any such entities.

Management’s discussion and analysis of financial condition and results of operations

DIVIDENDS

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to pay regular quarterly dividends to our stockholders in an amount equal to our taxable income, if and to the extent authorized by our board of directors. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our repurchase agreements and other debt payable. If our cash available for distribution is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.

We make distributions based on our current estimate of taxable earnings per common share, but not GAAP earnings. Dividends distributed and taxable and GAAP earnings will typically differ due to items such as fair value adjustments, differences in premium amortization and discount accretion, and non-deductible general and administrative expenses. Our quarterly dividend per share may be substantially different than our quarterly taxable earnings and GAAP earnings per share.

INFLATION

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions will be determined by our board of directors after considering, among other factors, the requirement that we distribute to our stockholders at least 90% of our REIT taxable income (without regard to deductions for dividends paid and excluding net capital gains) on an annual basis in order to maintain our REIT qualification; in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices, real estate values and other market-based risks. We anticipate that our primary market risks will be real estate risk, interest rate risk, market value risk, prepayment risk and risks related to the credit quality of our assets. We will seek to manage these risks while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock.

Interest rate risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our assets and our related financing obligations. In general, we expect to finance the acquisition of our target assets through financings in the form of repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and other secured and unsecured forms of borrowing. We may mitigate interest rate risk through utilization of hedging instruments, primarily interest rate swap agreements, interest rate cap agreements, IO Strips and interest rate floor agreements. Interest rate swap agreements are intended to serve as a hedge against future interest rate increases on our borrowings.

Management’s discussion and analysis of financial condition and results of operations

Interest rate effect on net interest income

Our operating results will depend in large part on differences between the income earned on our assets and our cost of borrowing and hedging activities. The cost of our borrowings will generally be based on prevailing market interest rates. During a period of rising interest rates, our borrowing costs generally will increase (1) while the yields earned on our leveraged fixed-rate mortgage assets will remain static and (2) at a faster pace than the yields earned on any leveraged adjustable-rate and hybrid mortgage assets we may have acquired, which could result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on our asset/liability composition at the time as well as the magnitude and duration of the interest rate increase. Further, an increase in short-term interest rates could also have a negative impact on the market value of our target assets. If any of these events happen, we could experience a decrease in net income or incur a net loss during these periods, which could adversely affect our liquidity and results of operations.

Hedging techniques are partly based on assumed levels of prepayments of our target assets. If prepayments are slower or faster than assumed, the life of the investment will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions. Hedging strategies involving the use of derivative securities are highly complex and may produce volatile returns.

Real estate risk

Residential mortgage assets and residential property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing); changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the loans or underlying loans, as the case may be, which could also cause us to suffer losses.

Market value risk

Our mortgage loans, any available-for-sale securities, our MSRs and IO Strips will be reflected at their estimated fair value, with the difference between amortized cost and estimated fair value reflected in accumulated other comprehensive income. The estimated fair value of our mortgage loans, our RMBS portfolio, MSRs and IO Strips fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of our mortgage loans and our RMBS portfolio would be expected to decrease and our MSRs and IO Strips would be expected to increase. Conversely, in a decreasing interest rate environment, the estimated fair value of our mortgage loans and our RMBS portfolio would be expected to increase and our MSRs and IO Strips would be expected to decrease. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted. If we are unable to readily obtain independent pricing to validate our estimated fair value of our mortgage loans, RMBS, MSRs and IO Strips in our portfolio, the fair value gains or losses recorded in other comprehensive income may be adversely affected.

Prepayment risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on an asset to be less than expected. As we receive prepayments of principal on our assets, premiums paid on such assets will be amortized against interest income. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on such assets are accreted into interest income. In general, an increase in prepayment

Management’s discussion and analysis of financial condition and results of operations rates will accelerate the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

Credit risk

We expect to be subject to varying degrees of credit risk in connection with our assets. Although we do not expect to encounter credit risk in our Agency RMBS, we do expect to encounter credit risk related to Jumbo and other non-conforming residential mortgage loans we may acquire. Additionally, we do expect to be subject to varying degrees of credit risk in connection with our other target assets. We will also have exposure to credit risk on the underlying mortgage loans in any RMBS, including Non-Agency RMBS, we may acquire, as well as other mortgage-related assets, we may acquire.

Our Manager will seek to manage any credit risk relating to RMBS, conforming mortgage loans or Jumbo and other non-conforming residential mortgage loans we may acquire by focusing on higher-quality mortgage loans and by conducting due diligence that allows us to remove loans that do not meet our credit standards based on loan-to-value ratios, borrower’s credit scores, debt-to-income ratio, income and asset documentation, property valuation and other criteria that we believe to be important indications of credit risk. Our Manager’s analysis of residential mortgage loans will include borrower profiles, as well as valuation and appraisal data. Our Manager will seek to obtain representations and warranties from each seller stating that each loan was underwritten to our requirements or, in the event underwriting exceptions were made, informing us of the exceptions so that we may evaluate whether to accept or reject the loans. Credit risk on our residential mortgage loan portfolio will also be addressed through our Manager’s active asset surveillance.

Our Manager will seek to manage credit risk relating to any Non-Agency RMBS or other assets we may acquire by performing a credit analysis of potential assets. Our Manager will evaluate the credit characteristics of potential RMBS assets based on their underlying collateral profiles, including, but not limited to, loan balance distribution, documentation, geographic concentration, property type, periodic and lifetime interest rate caps, weighted-average loan-to-value and weighted-average credit score. Qualifying assets will then be analyzed based on expectations of prepayments, defaults, losses, vintage, as well as structural nuances. Base case scenarios will be stressed utilizing credit risk-based models. Credit risk will also be addressed through our Manager’s on-going surveillance, as securities will be monitored for variance from expected prepayments, defaults, severities, losses and cash flow on a periodic basis.

Interest rate cap risk

We may acquire adjustable-rate and hybrid mortgage assets. These are assets in which the underlying mortgages are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the security’s interest yield may change during any given period. However, our borrowing costs pursuant to our financing agreements will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, interest rate costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our adjustable-rate and hybrid mortgage assets would effectively be limited. This issue will be magnified to the extent we acquire adjustable-rate and hybrid mortgage assets that are not based on mortgages which are fully indexed. In addition, adjustable-rate and hybrid mortgage assets may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on such assets than we would need to pay the interest cost on our related borrowings. These factors could lower our net interest income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Management’s discussion and analysis of financial condition and results of operations

Interest rate mismatch risk

We may fund a portion of our acquisition of adjustable-rate and hybrid mortgages and RMBS assets with borrowings that are based on the London Interbank Offered Rate, or LIBOR, while the interest rates on these assets may be indexed to LIBOR or another index rate, such as the one-year Constant Maturity Treasury, or CMT, index, the Monthly Treasury Average, or MTA, index or the 11th District Cost of Funds Index, or COFI. Accordingly, any increase in LIBOR relative to one-year CMT rates, MTA or COFI will generally result in an increase in our borrowing costs that is not matched by a corresponding increase in the interest earnings on these assets. Any such interest rate index mismatch could adversely affect our profitability, which may negatively impact distributions to our stockholders. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above.

Our analysis of risks is based on our Manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Extension risk

Our Manager will compute the projected weighted-average life of our assets based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when RMBS secured by hybrid or fixed-rate loans are acquired with borrowings, we may, but are not required to, enter into interest rate swap agreements or other hedging instruments that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the RMBS. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the RMBS.

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related RMBS could extend beyond the term of the interest swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid or fixed-rate RMBS would remain fixed. This situation may also cause the market value of our hybrid or fixed-rate RMBS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

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OUR COMPANY

We are a newly formed real estate finance company that will acquire residential mortgage loans, including primarily Jumbo loans, residential mortgage-backed securities and other mortgage-related assets. Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by selectively constructing a diversified portfolio of high quality assets, many of which we expect to be of shorter duration, and by efficiently financing those assets primarily through repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and other secured and unsecured forms of borrowing. We will be externally managed and advised by our Manager, an affiliate of Provident. For the nine months ended September 30, 2011, according to Inside Mortgage Finance, Provident was the largest wholesale mortgage originator, the third largest non-bank mortgage originator and the ninth largest mortgage originator in the United States, in each case in terms of loans funded directly to the borrower, with $13.8 billion in origination volume. In the nine months ended September 30, 2011, Provident’s origination volume totaled $14.9 billion. Provident’s business philosophy has been built around leveraging proprietary technology to create a standardized loan experience with a “no exceptions” mindset to originating and servicing mortgage loans. This approach has enabled Provident to maintain a low cost structure, which in turn allows it to offer its loan products at attractive prices in the marketplace. In return for lower prices, Provident attracts high quality mortgage loans. An indication of the high quality of these products is that, for the nine months ended September 30, 2011, the average FICO score of Provident’s originated mortgage loans was 773 and the average loan-to-value ratio at origination was 62%. Another indication of this quality is evidenced by the loss experience related to breaches of representations and warranties of 4.8 bps (0.048%) on the approximately $208 billion of loans originated by Provident from 2001 through September 30, 2011. Additionally, as of September 30, 2011, Provident’s $51.5 billion mortgage servicing portfolio had a rate of delinquencies 30 days or greater or in foreclosure of 2.41% based on the total dollar volume of loans serviced, which Provident believes compares favorably to the rate reported by Inside Mortgage Finance Large Servicer Delinquency Index of 10.70%.

Our asset acquisition strategy will focus on acquiring a diversified portfolio of residential mortgage loans, RMBS and other mortgage-related assets that appropriately balances the risk and reward opportunities our Manager observes in the marketplace. Given the current state of the mortgage market, which is heavily dominated by the origination and securitization of conforming mortgage loans, we expect to initially focus on acquiring primarily Agency RMBS and, to a lesser extent, Jumbo loans. Given our long-term view that the market for non-conforming residential mortgage loans including, in particular, Jumbo loans, will grow, we expect our portfolio to become increasingly focused on this asset class over time. We expect to source mortgage loans and securities primarily through Provident. Pursuant to the terms of our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. To the extent that we purchase assets from Provident or any such fund or investment vehicle, under the terms of our strategic alliance agreement, such assets will be purchased at fair value. In addition, pursuant to the terms of our strategic alliance agreement, Provident will have the right, subject to certain exceptions, to act as sub-servicer with respect to any loan that we purchase from Provident or any other third party on a servicing-released basis or any MSR that we purchase from Provident or any other third party. We are not required to purchase any assets from Provident under the terms of the strategic alliance agreement, and Provident may offer assets to unaffiliated entities before offering assets to us. See “Certain Relationships and Related Transactions—Our Strategic Alliance Agreement.”

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Upon completion of this offering and the concurrent private placement, we will apply substantially all of the net proceeds of this offering, the concurrent private placement and borrowings under our repurchase agreements to acquire an initial portfolio of assets consisting primarily of shorter duration Agency RMBS and IO Strips. See “— Initial Portfolio” below for a description of the assets that we intend to acquire using the net proceeds of this offering, the concurrent private placement and borrowings under our repurchase agreements. These assets are expected to generate positive earnings immediately following the closing of this offering and the concurrent private placement.

We expect to use what we believe to be prudent amounts of leverage to increase potential returns to our stockholders. Subject to maintaining our exemption from registration under the 1940 Act and our qualification as a REIT, we expect to use a number of sources to finance our assets, including repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and other secured and unsecured forms of borrowing. As market conditions change over time, in addition to these financings, we may use other forms of leverage.

We are a Maryland corporation, incorporated on March 2, 2011, and we intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2012. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act. As of the date of this prospectus, we have not commenced any operations other than organizing our company. We currently have no assets and will not commence operations until we have completed this offering and the concurrent private placement.

OUR MANAGER AND PROVIDENT

Our Manager

Pursuant to the terms of our management agreement, our Manager will manage our day-to-day operations. Our management agreement requires our Manager to manage our business affairs in conformity with the policies and the asset acquisition guidelines that are approved and monitored by our board of directors. Our Manager will provide us with all of the asset acquisition and financing management, as well as other management and support functions that we will need to conduct our business. Our Manager’s senior management team will be led by Craig Pica, its Chairman, Mark Lefanowicz, its Chief Executive Officer and President, Jeremy Kelly, its Chief Financial Officer and Treasurer, John Kubiak, its Chief Investment Officer, and Michelle Blake, its Chief Administrative Officer and Secretary. Together, this senior management team has an average of 26 years of experience in the financial services industry, with a majority of that experience concentrated in mortgage banking-related activities. Our Manager’s senior management team is currently supported by a team of approximately 25 Provident finance, accounting and capital markets employees. See “Our Manager and our Management Agreement.” We do not expect to have any employees. Our Manager will be subject to the supervision and oversight of our board of directors. Our Manager, an affiliate of Provident, is a newly organized Delaware limited liability company formed on March 29, 2011.

Provident

Founded in 1992 by Craig Pica, the Chairman of our board of directors, Provident, with over 650 employees across 70 nationwide branches, is a private, independent mortgage company that originates and services residential mortgage loans. For the nine months ended September 30, 2011, according to Inside Mortgage Finance, Provident was the largest wholesale mortgage originator, the third largest non-bank mortgage originator and the ninth largest mortgage originator in the United States, in each case in terms of loans funded directly to the borrower, with $13.8 billion in origination volume. Currently, Provident primarily originates mortgage loans through two channels: wholesale and retail. Wholesale originations represent mortgage loans sourced and submitted to Provident by independent mortgage brokers on behalf of borrowers. Wholesale originations represent the vast majority of Provident’s originations. Retail loan originations represent mortgage loans originated directly to the borrower, which Provident sources mainly from its servicing portfolio.

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Provident is highly focused on being one of the industry’s lowest cost producer and servicer. Provident originated its loans with an average cost to originate per loan of 17 bps, and an average annual cost to service of $42 per loan for the nine months ended September 30, 2011. The $42 per loan average annual cost to service equates to 2.0 bps on Provident’s average loan balance of approximately $206,000 in its $51.5 billion servicing portfolio as of September 30, 2011.

The tables below provides key unaudited and audited financial statistics for Provident as of and for the nine months ended September 30, 2011 and as of and for the year ended December 31, 2010. This information is a reflection of the past performance of Provident and is not intended to be indicative of, or a guarantee or prediction of, the results that we, Provident or our Manager may achieve in the future.

	As of	For the nine months ended
	September 30, 2011	September 30, 2011

(unaudited)

Total revenue(1)	—	$130.2 million
Net income	—	$23.5 million
Liquidity(2)	$118.8 million	—
Long term debt(3)	$606.2 million	—
Total partners’ capital	$390.6 million	—

(1)	Includes $90.5 million of loan production revenue, net, $72.0 million of loan servicing revenue, net, $13.3 million of reinsurance premiums, net, $(36.4) million of interest, net, and $(9.3) million of trading securities, net.

(2)	Includes $55.4 million of cash and cash equivalents, $3.4 million of loans funded by Provident with no loan funding facility advances and $60 million of unrestricted cash collateral with U.S. Bank.

(3)	Includes $400 million of senior secured notes, $200 million of senior unsecured notes, $2.0 million of mortgage note payable, and $4.2 million of subordinated debt.

	As of	For the year ended
	December 31, 2010	December 31, 2010

(audited)(4)

Total revenue(1)	—	$262.7 million
Net income	—	$102.1 million
Liquidity(2)	$199.9 million	—
Long term debt(3)	$407.0 million	—
Total partners’ capital	$408.6 million	—

(1)	Includes $335.3 million of loan production revenue, net, $(41.1) million of loan servicing revenue, net, $1.2 million of reinsurance premiums, net, and $(32.7) million of interest, net.

(2)	Includes $74.8 million of cash and cash equivalents, $29.5 million of loans funded by Provident with no loan funding facility advances and $95.6 million of unrestricted cash collateral with U.S. Bank.

(3)	Includes $400 million of senior secured notes, $2.8 million mortgage note payable, and $4.2 million of subordinated debt.

(4)	Information was derived from audited Financial Statements.

The information set forth above as of and for the year ended December 31, 2010 does not reflect Provident’s $200 million unsecured high yield debt offering in February 2011.

Provident has a long track record and deep experience originating both conforming residential mortgage loans and Jumbo loans. Since 2009, given the illiquidity of the Jumbo loan market, substantially all of Provident’s originated mortgage loans have been conforming residential mortgage loans and were originated for sale for Agency securitizations. Provident originated mortgages which exceeded the Agency conforming

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loan limit of $417,000 with associated origination volume of $3.5 billion, $3.7 billion and $3.0 billion in 2009, 2010 and the nine months ended September 30, 2011, respectively. These loans, classified as Agency super conforming loans, represent mortgages that would otherwise have been classified as Jumbo loans absent the current higher conforming loan limits authorized under Congressional resolution. The FHFA announced on November 19, 2010, that in accordance with Congressional continuing resolution, Public Law Number 111-242, loans originated on or before September 30, 2011 will use the “temporary” high-cost area loan limits and will be the same as the 2010 high-cost area loan limits, up to a maximum of $729,750 for a one-unit property in the continental United States and loans originated on or after October 1, 2011 will use the “permanent” high-cost area loan limits established by the FHFA under a formula of 115% of the 2010 median home price, up to a maximum of $625,500 for a one-unit property in the continental United States. We believe that the end of the Agency super conforming loans will have a positive impact on our business as it will increase the pool of available Jumbo loans that we will seek to acquire as part of our business strategy. Additionally, Provident originated $12.8 billion of Jumbo loans from 2001 through 2007. As the Jumbo mortgage market re-emerges, Provident expects to follow the same processes and adhere to similar underwriting guidelines as it once again originates Jumbo loans, much as it has more recently done with loans that are currently classified as super conforming loans. Thus, we believe that Provident will originate higher quality and marketable Jumbo loans, which we will have the opportunity to acquire pursuant to our strategic alliance agreement.

The table below illustrates the historical composition of Provident’s loan originations and sales:

				Nine months ended	Nine months ended
	Year ended December 31,			September 30,	September 30,
	2008	2009	2010	2010	2011

Origination channel
Retail	$483,352,700	$1,133,846,750	$1,493,463,250	$888,255,750	$988,341,000
Wholesale(1)	14,001,416,100	36,690,880,050	25,362,184,950	16,526,004,350	12,787,011,000
Correspondent	44,905,730	0	5,393,950	—	1,120,240,000

Total loans originated	$14,529,674,530	$37,824,726,800	$26,861,042,150	$17,414,260,100	$14,895,592,000

Average FICO score	750	765	770	770	773
Average loan-to-value ratio	68%	64%	62%	63%	62%
Percentage of loans sold
To GSEs	22%	56%	67%	62%	92%
To other counterparties	78%	44%	33%	38%	8%
Servicing-retained	19%	53%	64%	62%	74%
Servicing-released	81%	47%	36%	38%	26%
Total loans sold(2)	$14,522,410,780	$37,381,587,350	$26,419,803,200	$16,433,674,800	$14,874,919,671
Loan production revenue, net, as a percentage of total loans sold	0.56%	1.59%	1.27%	1.23%	0.61%

(1)	Wholesale originations represent mortgage loans sourced and submitted to Provident by independent mortgage brokers on behalf of borrowers. Wholesale production amounts include amounts generated through the fulfillment agreement with CFSB of $1.8 billion for the year ended December 31, 2009, $3.9 billion for the year ended December 31, 2010, $2.8 billion for the nine months ended September 30, 2010 and $2.5 billion for the nine months ended September 30, 2011.

(2)	Loans sold include amounts sold on behalf of CFSB under the fulfillment agreement of $1.6 billion for the year ended December 31, 2009, $3.6 billion for the year ended December 31, 2010, $2.5 billion for the nine months ended September 30, 2010 and $2.7 billion for the nine months ended September 30, 2011.

Through our relationship with our Manager and Provident, we will have access to Provident’s leading mortgage loan origination platform with in-house origination, underwriting, structuring, financing, servicing, asset management, risk management and capital market capabilities. We believe that our access to this leading mortgage loan origination platform, as well as the deep network of relationships that our Manager’s

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senior management team has established, will provide us with an ongoing source of asset acquisition and financing opportunities through which we can selectively construct and fund a diversified portfolio of high quality assets. Pursuant to the terms of our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. To the extent that we purchase assets from Provident or any such fund or investment vehicle, under the terms of our strategic alliance agreement, such assets will be purchased at fair value.

Further, pursuant to the terms of our strategic alliance agreement, Provident will have the right, subject to certain exceptions, to act as sub-servicer with respect to any loan that we purchase from Provident or any other third party on a servicing-released basis (which means that the third party does not retain the servicing of such loan). See “Certain Relationships and Related Transactions—Our Strategic Alliance Agreement.” In addition to its origination business, as of September 30, 2011, Provident had a servicing portfolio of $51.5 billion, which was almost exclusively sourced through Provident’s origination channel. As of September 30, 2011, the loans underlying Provident’s mortgage servicing portfolio had a weighted average coupon of 4.69%, weighted average FICO of 757 and a weighted average loan-to-value ratio of 61%. As of September 30, 2011, approximately 69% of the mortgage loans in Provident’s servicing portfolio were originated after January 1, 2009.

By engaging Provident to act as sub-servicer for our loans, we will have access to, and benefit from, the Provident servicing platform, including PFServicing and Proviscan. These platforms provide loan servicing functions, including customer service, payment and payoff processing, investor reporting and accounting, escrow administration and default administration, as well as a document imaging system. If Provident sells an asset to us, together with the servicing rights, we expect that we will enter into a sub-servicing agreement with Provident. In addition, if we purchase a loan from a third party and acquire the servicing rights with respect to such asset, we expect that we will also enter into a sub-servicing agreement with Provident. We will pay Provident fees customary in the industry for acting as sub-servicer for our mortgage loans. The fees payable to Provident have been negotiated between us and Provident as part of our strategic alliance agreement, and are generally calculated based on a fixed dollar amount per loan per period, subject to certain adjustments in the event certain events occur, such as defaults or foreclosure. The fees payable by us to Provident for acting as sub-servicer are subject to change and will be reviewed and approved by a majority of our independent directors on an annual basis.

We believe that our access to Provident’s loan servicing capabilities and proprietary technology will enhance the quality and value of our assets. As of September 30, 2011, Provident’s mortgage servicing portfolio of $51.5 billion had a rate of delinquencies 30 days or greater or in foreclosure of 2.41% based on the total dollar volume of loans serviced, which Provident believes compares favorably to the rate reported by Inside Mortgage Finance Large Servicer Delinquency Index of 10.70%. Additionally, as of September 30, 2011, Provident’s Freddie Mac servicing portfolio (which represented 88.8% of Provident’s total mortgage loan servicing portfolio and was almost exclusively originated by Provident) had a rate of delinquencies 90 days or greater or in foreclosure of 1.04%, based upon the number of loans serviced, compared to the overall Freddie Mac over 90 days delinquency rate for mortgage loans on one- to four-unit residential properties of 3.14%. For each of the last six calendar quarters prior to and including the quarter ended September 30, 2011, Freddie Mac rated Provident as its number one servicer, out of the country’s top 25 largest servicers, for default management. In addition, PFServicing’s technology-enabled platform and quick turnover rate enabled Provident to service loans with an average annual cost to service of $42 per loan for the nine months ended September 30, 2011. The $42 per loan average annual cost to service equates to 2.0 bps on Provident’s average loan balance of approximately $206,000 in its $51.5 billion servicing portfolio as of September 30, 2011.

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INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

According to the Board of Governors of the Federal Reserve System, or the Federal Reserve, the residential mortgage loan market is the largest consumer finance market in the United States. This market, the majority of which consists of conforming, Agency-eligible borrowers, has experienced significant long-term growth. According to the Federal Reserve, mortgage debt outstanding has grown from $1.5 trillion in 1980 to over $14.4 trillion in 2009. According to the Mortgage Bankers Association, or the MBA, there were over $1.5 trillion in one-to four-family mortgage loans originated in 2010 and $2.0 trillion in 2009. These levels are down from an industry high of over $3.9 trillion in 2003. The MBA estimates that residential mortgage loan volume for one to four-family mortgage loans will decrease to approximately $1.3 trillion in 2011 and approximately $1.0 trillion in 2012 and 2013. Within these figures, Agency-eligible product, purchased both by the Agencies themselves and the private sector secondary market, represents the largest component of this total volume. According to the National Association of Realtors, as recently as 2007, Jumbo loans comprised 10% of all mortgage loans for home purchases and 30% of mortgage originations in dollar volume.

The U.S. mortgage industry comprises four major participants: loan originators, loan servicers, portfolio lenders and investors. Originators generally take loan applications and process the required documentation for loan closings, regardless of whether they will have an ongoing relationship with the borrower. Loan servicers manage the collection and payment of principal and interest on behalf of investors in exchange for a service fee which is a component of the coupon rate of the underlying mortgage note. Portfolio lenders represent originators that retain the loan on their balance sheet for the duration of the asset. Investors purchase loans in the secondary market, seeking the principal and interest stream generated by individual loans or pools of loans which support the issuance of RMBS.

Companies organized as mortgage REITs are one of the primary investors in the secondary market. Mortgage REITs primarily invest in mortgage debt (both residential and commercial) and earn a spread between the yield on their assets and the cost of their liabilities. The majority of these REITs are focused on Agency RMBS, but others are focused primarily on Non-Agency RMBS. Mortgage REITs have played different roles in the mortgage sector over time. Historically, there were a number of mortgage REITs that were primarily mortgage banks structured as REITs, meaning that they operated as licensed lenders to originate the mortgages they were then securitizing.

Beginning in 2007, significant adverse changes in financial markets resulted in a deleveraging of the entire global financial system and the failure or impairment of several major mortgage market participants. As a result of these adverse changes, the availability of credit to finance real estate-related assets became particularly constrained and there has been severe contraction in the secondary market for mortgage loans. Many companies that chose a structure where they were mortgage banks structured as REITs eventually went out of business during the financial crisis, as did many other standalone mortgage banks. Recently, a new class of mortgage REITs, focused on Agency, Non-Agency and distressed mortgage assets, has entered the market.

Generally, mortgage REITs are considered to be well suited to be long-term investors of mortgage assets. We believe that differentiating factors in our success will be the alignment of interest with our stockholders, the expertise of our Manager and our strategic alliance agreement with Provident, which will open up a strong pipeline of selectively chosen mortgage assets to us without our needing to become a mortgage lender and incurring the related costs. We believe that we will be presented with significant opportunities to acquire attractive mortgage assets and grow our business.

While the availability of credit became constrained beginning in 2007 for all types of mortgage assets, financing for non-conforming loans, including Jumbo loans, was and continues to be particularly negatively affected. According to the Department of the Treasury and Department of Housing and Urban Development’s recently released Housing Report to Congress, in the aftermath of the global financial crisis, the Agencies have accounted for more than nine out of every ten new mortgages originated in the United States. We believe, and this view is supported by the Housing Report, that this level of government involvement in the

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mortgage market is not sustainable. Instead, we believe private capital sources will emerge as the primary source of mortgage credit in the United States. We therefore anticipate an opportunity, through our relationship with our Manager and Provident, to acquire a significant amount of attractively priced mortgage assets over the next several years, particularly if the Agencies retreat from the primary role they have played in the U.S. mortgage market.

OUR COMPETITIVE ADVANTAGES

We believe that our competitive advantages include the following:

Access to Provident’s leading mortgage loan origination and servicing platform with an established track record

Pursuant to our strategic alliance agreement, we will have access to Provident’s leading mortgage loan origination and servicing platform which has an established track record. Provident is guided by discipline and consistency to create the highest quality product. Provident’s business philosophy has been built around leveraging proprietary technology to create a standardized loan experience with a “no exceptions” mindset to originating and servicing mortgage loans. We believe that our access to Provident’s leading mortgage loan origination and servicing platform will provide us with continuing access to a robust pipeline of assets through which we can grow our business and increase value for our stockholders.

Access to Provident’s operational platform and infrastructure

Provident has created and maintains an established operational platform with proprietary technology and third-party analytical capabilities. Provident’s proprietary technology includes PFServicing, Proviscan and PFNet. We and our Manager will have access to this vertically integrated, in-house operational platform, which has credit, underwriting, structuring, servicing, asset management and capital markets capabilities. In addition, we will have access to and will benefit from Provident’s infrastructure, including its professionals across production operations, capital markets, financial reporting, accounting, business development, marketing, human resources, compliance and information technology.

Visibility to Provident’s mortgage loan pipeline, servicing portfolio and loan-level data

Provident operates an integrated platform with free flow of information across all segments of its business. In addition to the market knowledge and real estate finance industry data that Provident obtains through its established platform, we expect to have visibility to Provident’s robust mortgage loan pipeline and servicing portfolio which will provide us with valuable insights to proprietary loan-level data. We believe that our access to this information will enable us to quickly and efficiently evaluate and execute on asset and market opportunities that we deem desirable. We expect to benefit from our access to Provident’s platform by selecting mortgage loans and creating securities which we believe will generate attractive risk-adjusted returns.

Strategic relationships and access to deal flow and financing

Our Manager’s senior management team has extensive long-term relationships with financial intermediaries that Provident receives financing from, sells to and trades and hedges with on a daily basis. These relationships are with primary traders, primary dealers, investment banks, brokerage firms, repurchase agreement counterparties and commercial banks, including CFSB. We believe these relationships will enhance our ability to source and finance assets on attractive terms and access borrowings at attractive levels, which in turn will enable us to grow and consistently perform across various credit and interest rate environments and economic cycles.

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Anticipated high quality initial portfolio

Upon completion of this offering and the concurrent private placement, we will apply a substantial portion of the net proceeds of this offering, the concurrent private placement and borrowings under our repurchase agreements to acquire an initial portfolio of assets consisting primarily of shorter duration Agency RMBS and IO Strips. See “Business — Initial Portfolio” for a description of the assets that we intend to acquire using the net proceeds of this offering, the concurrent private placement and borrowings under repurchase agreements. These assets are expected to generate positive earnings immediately following the closing of this offering and the concurrent private placement.

Significant experience of our Manager in the residential mortgage business

The senior management team of our Manager has a long track record and broad experience in originating, financing, trading, hedging, servicing and managing mortgage assets through a variety of credit and interest rate environments and economic cycles. Our Manager’s senior management has an average of approximately 26 years of experience in the financial services industry, with a majority of that experience concentrated in mortgage banking-related activities. This team has an in-depth understanding of real estate market fundamentals as well as the ability to analyze and set value parameters around residential mortgage loans, including the mortgage loans that collateralize Agency and Non-Agency RMBS, and has demonstrated the ability to generate attractive risk-adjusted returns under various market conditions and economic cycles. We expect that our Manager’s experience will allow us to identify, analyze, select, acquire and manage attractive assets across all of our target asset classes and to effectively structure and finance our portfolio.

Long-term alignment of interests among our stockholders, our Manager and Provident

We have structured our relationship with our Manager and Provident so that our interests and the interests of our stockholders are closely aligned with those of both our Manager and Provident. Concurrently with the closing of this offering, we expect that we will sell shares of our common stock to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in a separate private placement, at the initial public offering price per share, for a minimum aggregate investment of 5.0% of the gross proceeds of this offering, excluding the underwriters’ over-allotment option, up to $      million. The shares purchased in the concurrent private placement will be subject to an 18 month lock-up period from the date of this prospectus. In addition, we believe our Manager will be closely aligned with us because under the terms of our management agreement, any incentive fee payable to our Manager will be 100% paid in shares of our restricted common stock. In addition, the restricted common stock received by our Manager related to any incentive fee will vest over a three-year period, as described under “Our Management and our Management Agreement—Management Fees, Expense Reimbursements and Termination Fee.”

Furthermore, pursuant to the terms of our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. Further, pursuant to the terms of our strategic alliance agreement, Provident will have the right, subject to certain exceptions, to act as sub-servicer with respect to any loan that we purchase from Provident or any third party on a servicing-released basis or any MSR that we purchase from Provident or any other third party. We believe that the significant investment in us by Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, as well as the structure of the incentive fee and our strategic alliance agreement, will align our interests with those of Provident, its affiliates, and our Manager, which will create an incentive to maximize returns for our stockholders. See “Certain Relationships and Related Transactions—Our Strategic Alliance Agreement.”

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OUR STRATEGY

Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by selectively constructing a diversified portfolio of high quality assets, many of which we expect to be of shorter duration, and by efficiently financing those assets primarily through repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and other secured and unsecured forms of borrowing.

In the aftermath of the global financial crisis, the mortgage market has been heavily dominated by the origination and securitization of conforming mortgage loans with loans conforming to Agency guidelines accounting for more than nine out of every ten new mortgages originated in the United States, according to the Department of the Treasury and Department of Housing and Urban Development’s recently released Housing Report to Congress. Financing for non-conforming loans, including Jumbo loans, has been and continues to be particularly negatively affected. For example, according to Inside Mortgage Finance, in 2010, excluding Agency super conforming loans, only $87 billion of Jumbo mortgage loans were originated, down from a 2003 peak of $650 billion (which includes mortgage loans that are currently classified as Agency super conforming loans). Given the current state of the mortgage market, we expect to initially focus on acquiring primarily Agency RMBS and, to a lesser extent, Jumbo loans. Given our long-term view that the market for non-conforming residential mortgage loans including, in particular, Jumbo loans, will grow, we expect our portfolio to become increasingly focused on this asset class over time. We intend to opportunistically supplement our portfolio of Agency RMBS and Jumbo loans with Non-Agency RMBS, other non-conforming residential mortgage loans and other mortgage-related assets. As market conditions change over time, we expect to opportunistically adjust our asset allocation across our target asset classes. We expect to diversify the characteristics of our portfolio of assets by acquiring various mortgage loan types, including adjustable-rate, hybrid and fixed-rate loans, by acquiring mortgage loans the underlying collateral for which consists of various property types, including properties located in differing geographic locations, and by acquiring both purchase and refinance mortgages. We believe that the diversification of our portfolio, our Manager’s expertise within our target asset classes and the flexibility of our strategy will position us to generate attractive risk-adjusted returns for our stockholders in a variety of market conditions and economic cycles.

We will rely on our Manager’s and its affiliates’ expertise in identifying assets within our target assets and efficiently financing those assets. We expect that our Manager will make decisions based on a variety of factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macroeconomic conditions, as well as maintaining our REIT qualification and our exemption from registration under the 1940 Act. We intend, subject to market conditions, to follow a predominantly long-term buy and hold strategy with respect to the assets that we acquire. Although we do not intend to acquire real property as part of our asset acquisition strategy, we may acquire property as a result of foreclosures on defaulted mortgage loans that we own. Provident, as a servicer of mortgage loans, has experience listing foreclosed properties for sale, marketing properties, completing the sale of properties and managing properties, to the extent necessary, prior to liquidation. We expect that Provident, as sub-servicer on our loans, would provide such services with respect to properties that we may acquire as a result of foreclosure. Provident acted as servicer for more than 250,000 mortgage loans as of September 30, 2011, and Provident liquidated 85 properties subsequent to foreclosure during the nine months ended September 30, 2011.

INITIAL PORTFOLIO

Upon completion of this offering and the concurrent private placement, we will apply substantially all of the net proceeds of this offering, the concurrent private placement and borrowings under repurchase agreements to acquire an initial portfolio of assets consisting primarily of shorter duration Agency RMBS and IO Strips. These assets are expected to generate positive earnings immediately following the closing of this offering and the concurrent private placement. The following table sets forth information, as of January 23, 2012, regarding the assets that we expect will comprise the initial portfolio. If these assets were acquired on          , 2012, we would expect to purchase this initial portfolio for $      million, which price is subject to

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change based on prevailing market prices at the actual time of purchase. There is no assurance that we will acquire all of these assets or that we will acquire other assets with substantially similar terms.

Agency RMBS

				Super			Weighted
		Total	Conforming	conforming		Weighted	average
		unpaid	loans-unpaid	loans-unpaid		average	loan	Maximum
		principal	principal	principal	Coupon	FICO	to value	maturity
Loan type	CUSIP	balance	balance	balance	rate(1)	score(2)	ratio(3)	date

5/1 ARM	3128UG2J5	$44,212,500	$34,998,879	$9,213,621	2.173	779	54%	7/1/2041
5/1 ARM	3128UGP27	24,795,903	11,994,805	12,801,098	2.565	780	59%	5/1/2041
5/1 ARM	3128UGPZ4	26,209,638	14,901,066	11,308,572	2.547	779	60%	5/1/2041
5/1 ARM	3128UGRR0	27,377,847	16,279,077	11,098,770	2.555	780	59%	5/1/2041
5/1 ARM	3128UGRS9	17,137,924	10,073,812	7,064,112	2.563	782	58%	5/1/2041
5/1 ARM	3128UGRT6	29,705,932	19,971,125	9,734,807	2.530	780	59%	5/1/2041
5/1 ARM	3128UGS73	36,727,933	26,043,571	10,684,362	2.583	772	58%	6/1/2041
5/1 ARM	3128UGSF5	17,137,924	10,073,812	7,064,112	2.563	782	58%	5/1/2041
5/1 ARM	3128UGSK4	14,165,569	8,029,681	6,135,888	2.593	780	59%	5/1/2041
5/1 ARM	3128UGTA5	24,828,986	11,799,923	13,029,063	2.542	777	62%	6/1/2041
5/1 ARM	3128UGTB3	13,887,206	8,579,039	5,308,167	2.636	778	60%	6/1/2041
5/1 ARM	3128UGUD7	41,301,871	16,523,479	24,778,392	2.530	778	59%	6/1/2041
5/1 ARM	3128UGUX3	20,509,267	13,129,450	7,379,817	2.456	781	61%	6/1/2041
5/1 ARM	3128UGUZ8	18,939,542	16,449,548	2,489,994	2.477	772	60%	6/1/2041
5/1 ARM	3128UHK38	19,266,135	10,091,621	9,174,514	2.577	780	59%	11/1/2041
5/1 ARM	3128UHK46	24,467,296	13,011,369	11,455,927	2.553	772	59%	10/1/2041
5/1 ARM	3128UHK53	29,658,720	16,364,745	13,293,975	2.579	772	63%	10/1/2041
5/1 ARM	3128UHK61	34,895,564	20,540,885	14,354,679	2.577	776	64%	11/1/2041
5/1 ARM	3128UHK79	39,799,447	28,558,049	11,241,398	2.539	777	63%	11/1/2041
5/1 ARM	3128UHLD5	20,533,674	6,183,876	14,349,798	2.525	777	64%	11/1/2041
5/1 ARM	3128UHLE3	26,437,694	10,176,711	16,260,983	2.521	778	66%	11/1/2041
5/1 ARM	3128UHLF0	32,884,544	7,661,332	25,223,212	2.520	773	65%	11/1/2041
5/1 ARM	3128UG7L5	29,227,281	13,124,673	16,102,608	2.434	778	62%	9/1/2041
5/1 ARM	3128UG7M3	26,538,466	11,197,071	15,341,395	2.434	777	65%	9/1/2041
5/1 ARM	3128LLHC3	22,240,798	17,904,798	4,336,000	2.271	776	54%	2/1/2042
5/1 ARM	3128LLHD1	22,363,950	16,369,950	5,994,000	2.269	771	58%	2/1/2042
5/1 ARM	3128LLHF6	9,397,100	3,566,600	5,830,500	2.369	772	62%	2/1/2042

5/1 ARM Subtotal		$694,648,711	$393,598,947	$301,049,764	2.494	777	60%	2/1/2042

5/1 ARM Interest Only	3138A4WB7	$4,906,200	$4,906,200	$—	2.572	773	48%	1/1/2041
5/1 ARM Interest Only	3138AGH84	10,223,848	10,223,848	—	2.583	784	47%	5/1/2041

5/1 ARM Interest Only Subtotal		$15,130,048	$15,130,048	$—	2.579	780	47%	5/1/2041

7/1 ARM	3128UG4KO	$24,506,418	$24,506,418	$—	2.678	767	61%	8/1/2041
7/1 ARM	3128UG4M6	23,883,745	23,268,108	615,637	2.707	770	63%	8/1/2041
7/1 ARM	3128UG4N4	24,167,384	24,167,384	—	2.737	775	62%	8/1/2041
7/1 ARM	3128UGGK7	9,823,780	9,823,780	—	2.828	784	57%	1/1/2041
7/1 ARM	3128UGP43	5,884,647	5,884,647	—	2.794	782	65%	5/1/2041
7/1 ARM	3128UGP84	20,137,836	20,137,836	—	3.175	769	66%	5/1/2041
7/1 ARM	3128UGQA8	15,943,901	15,943,901	—	2.868	769	68%	5/1/2041
7/1 ARM	3128UGSA6	12,285,675	12,285,675	—	2.785	778	65%	5/1/2041
7/1 ARM	3128UGSM0	6,490,867	6,490,867	—	2.853	774	67%	5/1/2041
7/1 ARM	3128UGSV0	6,285,998	6,285,998	—	2.851	774	59%	5/1/2041

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				Super			Weighted
		Total	Conforming	conforming		Weighted	average
		unpaid	loans-unpaid	loans-unpaid		average	loan	Maximum
		principal	principal	principal	Coupon	FICO	to value	maturity
Loan type	CUSIP	balance	balance	balance	rate(1)	score(2)	ratio(3)	date

7/1 ARM	3128UGUE5	6,242,962	6,242,962	—	2.737	774	59%	6/1/2041
7/1 ARM	3128LLHE9	10,813,507	10,813,507	—	2.533	778	58%	2/1/2042
7/1 ARM	3128LLHG4	8,706,175	8,706,175	—	2.565	779	64%	2/1/2042

7/1 ARM Subtotal		$175,172,895	$174,557,258	$615,637	2.784	773	63%	2/1/2042

7/1 ARM Interest Only	3138AGH92	$17,619,210	$17,619,210	$—	2.804	782	54%	5/1/2041
7/1 ARM Interest Only	3138AH2Z8	5272608	5272608	0	2.625	787	51%	6/1/2041

7/1 ARM Interest Only Subtotal		$22,891,818	$22,891,818	$—	2.763	783	53%	6/1/2041

Adjustable Rate Portfolio		$907,843,472	$606,178,071	$301,665,401	2.559	776	60%	2/1/2042

(1)	(a) For each individual security, represents the interest rate of the security, (b) for the subtotal of each loan type, represents the weighted average coupon rate based on the weighting of the unpaid principal balance of each security in that loan type category, (c) for the adjustable rate portfolio, represents the weighted average coupon rate based on the weighting of the unpaid principal balance of each 5/1 ARM and 7/1 ARM security and (d) for the grand total, represents the weighted average coupon rate based on the weighting of the unpaid principal balance of each security listed in the table.

(2)	(a) For each individual security, represents the FICO decision score on each loan weighted by the loan amount, (b) for the subtotal of each loan type, represents the weighted average FICO decision score on each loan (based on the weighting of the unpaid principal balance of each loan security in that loan type category) weighted by the loan amount, (c) for the adjustable rate portfolio, represents the weighted average FICO decision score on each loan (based on the weighting of the unpaid principal balance of each 5/1 ARM and 7/1 ARM security) weighted by the loan amount and (d) for the grand total, represents the weighted average FICO decision score on each loan (based on the weighting of the unpaid principal balance of each security listed in the table) weighted by the loan amount.

(3)	(a) For each individual security, represents the loan amount divided by the appraised value at the time of origination weighted by the loan amount, (b) for the subtotal of each loan type, represents the weighted average loan amount (based on the weighting of the unpaid principal balance of each security in that loan type category) divided by the appraised value at the time of origination weighted by the loan amount, (c) for the adjustable rate portfolio, represents the weighted average loan amount (based on the weighting of the unpaid principal balance of each 5/1 ARM and 7/1 ARM security) divided by the appraised value at the time of origination weighted by the loan amount and (d) for the grand total, represents the weighted average loan amount (based on the weighting of the unpaid principal balance of each security listed in the table) divided by the appraised value at the time of origination weighted by the loan amount.

Additionally, we expect that our initial portfolio will consist of six IO Strips with a current notional principal balance of approximately $81.9 million, which have already been purchased by Provident. The IO Strips we purchased have a weighted average coupon of 3.864% and had a market value of $11.68 million. As of September 30, 2011, securities underlying our portfolio of IO Strips consist of Fannie Mae fixed rate securities. We expect that these IO Strips will comprise approximately     % of the market value of the assets in our initial portfolio.

In April 2011, Provident began offering Jumbo loans and funded approximately $67.5 million of Jumbo loans through September 30, 2011. As of January 23, 2012, Provident had approved applications on approximately $7.4 million of additional Jumbo loans. To the extent that any of these additional loans are funded by Provident, we intend to purchase these additional loans from Provident shortly following the

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completion of this offering and the concurrent private placement. There is no assurance that Provident will fund any of these additional loans or that we will acquire any of these additional loans.

TARGET ASSETS

We anticipate that we will supplement our purchase of the initial portfolio with the following target assets:

Residential mortgage loans

We expect to acquire primarily Jumbo loans, as well as other non-conforming residential mortgage loans, which may be adjustable-rate, hybrid and/or fixed-rate residential mortgage loans. We expect that substantially all of our residential mortgage loans will be originated by Provident. However, we may purchase residential mortgage loans through other origination channels or on the secondary market. Provident has a long track record and deep experience originating both conforming residential mortgage loans and Jumbo loans. Since 2009, given the illiquidity of the Jumbo loan market, substantially all of Provident’s originated mortgage loans have been conforming residential mortgage loans and were originated for sale for Agency securitizations. Provident originated mortgages which exceeded the Agency conforming loan limit of $417,000 with associated origination volume of $3.5 billion, $3.7 billion and $3.0 billion in 2009, 2010 and the nine months ended September 30, 2011, respectively. These loans, classified as Agency super conforming loans, represent mortgages that otherwise would have been classified as Jumbo loans absent the current higher conforming loan limits authorized under Congressional resolution. Additionally, Provident originated $12.8 billion of Jumbo loans from 2001 through 2007. As the Jumbo mortgage market re-emerges, Provident expects to follow the same processes and adhere to similar underwriting guidelines as it once again originates Jumbo loans, much as it has more recently done with loans that are currently classified as super conforming loans.

We believe that if additional limitations are imposed on the Agency’s ability to purchase mortgages in the future, then conforming loan standards could be reduced. This would create an opportunity for us to capture loans that would no longer be Agency eligible due to their size. We expect that our Jumbo and other non-conforming loans will be comprised primarily of loans to prime borrowers that meet the same underwriting guidelines as those established by the Agencies, as well as additional underwriting restrictions that may be imposed by us, our Manager and Provident, except that they will exceed the maximum loan size allowed by the Agencies for one unit properties.

We expect that the residential mortgage loans that we will acquire will be first lien mortgages secured primarily by residential single family 1 to 4 unit homes in the United States, that can be owner occupied primary residences, second homes, or investment properties, that can be detached homes, condominiums or planned-unit-development properties. Some of the loans we acquire may be distressed loans purchased at a discount. We expect that the residential mortgage loans we acquire will be adjustable-rate, hybrid and/or fixed-rate loans with original terms to maturity of not more than 40 years (although we expect our portfolio to be primarily of shorter duration) and will be either fully amortizing or interest-only for up to ten years, and fully amortizing thereafter. Fixed-rate mortgage loans bear an interest rate that is fixed for the term of the loan and do not adjust. The interest rates on adjustable-rate mortgage loans generally adjust monthly (although some may adjust less frequently) to an increment over a specified interest rate index. Hybrid mortgage loans have interest rates that are fixed for a specified period of time (typically three to ten years) and, thereafter, adjust to an increment over a specified interest rate index. Adjustable-rate and hybrid mortgage loans generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. We further believe that as the government reduces the threshold for conforming mortgage loans, which was raised during the recent financial crisis, there will be an even greater need for lenders to provide credit in the non-conforming mortgage loan market.

We currently do not intend to originate mortgage loans or provide other types of financing directly to the owners of real estate. Instead, we will have access to Provident’s industry leading mortgage loan origination

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platform, without incurring the infrastructure costs necessary to be a direct lender, which we believe will provide us with continuing access to a robust pipeline of attractive assets. Pursuant to the terms of our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. To the extent that we purchase assets from Provident or any such fund or investment vehicle, under the terms of our strategic alliance agreement, such assets will be purchased at fair value. See “Our Strategic Alliance Agreement.” We will not be required to purchase any loans offered to us by Provident, and we may purchase residential mortgage loans through other origination channels or on the secondary market. We intend to acquire residential mortgage loans that are underwritten to our specifications. To the extent that we purchase a residential mortgage loan from a party other than Provident, our Manager will perform financial, operational and legal due diligence to assess the risks of acquisition. Our Manager will analyze the loan pool and conduct follow-up due diligence and follow an approach to underwriting that is similar to the process followed by Provident in new loan originations. For pool purchases, our Manager will review documentation, debt-to-income ratio, loan-to-value ratios and property valuations. Consideration will also be given to other factors such as the price of the pool, geographic concentration and type of product. We expect the geographic concentration of our portfolio of mortgage loans, MBS and other real estate-related assets to be varied among several states. No single state, except California, accounted for more than 10% of the mortgage loans originated by Provident for the year ended December 31, 2011. In addition, before purchasing a residential mortgage loan, including from Provident, we expect to obtain representations and warranties from each seller covering customary matters, including the following: compliance with our eligibility standards and with our underwriting guidelines; characteristics of the mortgage loans in each pool; compliance with applicable federal and state laws and regulations in the origination of the loans, including consumer protection laws and anti-predatory lending laws; compliance with all applicable laws and regulations related to authority to do business in the jurisdiction where a mortgaged property is located; our acquisition of loans free and clear of any liens other than the security instrument which secures the mortgage against the property; the validity and enforceability of the loan documents; and the lien position of the mortgage. A seller who breaches these representations and warranties in making a loan that we purchase may be obligated to repurchase the loan from us. In the future, however, we may decide to originate mortgage loans or other types of financing.

Pursuant to the terms of our strategic alliance agreement, Provident will have the right, subject to certain exceptions, to sub-service any loans that we purchase from Provident or any other third party, to the extent the third party does not retain the servicing of such loans. By engaging Provident to sub-service our loans, we will have access to, and benefit from, the PFServicing platform, which is Provident’s all-in-one platform and database that allows Provident to conduct all aspects of loan servicing, including customer service, payment and payoff processing, investor reporting and accounting, escrow administration and default administration. We will have the right to engage an alternative mortgage loan servicer for a specific portfolio of loans based on a determination of a majority of our independent directors that the initial appointment of Provident as mortgage loan sub-servicer for such portfolio will be materially adverse to us or to our business, such as when such appointment is prohibited by contractual, regulatory or other legal limitations applicable to the specific loan portfolio.

We may acquire residential mortgage loans for our portfolio with the intention of either holding them in our residential mortgage loan portfolio or securitizing them and retaining them in our portfolio as securitized mortgage loans. See “—Financing Strategy” below. Additionally, to the extent that we seek to sell the servicing on a loan, either through a security or otherwise, pursuant to the terms of our strategic alliance agreement, Provident will have the first right to purchase the servicing on such loan. To the extent that we sell such servicing rights to Provident, under the terms of our strategic alliance agreement, such servicing rights will be sold at a price determined at the time such agreement is entered into. See “Our Strategic Alliance Agreement.”

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RMBS

We intend to acquire shorter duration RMBS, which are typically certificates created by the securitization of adjustable-rate, hybrid and/or fixed-rate mortgage loans that are collateralized by residential real estate properties. We expect that the majority of our RMBS acquisitions will be Agency RMBS, but we intend to opportunistically supplement our portfolio with other RMBS, including Non-Agency RMBS and Agency CMOs.

We expect our Manager to evaluate the credit characteristics of these types of securities based on their underlying collateral profiles, including, but not limited to, loan balance distribution, documentation, geographic concentration, property type, periodic and lifetime interest rate caps, weighted-average loan-to-value and weighted-average credit score. Qualifying securities will then be analyzed based on expectations of prepayments, defaults, losses, vintage, as well as structural nuances. Base case scenarios will be stressed utilizing credit risk-based models. Securities will be monitored for variance from expected prepayments, defaults, severities, losses and cash flow on a monthly basis.

Agency RMBS

We will acquire Agency RMBS, which are guaranteed as to the payment of principal and/or interest by an Agency. Whole pool Agency RMBS are considered qualifying assets for any of our subsidiaries that intend to qualify for an exemption from registration under the 1940 Act pursuant to Section 3(c)(5)(C). See “—Operating and Regulatory Structure—1940 Act Exemption.” In addition to acquiring issued pools of Agency RMBS, we may also acquire forward-settling Agency RMBS where the pool is TBA. Pursuant to these TBAs, we will agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date.

Agency CMOs

Our Agency RMBS assets may include CMOs which are securities that are structured from U.S. government agency, or federally chartered corporation-backed mortgage pass-through certificates. CMOs receive monthly payments of principal and interest. CMOs divide the cash flows which come from the underlying mortgage pass-through certificates into different classes of securities, and can have different maturities and different weighted average lives than the underlying mortgage pass-through certificates. CMOs can re-distribute the risk characteristics of mortgage pass-through certificates to better satisfy the demands of various investor types. These risk characteristics would include average life variability, prepayments, volatility, floating versus fixed interest rate and payment and interest rate risk.

Non-Agency RMBS

Non-Agency RMBS may be AAA rated through unrated. We expect to acquire primarily subordinated tranches backed by Jumbo loans and non-conforming loans, although we may also retain subordinated tranches backed by Alt-A Mortgage Loans and Subprime Mortgage Loans, where we purchase loans and then securitize such loans. The collateral backing these subordinated tranches may be adjustable-rate, hybrid and/or fixed-rate loans. The rating, as determined by one or more of the rating agencies, including Fitch, Inc., or Fitch, Moody’s Investors Service, Inc., or Moody’s, and Standard & Poor’s Corporation, or S&P, and collectively, the Rating Agencies, indicates the creditworthiness of the investment (which is the obligor’s ability to meet its financial commitment on the obligation). The mortgage loan collateral for Non-Agency RMBS generally consists of residential mortgage loans that do not conform to the Agency underwriting guidelines due to certain factors including, but not limited to, mortgage balance in excess of such guidelines, and level of documentation.

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Other financial assets

Subject to maintaining our exemption from registration under the 1940 Act and our qualification as a REIT, over time, we may acquire securities, including IO Strips, MSRs (and/or participation interests in MSRs), debt and equity tranches of securitizations backed by various asset classes and common stock, preferred stock and debt of other real estate-related entities. We will not acquire any MSRs (and/or participation interests in MSRs) until we obtain the necessary third party approvals and consents.

ACQUISITION PROCESS—RESIDENTIAL MORTGAGE LOANS

We will rely on the expertise of our Manager and Provident to source, screen, underwrite and acquire residential mortgage loans on our behalf. We believe that our access to Provident’s established operational platform provides us with a competitive advantage relative to our peers. Set forth below is a detailed description of Provident’s operational platform.

Provident mortgage loan origination

We expect that substantially all of our residential mortgage loans will be originated by Provident. However, we may purchase residential mortgage loans through other origination channels or on the secondary market. Provident has a long track record and deep experience originating both conforming residential mortgage loans and Jumbo loans. Since 2009, given the illiquidity of the Jumbo loan market, substantially all of Provident’s originated mortgage loans have been conforming residential mortgage loans and were originated for sale for Agency securitizations. Provident originated mortgages which exceeded the Agency conforming loan limit of $417,000 with associated origination volume of $3.5 billion, $3.7 billion and $3.0 billion in 2009, 2010 and the nine months ended September 30, 2011, respectively. These loans, classified as Agency super conforming loans, represent mortgages that otherwise would have been classified as Jumbo loans absent the current higher conforming loan limits authorized under Congressional resolution. Additionally, Provident originated $12.8 billion of Jumbo loans from 2001 through 2007, including $400 million in 2001, $1.9 billion in 2002, $2.2 billion in 2003, $3.3 billion in 2004, $2.6 billion in 2005, $1.4 billion in 2006 and $1.0 billion in 2007. As the Jumbo mortgage market re-emerges, Provident expects to follow the same processes and adhere to similar underwriting guidelines as it once again originates Jumbo loans, much as it has more recently done with loans that are currently classified as super conforming loans. Thus, we believe that Provident will originate higher quality and marketable Jumbo loans, which we will have the opportunity to acquire pursuant to our strategic alliance agreement.

Provident currently primarily originates mortgage loans through three channels: wholesale, retail and correspondent. Wholesale origination represents mortgage loans sourced and submitted to Provident by independent mortgage brokers on behalf of borrowers. Wholesale originations represent the vast majority of Provident’s originations. Retail loan originations represent mortgage loans originated directly to the borrower, which are largely sourced from Provident’s servicing portfolio. Provident also has recently begun originating mortgage loans through a correspondent channel (loans originated and funded by a third party, which are subsequently underwritten and purchased by Provident). In addition to these origination channels, since April 2008, pursuant to Provident’s fulfillment agreement with its affiliate, CFSB, CFSB underwrites and funds loans where the borrower has locked their interest rate with Provident. Further, under the fulfillment agreement, Provident performs loan processing and secondary marketing services, including making the sole decision on the sale of such loans.

Provident’s business philosophy has been built around leveraging proprietary technology to create a standardized loan experience with a “no exceptions” mindset to originating and servicing mortgage loans. Provident performs the same standardized loan processing and underwriting functions on all loans regardless of origination channel. Its strategy is to consistently underwrite high quality mortgage loans. Provident maintains its asset quality by employing a strict, rigorous and standardized underwriting process. An indication of Provident’s asset quality is evidenced by its loss experience of 0.048% on the approximately $208 billion of loans it originated from 2001 through September 30, 2011. Over this time period, Provident

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was only required to repurchase from non-affiliates approximately $99.6 million of originated loans that were sold, out of the approximately $208 billion that it originated during such time. Provident sustained losses of approximately $38.5 million in respect of such repurchase requirements. Additionally, Provident incurred losses of approximately $60.8 million on loans where it was required to “make-whole” investors on losses they sustained over this same time frame. Also, Provident has repurchased certain mortgage loans from an affiliated company which were related substantially to second-lien mortgages sold by it to the affiliate. Provident’s underwriting process is also enhanced by its proprietary IT system. Provident’s proprietary technology is built to ensure that each loan meets all internal, counterparty and regulatory requirements for documentation and verification of credit quality. Throughout the underwriting process, Provident tracks the loan and highlights its status, any issues and outstanding requirements. With this business philosophy, Provident sold all of the loans it originated in 2009, 2010 and the nine months ended September 30, 2011.

For the nine months ended September 30, 2011, Provident originated mortgage loans through a network of approximately 2,400 active independent brokers throughout the country. Mortgage loan applications are reviewed and verified in a Provident branch office by the underwriter. Provident underwrites every mortgage loan the same way, regardless of the broker or how long the broker has done business with Provident.

Provident maintains high standards for its approved brokers and, on a weekly basis, it terminates its relationship with those brokers who do not comply with its process or who produce loans that contain fraudulent information. Provident’s goal is to align itself with brokers who comply with the Provident business model, which allows Provident to efficiently approve loans and provide attractive pricing. Provident uses a tiering system for mortgage brokers based on the percentage of locked loans which never fund, or fall-out. The Provident management team has determined that fall-out is a meaningful and effective means of measuring the performance of brokers. Tier 1 brokers must maintain fall-out of less than 10% over a rolling six month period, Tier 2 brokers must maintain a fall-out of 10% to 25% and Tier 3 brokers fail to maintain a fall-out of 25% or less. Provident terminates Tier 3 brokers on a weekly basis.

In addition, loans determined to have fraud or borrower misrepresentation result in the immediate termination of the broker. Provident also audits early payment default loans and audits loans with findings identified by third party investors. Findings based on fraud, including borrower misrepresentation, result in the immediate termination of the broker without exception. Branch employees do not have authority over broker approval or termination.

Provident requests a copy of the license for each state in which a broker is licensed. Provident’s broker approval department verifies the license with the state prior to approval. Each broker is matched against its exclusionary lists, as well as those of the Agencies and Provident’s other investors. Each account is also run, at the company and broker level, through various third party services that maintain background information on mortgage brokers. In addition, each broker’s account is recertified on an annual basis, including reverifying licensing, checking exclusionary lists and conducting third party background checks.

Provident does not currently employ sales people, account executives or account managers in its wholesale origination channel. We believe this structure provides Provident with a cost savings relative to competitors.

Provident underwriting

Confirmation of eligibility.  Brokers first upload a mortgage loan application to Provident’s proprietary websites, PFloans.com and PFloans.provident.com. As part of the application, brokers must register all of their fees. The application must be submitted to either Loan Prospector or Desktop Underwriter (Fannie Mae’s and Freddie Mac’s automated underwriting engines, respectively, or AU engines) to determine if a borrower is creditworthy and to determine performance expectation for credit scores and FICO score ranges before Provident will begin processing the application. In certain scenarios, such as in the case of loans to self-employed individuals, Provident makes its program guidelines more restrictive than those of the Agencies by requiring higher FICO scores, lower loan-to-value ratios, lower debt-to-income ratios, additional documentation and/or by not permitting loans on certain property types.

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Required data.  Once approval has been received from either AU engine, the broker can begin uploading documents electronically to Proviscan. Once uploaded through Proviscan, a borrower’s file can be reviewed by any of Provident’s underwriters. The application process includes a validation procedure that automatically runs each time the application is saved. This validation reviews the application to verify that all fields are completed and contain valid information. The ability to change borrower or loan information on the application is restricted based on the stage of the loan in the approval process. Provident will only consider mortgage loan applications for which all required data has been received. Credit scores are automatically populated in Provident’s system by electronic review of the credit report (rather than by data entry by a broker or underwriter). Provident also uses its proprietary technology system to cross-check the loan and its related documentation against its state’s particular regulatory requirements.

Provident requires a minimum FICO score of at least 620 for all loans underwritten, although less than one percent of Provident’s originations during the nine months ended September 30, 2011 had a FICO score below 660. In addition, as of September 30, 2011, only one percent of Provident’s originations had a FICO score between 661 and 680, two percent between 681 and 700, four percent between 701 and 770, seven percent between 721 and 740 and 11 percent between 741 and 760. The remaining 75% of Provident’s originations had a FICO score above 760. All three bureaus are approached to obtain FICO scores for each borrower on the loan. The middle of three scores is used for each borrower, and the lowest of the middle scores is used if there is more than one borrower, as the “decision score.” If only two scores are available for a given borrower, then Provident uses the lower score. Changes made to the borrower’s data in Provident’s system trigger the requirement for a new credit report.

Data verification.  Provident’s in-house underwriters, who average five years of experience, are required to verify the integrity of the data and to verify that the required documentation is in the file. While Provident’s employees are responsible for verifying borrower information, its proprietary information systems also conduct automated data verification functions which help ensure the quality of data. All borrower income sources must be documented according to Provident’s policy. Currently, stated income is not allowed as part of the application process. Borrower data is run through the Mortgage Electronic Registration Systems at least two times during the loan approval process to identify any mortgage financing that was not disclosed. Provident also utilizes a number of vendors and data sources to ensure the quality of its prefunding data, including validation of the borrower’s tax information as reported to the IRS.

Property appraisal.  All mortgage loan applications require a property appraisal. Once the loan has been registered, an order for the appraisal is placed by the broker on PFloans.com. The order is routed to Provident’s affiliate, LenderVend LLC, or LenderVend, where it is made available to the LenderVend Panel members in the geographic area of the property for a period of 24 hours.

LenderVend has a strict policy regarding ongoing appraiser approval. Appraisers that do not meet or continue to meet its service level expectations or violate other guidelines and expectations will be counseled and disciplined, up to and including removal from the LenderVend Panel. Appraisers that commit major violations of the Uniform Standards of Professional Appraisal Practice, Fannie Mae, Freddie Mac or Appraiser Independence Requirements, or the AIR guidelines, are immediately removed from the LenderVend Panel and notified of their removal in accordance with AIR guidelines.

Once an appraisal is received from the appraiser, an initial quality control function is completed by LenderVend to ensure all requirements and expectations are met for delivery. If all requirements are met, the appraisal is then delivered to Provident. When the loan is underwritten, the underwriter conducts an initial review of the appraisal. If the appraisal requires additional review, it will be forwarded to Provident’s appraisal review department, which conducts all value review functions for all of its origination channels. Both the LenderVend staff and Provident’s appraisal desk review staff are specially trained and dedicated to the review of appraisals.

When the appraisal has been received, an automated valuation model, or AVM, is also ordered on every loan. A desk review is ordered for AVMs which do not return a result, for results which vary by more than an

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accepted appraisal value tolerance or in instances of suspected fraud. Once an appraisal reaches desk review, additional data sources are obtained to verify the value of the appraisal.

The reviewer is required to determine that the value is supported within a 10% tolerance. If this cannot be determined with the resources available, a field review will be ordered through a third party vendor. If it is clear that the value is not supported with the data sources provided, a lower loan amount is offered or the loan is declined.

Final pre-funding verifications.  Once all of the required documentation has been received and verified for a loan, the mortgage loan documents are generated and sent electronically to the closing agent for execution by the borrower. Any change to loan data at this stage requires a resubmission to either Loan Prospector or Desktop Underwriter along with re-pricing of the loan. Once the loan is submitted to funding, employees no longer have access to the application to make changes to the borrower and loan information. This control, combined with Provident’s policy of zero data variance between the AU engine approval and the loan file, ensures that the loan approval is always based on the current loan application.

Prior to funding, certain additional pre-funding checks are conducted, including verbal verification of employment no more than three days prior to funding, verification of borrower assets needed to close and verification of disclosure of all fees on the HUD-1 Settlement Statement, a closing statement issued under RESPA guidelines. Provident also conducts a check that all broker fees match the fees initially submitted with the application, in compliance with updated RESPA regulations which went into effect January 1, 2010. All loan documents on all loans must be signed in the presence of a notary, and all signatures must match. Provident maintains an exclusionary list of closing agents whom it will not allow to conduct closings on its loans.

Funding.  Once all requirements have been met, the loan is approved, a wire is requested and the funds are disbursed.

Loan Sales.  Provident sold 100% of its mortgage loans during 2009, 2010 and the nine months ended September 30, 2011 to Freddie Mac, Wells Fargo, Fannie Mae, Citibank and JPMorgan Chase Bank, N.A., most of which have conformed with Agency underwriting standards. Provident is also approved to sell mortgage loans to Bank of America, Ginnie Mae and other private investors. Pursuant to the terms of our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. To the extent that we purchase assets from Provident or any such fund or investment vehicle, under the terms of our strategic alliance agreement, such assets will be purchased at fair value.

Loans Purchased Outside of the Provident Origination Platform.  For mortgage loans purchased outside of the Provident loan origination platform, our Manager will perform financial, operational and legal due diligence to assess the risks of the acquisition. Our Manager will analyze the loan pool and conduct follow-up due diligence and follow an approach to underwriting that is similar to the process followed by Provident in new loan originations. For pool purchases, our Manager will review documentation, debt-to-income ratio, loan-to-value ratios and property valuations. Consideration will also be given to other factors such as the price of the pool, geographic concentration and type of product. Our Manager will refine its underwriting criteria based upon actual loan portfolio experience and as market conditions and investor requirements evolve.

Provident mortgage loan servicing

Pursuant to the terms of our strategic alliance agreement, Provident will have the right, subject to certain exceptions, to act as sub-servicer with respect to any loan that we purchase from Provident or any other third

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party on a servicing-released basis or any MSR that we purchase from Provident or any other third party. As of September 30, 2011, Provident had a servicing portfolio of $51.5 billion, which was almost exclusively sourced through Provident’s origination channel. As of September 30, 2011, the loans underlying Provident’s mortgage servicing portfolio have a weighted average coupon of 4.69%, weighted average FICO of 757 and a weighted average loan-to-value ratio of 61%. As of September 30, 2011, approximately 69% of the mortgage loans in Provident’s servicing portfolio were originated after January 1, 2009. As of September 30, 2011, Provident’s super conforming servicing portfolio, comprised of $3.2 billion of super conforming loans originated in 2009, 2010 and the nine months ended September 30, 2011, has only had one foreclosed loan. By engaging Provident to service or sub-service our loans, we will have access to, and benefit from, Provident’s mortgage servicing capabilities. Through its mortgage loan servicing division, Provident performs traditional loan servicing and administrative functions, such as collecting loan payments, remitting principal and interest payments to investors and managing escrow funds for the payment of mortgage-related expenses in exchange for servicing fees. Provident believes that its current servicing platform allows it to service virtually any type of conventional first mortgage loan product. For each of the last six calendar quarters prior to and including the quarter ended September 30, 2011, Freddie Mac rated Provident as its number one servicer, out of the country’s top 25 largest servicers, for default management.

Provident seeks to ensure that each loan is paid in accordance with its terms, to maximize borrower retention, avoid foreclosure whenever possible and mitigate losses by working proactively with borrowers. Servicing involves collecting and remitting loan payments, making required advances, accounting for principal and interest, holding escrow or impound funds for payment of taxes and insurance and, if applicable, contacting delinquent borrowers and supervising foreclosures and property dispositions in the event of unresolved defaults.

As a servicer, Provident is required to disburse funds for payment of property taxes and hazard insurance on loans as required under investor guidelines, even when a borrower may not have sufficient funds in an escrow/impound account to cover the amount of the disbursement. Provident is required to make an advance from its cash to cover required disbursements, and Provident must follow federal guidelines for collecting such advanced funds from the borrower. Also, under investor guidelines, Provident is required to pay scheduled principal and interest to investors on a monthly basis, even if a borrower has not made its mortgage payment. Provident can net the amount being advanced to the investor against the excess funds, or the float, that Provident holds in a custodial account for principal and interest payment funds, or the P&I Account, for that investor. If the amount of the required remittance to the investor exceeds the amount of float in the P&I Account, then Provident is required to make an advance from its cash to cover required advances to the investor, and Provident is then repaid for such advances as additional mortgage payments are received on other loans for that investor. As a result of having low delinquency rates in its servicing portfolio, Provident typically has sufficient float in its investor P&I Accounts to avoid having to advance funds to investors for principal and interest remittances. As of September 30, 2011, Provident’s mortgage servicing portfolio of $51.5 billion had a rate of delinquencies 30 days or greater or in foreclosure of 2.41% based on the total dollar volume of loans serviced, which Provident believes compares favorably to the rate reported by Inside Mortgage Finance Large Servicer Delinquency Index of 10.70%. In addition, as of September 30, 2011, Provident’s mortgage servicing portfolio had a rate of delinquencies 91 days or greater of 0.10%, which Provident believes compares favorably to the industry average of 3.14%, as reported by Inside Mortgage Finance.

Provident quality control

Risk management is a significant component of our strategy to deliver risk-adjusted returns to our stockholders. As part of our risk management strategy, our Manager will closely monitor and actively manage our portfolio. We will also benefit from Provident’s established platform and risk management capabilities. Provident’s risk management decisions are overseen by its senior management. Provident’s CEO ensures that each department manages its associated credit, interest-rate, operational, compliance, reputation

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and legal risk appropriately. Provident has identified accounting, mortgage loan production, secondary marketing and mortgage loan servicing as areas of particular risk. Quality control policies and procedures have been developed for each of these groups, and controls have been put in place to manage the foreseeable risks. Provident’s COO works directly with the department managers in these areas to execute strategies and policies to mitigate risks as directed by the CEO. Provident’s proprietary IT platform is essential to this strategy, as it permits control at a granular level.

Provident’s mortgage loan origination process is completely standardized, and it has a zero-tolerance policy with regard to exceptions. Provident believes that its standardized processes lead to the production of mortgage loans with lower-than-average loan-to-value ratios and higher-than-average FICO scores. Overall, Provident believes that this creates mortgage loans with a higher credit quality.

Loan production.  Provident’s automated process for creating loan alerts uses a variety of third party sources to identify potential red flags in the loan application. Alerts are programmed to identify incorrect social security numbers, loan churning, previously denied or concurrent applications with Provident and other red flags based on the loan’s characteristics.

Underwriters are trained to review a borrower’s credit report for identity theft and red flags. Provident has procedures in place for its underwriters to independently verify the identity of the borrower, as well as permanently track a loan application.

Underwriters and funders in Provident’s originating branches provide feedback regarding suspicious activity to its internal fraud team consisting of dedicated employees who analyze mortgage loans in real time. At the time of production, confirmations include use of third party fraud identification tools, confirmation of employer and income and validation of U.S. federal income tax forms. If suspicious activity is found, the relevant broker’s account is immediately placed in probation, freezing his entire loan pipeline. The findings are reviewed and, if valid, are reported to the Mortgage Asset Research Institute (a company that maintains an industry database of reported fraud within the mortgage industry), the FBI and the broker’s licensing authority. The findings are also reported to the division manager and Provident’s COO. Any other loans in the broker’s pipeline are reviewed by Provident’s internal fraud team.

Post-funding quality control.  Provident has a dedicated team of internal auditors who conduct post-funding quality control on all loans originated by Provident. Provident’s minimum post-closing sample size is 5% of the loans funded in the month of the audit. The monthly sample consists of a random sample of loans selected by the PFNet audit system based on a population of high risk loans originated during the month. The rules defining a high risk loan are programmed into the system and are based on loan-to-value ratio, credit score, occupancy, purpose, property type and employment type.

Provident’s internal auditors conduct a complete review of the file to ensure the loan was correctly underwritten and funded. Once the initial audit is complete, the loan errors are distributed to the underwriters and funders in the branches to review and dispute. Employees are given a period of time to dispute their audit findings. The employee is then required to remedy the finding, which may include obtaining additional documentation or correcting improperly executed documents. The mortgage loan production division uses the audit findings to provide training at the branch and the division level. Monthly audit reports are provided to executive management, who then disseminate the findings to the division managers and branch leads.

Provident’s secondary marketing department monitors all of its real time activity, including hedge gain or loss, locks, fundings, locked pipeline movement at the branch level and settlements with investors. Provident’s secondary marketing department also utilizes daily reporting, interdepartmental reconciliation, reconciliation of gain on sale projections to actual investor settlements and multiple audit features to insure quality control, manage risk and ensure proper financial control of transactions. All reporting and reconciliation is reviewed by secondary marketing department heads and Provident’s CFO and CEO to insure consistency.

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Provident information technology

Substantially all of Provident’s production and servicing related technology, systems and programs are developed and supported internally, and continue to be customized and built upon to meet the changes in its environment. Provident’s IT systems allow for flexible, real time reporting of its loan pipeline, and give it the ability to analyze data by attributes, such as loan program, interest rate, rate lock expiration, geographic area, branch and broker. Provident’s IT systems allow it to standardize the underwriting process, reduce the amount of paperwork involved in the mortgage business and implement a “no exceptions” policy on a system-wide basis.

Provident’s ongoing focus is on refining its IT systems and responding to regulatory and underwriting changes. Changes can be made very quickly to reflect changes in production or servicing policies, applicable regulation or to make improvements in the functionality of its systems. Provident’s IT systems are designed to allow it to respond to significant increases in future origination or servicing volumes.

Provident has developed a number of technology platforms used throughout its business to originate and service mortgage loans, communicate with customers and interface with business partners, including:

PFNet and PFServicing.  PFNet is an all-in-one platform and database that allows Provident to control the submission, underwriting, loan document preparation and funding of the loan. This platform eliminates the data mapping problems that can plague more fractured systems and provides a centralized place to enter information required to qualify the borrower.

PFServicing is an all-in-one platform and database that allows Provident to conduct all aspects of loan servicing for its mortgage loan servicing portfolio, including customer service, payment and payoff processing, investor reporting and accounting, escrow administration and default administration. This platform includes numerous interfaces to third-party investors for reporting, as well as interfaces to credit bureaus, mortgage insurance companies, tax and flood certification vendors, hazard insurance tracking vendor and government entities involved in loan modification programs.

PFNet and PFServicing are seamlessly integrated. All loans funded by Provident are automatically boarded from PFNet to PFServicing.

Proviscan.  Proviscan is a proprietary document imaging system used to create an electronic archive for all production, post-closing, audit and servicing documentation. All loan documents, regardless of format, are stored electronically and accessible through Proviscan. Proviscan enables any loan to be viewed by authorized personnel in any of Provident’s offices and eliminates the movement of paper files between offices. Provident also has the ability to provide remote access to select files to third parties, including granting access to its loan funding facility lenders to review certain documentation relating to the loans in their loan funding facilities, granting regulators such as state examiners access to certain required documentation and granting access to Fannie Mae and Freddie Mac to perform loan level quality control review.

Case/NoteSystem.  The Case/NoteSystem allows Provident to track all automatic e-mails, customer service calls and all sent and received documentation in connection with its mortgage loan production and servicing businesses. This system creates a permanent date and time stamp record of activities and communications regarding loans.

LenderVend technology.  In 2009, to comply with Home Valuation Code of Conduct regulations, Provident built proprietary technology to handle all aspects of appraisal procurement performed by an appraisal management company, including maintaining a database of appraisers for performance monitoring, real-time tracking of appraisals ordered and accounting for appraisal fee income and expense.

Virtual Trainer.  Virtual Trainer is a web-based interactive technology tool for brokers. It reduces costs, eliminates the need for a sales force and is a requirement for new brokers to do business with Provident. Virtual Trainer is available 24/7 on Provident’s website and teaches brokers how to use PFNet to submit mortgage loan applications, lock in interest rates on loans online and take advantage of Proviscan to deliver loan documentation.

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PF University.  PF University is a proprietary intensive on-line training program for new production and servicing employees.

Other intellectual property.  In addition to the tools listed above, Provident operates a number of websites which are important to its operations, including:

➢	Pfnet (Provident’s intranet origination portal);

➢	Pfloans.com (Provident’s business-to-business wholesale mortgage loan portal);

➢	Servicing.provident.com (Provident’s intranet servicing portal);

➢	ProvidentFunding.com (Provident’s consumer account portal and retail mortgage loan portal); and

➢	Training.provident.com (Provident’s intranet training portal).

Provident does not have any trademarks, copyrights or patents related to its platforms and systems, other than certain service marks relating to its name and logo.

ACQUISITION PROCESS—OTHER MORTGAGE-RELATED ASSETS

In addition to residential mortgage loans, we expect our Manager and its affiliates to take advantage of their broad network of relationships to identify opportunities for us to acquire our other target assets. Our Manager and its affiliates have extensive long-term relationships with financial intermediaries, including primary dealers, investment banks, brokerage firms, repurchase agreement counterparties, leading mortgage originators and commercial banks.

Our Manager will be responsible for sourcing and screening other acquisition opportunities, assessing asset suitability, conducting interest rate and prepayment analysis, evaluating cash flow and collateral performance, reviewing legal structure, servicer and originator information and structuring acquisitions, as appropriate. Upon identification of an acquisition opportunity, the asset will be screened and monitored by our Manager to determine its impact on maintaining our REIT qualification and our exemption from registration under the 1940 Act. Our Manager will perform financial, operational, credit and legal due diligence to assess the risks of the asset. Consideration is also given to other factors such as price of the pool, geographic concentrations and type of product. Our Manager will refine its underwriting criteria based upon actual experience and as market conditions and investor requirements evolve. The evaluation process will also include relative value analyses based on yield, credit rating, average life, expected duration, option-adjusted spreads, prepayment assumptions and credit exceptions. Other considerations in our asset acquisition process will include analysis of fundamental economic trends and relevant regulatory developments.

In evaluating the merits of any particular proposed asset acquisition, our Manager will also evaluate the diversification of our portfolio of assets. If our Manager determines that a proposed asset presents excessive concentration risk, it may determine not to acquire an otherwise attractive asset on our behalf.

Post-purchase, our Manager will seek to reduce downside risk related to unanticipated credit events through the use of active asset surveillance to evaluate collateral pool performance and will proactively manage our positions.

ASSET ACQUISITION GUIDELINES

Our board of directors has adopted a set of asset acquisition guidelines that set out our target asset classes and other criteria to be used by our Manager to evaluate specific assets as well as our overall portfolio composition. However, our Manager will make determinations as to the percentage of our assets that will be owned in each of our target asset classes. Our decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. We cannot predict the specific percentage of our assets that will be owned in any of our target asset classes or whether we will invest in other asset classes. We may change our strategy and policies without a vote of our stockholders. We believe that the diversification of our portfolio of assets and flexibility

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of our strategy, combined with our Manager’s and its affiliates’ expertise among our target assets, will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

As we grow our business and expand our initial portfolio of Agency RMBS and Jumbo loans, our Manager will make determinations as to the percentage of our assets in each of our target asset classes. Our Manager’s Investment Committee will review our compliance with our asset acquisition guidelines periodically and our board of directors will receive an report at the end of each quarter in conjunction with its review of our quarterly results. Our board of directors also will review our portfolio of assets and related compliance with our policies and procedures and asset acquisition guidelines at each regularly scheduled board of directors meeting.

Our board of directors has adopted the following asset acquisition guidelines for our assets and borrowings:

➢	no acquisition shall be made that would cause us to fail to qualify as a REIT; and

➢	no acquisition shall be made that would cause us to be required to register as an investment company under the 1940 Act.

These asset acquisition guidelines may be changed from time to time by a majority of our board of directors without the approval of our stockholders. To the extent that our board of directors approves changes to these asset acquisition guidelines that constitute material information to our stockholders, our stockholders will be informed of such changes through disclosure in our periodic reports and other filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our board of directors has also adopted a separate set of policies and procedures to govern our relationships with our Manager and its affiliates. See “Our Management—Conflicts of Interest.” Additionally, we have adopted detailed compliance policies to govern our interaction with our Manager when our Manager is in receipt of material non-public information.

OUR FINANCING STRATEGY

We expect to use leverage to increase potential returns to our stockholders. The amount of leverage we may employ for particular assets will depend upon the availability of particular types of financing and our Manager’s assessment of the credit, liquidity, price volatility and other risks of those assets and financing counterparties. Although we are not required to maintain any particular leverage ratio, including the maximum amount of leverage we may use, we expect initially, to deploy, on a debt-to-equity basis, up to 8:1 leverage on Agency RMBS, up to 5:1 leverage on residential mortgage loans and up to 3:1 leverage on IO Strips. We do not expect, initially, to deploy leverage on non-Agency RMBS or MSRs. We may, however, be limited or restricted in the amount of leverage we may employ by the terms and provisions of any financing or other agreements that we may enter into in the future, and we may be subject to margin calls as a result of our financing activity. In addition, we intend to rely on short-term financing such as repurchase transactions under master repurchase agreements, the duration of which is typically 30 to 60 days. To date, we have entered into master repurchase agreements with UBS Securities LLC, Deutsche Bank Securities Inc., Jefferies & Company, Inc. and Guggenheim Securities, LLC, each of which is an underwriter in this offering and we have also entered into repurchase agreements with Barclays Capital Inc., J.P. Morgan Securities LLC, Nomura Securities International, Inc. and RBS Securities Inc., which we intend to use for the purchase of Agency RMBS and IO Strips. This financing is uncommitted and continuation of such financing cannot be assured. These agreements are subject to the successful completion of an equity raise by us of a minimum of $      million.

Subject to our maintaining our qualification as a REIT, over time we may use a number of sources to finance our assets, including the following:

➢	Repurchase Agreements. We may use repurchase agreements to finance our assets. We currently do not have commitments from any lenders for any repurchase agreements. Repurchase agreements effectively allow us to borrow against loans and securities that we own. Under these agreements, we will sell our

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loans and securities to a counterparty and agree to repurchase the same loans and securities from the counterparty at a price equal to the original sales price plus an interest factor. During the term of the repurchase agreement, we earn the principal and interest on the related loans and securities and pay interest to the counterparty. We intend to maintain formal relationships with multiple counterparties to obtain repurchase agreement financing on favorable terms. For a description of risks related to repurchase agreements, see “Risk Factors—Risks Related to Our Business—We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our stockholders, as well as increase losses when economic conditions are unfavorable” and “—We may depend on repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing.”

➢	Warehouse Facilities. We may use temporary financing mechanisms, such as warehouse facilities, to finance assets. We currently do not have commitments for any warehouse facilities. We may use warehouse facilities in connection with the structuring of securitization transactions. Prior to an expected securitization issuance, there is a period during which securities and assets are identified and acquired for potential inclusion in the securitization, known as a warehouse accumulation period. The warehouse provider purchases these securities and assets and holds them on its balance sheet. We would direct the acquisition of securities and assets by the warehouse provider during this period and would contribute cash and other collateral to be held in escrow by the warehouse provider to cover our share of losses should securities or assets need to be liquidated. Typically, we would share gains, including the net interest income earned during the warehouse period, and losses, if any, with the warehouse provider. For a description of risks related to warehouse facilities, see “Risk Factors—Risks Related to Our Business—We may depend on repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing.”

➢	Securitizations. Based on management’s assessment of market conditions, we expect to acquire residential mortgage loans or RMBS for our portfolio with the intention of securitizing them and retaining all or a part of the securitized assets in our portfolio. In the aftermath of the global financial crisis, the Non-Agency RMBS securitization market has come to a virtual halt. The return of an active private RMBS market, which we believe is an essential factor in long term housing industry recovery, is going to take some time to develop as rating agencies forge ahead with recalibrating risk metrics and sort through the evolving regulatory landscape for the private RMBS market. We expect to be a player in the reemergence of this important market as the new private RMBS market takes shape. We anticipate that as this market redevelops, the securitizations we will sponsor will involve our transfer of our residential mortgage loans we purchase to a single-purpose, bankruptcy-remote subsidiary which is established solely for the purpose of holding loans. This subsidiary will complete the borrowing through the issuance of notes or certificates secured by the loans. The notes or certificates may be issued in the capital markets to a variety of investors, including banks, non-bank financial institutions and other investors. Normally, the notes or certificates issued in a securitization are tranched into a series of notes or certificates with the most senior notes or certificates enjoying the first priority lien position in the collateral and the most junior or subordinated notes or certificates holding only a residual interest in the collateral after the more senior notes or certificates are paid in full.

Securitizations offer us the opportunity to match fund the mortgage loan assets we hold with long term debt in the form of the notes or certificates issued by the subsidiary. We expect that in the securitizations we create we will sell the most senior notes or certificates and retain the junior notes or certificates associated with a securitization. As a holder of the junior notes or certificates, we will be more exposed to

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losses on the portfolio investments because the equity interest we retain in the subsidiary would be subordinate to the more senior notes issued to investors and we would, therefore, absorb all of the losses sustained with respect to a securitized pool of assets before the owners of the more senior notes or certificates experience any losses. For a description of risks related to securitization, see “Risk Factors—Risks Related to Our Business—We may depend on repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing.”

➢	Bank Credit Facilities. We may use bank credit facilities (including term loans and revolving facilities) to finance our assets. These financings may be collateralized or non-collateralized and may involve one or more lenders. Credit facilities typically have maturities ranging from two to five years and may accrue interest at either fixed or floating rates. For a description of risks related to bank credit facilities, see “Risk Factors—Risks Related to Our Business—We may depend on repurchase agreements, warehouse facilities, securitization and bank credit facilities (including term loans and revolving facilities) to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business. We intend to rely on short-term financing and thus are especially exposed to changes in the availability of financing.”

OUR INTEREST RATE HEDGING AND RISK MANAGEMENT STRATEGY

We may, from time to time, utilize hedging instruments to hedge the interest rate risk associated with our borrowings. Under the U.S. federal income tax laws applicable to REITs, we generally will be able to enter into certain transactions to hedge indebtedness that we may incur, or plan to incur, to acquire or carry real estate assets, although our total gross income from interest rate hedges that do not meet this requirement and other non-qualifying sources must generally not exceed 5% of our gross income.

We also may engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets. The U.S. federal income tax rules applicable to REITs may require us to implement certain of these techniques through a TRS that is subject to U.S. federal, state and local corporate income taxation. Our interest rate management techniques may include:

➢	hedging instruments, including interest rate swap agreements, interest rate cap agreements, interest rate floor agreements and IO Strips;

➢	Eurodollar futures contracts and options on such contracts; and

➢	other similar transactions.

We expect to attempt to reduce interest rate risks and to minimize exposure to interest rate fluctuations through the use of match funded financing structures, when appropriate, whereby we may seek (1) to match the maturities of our debt obligations with the maturities of our assets and (2) to match the interest rates on our assets with like-kind debt (i.e., we may finance floating rate assets with floating rate debt and fixed-rate assets with fixed-rate debt), directly or through the use of hedging instruments, including interest rate swap agreements, interest rate cap agreements, interest rate floor agreements, IO Strips or other financial instruments that we deem appropriate, or through a combination of these strategies. We expect these instruments will allow us to minimize, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates on our earnings. We anticipate that our hedging strategy will be modeled on a loan-by-loan basis using loan-level data from Provident’s integrated platform with more than 400 fields of data per loan. Our management’s interest rate hedging experience includes executing over $100 billion of hedges to address interest rate risk in Provident’s loan origination activity in 2009, 2010 and the nine months ended September 30, 2011.

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Risk management is a component of our strategy to deliver consistent risk-adjusted returns to our stockholders. Because we intend to acquire primarily fixed income securities, losses from credit defaults, interest rate volatility or other risks can meaningfully reduce or eliminate our distributions to stockholders. In addition, because we expect to employ financial leverage in funding a portion of our portfolio, mismatches in the maturities of our assets and liabilities creates risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margins are dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. In order to minimize the risks to us, we expect to employ security-specific risk measurement and management processes. Our risk management tools include software and services licensed or purchased from third parties, in addition to proprietary analytical methods developed by our Manager. There can be no guarantee that these tools will protect us from market risks.

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

If our board of directors determines that additional funding is required, we may raise such funds through additional public and private offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to authorize us to issue additional shares of common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may offer equity or debt securities to repurchase or otherwise reacquire our shares of common stock. We may also make loans to third parties, including, to joint ventures in which we participate, subject to maintaining our exemption from registration under the 1940 Act and our qualification as a REIT. We may, but do not intend to, underwrite securities of other issuers or invest in the securities of other issuers for the purpose of exercising control.

In addition, we may borrow money to finance the acquisition of assets. If and to the extent available at the relevant time, we expect to use traditional forms of financing, such as repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities). Our asset acquisition guidelines and our portfolio and leverage will be periodically reviewed by our board of directors as part of its oversight of our Manager.

We may, but do not intend to, acquire securities of other REITs, other entities engaged in real estate activities or securities of other issuers, subject to gross income and asset tests necessary for REIT qualification.

Our board of directors may change any of these policies at any time without prior notice to you or a vote of our stockholders.

OPERATING AND REGULATORY STRUCTURE

REIT qualification

We intend to elect to qualify as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2012. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and we intend to operate in a manner that will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular

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corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. Any distributions paid by us generally will not be eligible for taxation at the preferred U.S. federal income tax rates that currently apply (through 2012) to certain distributions received by individuals from taxable corporations.

1940 Act exemption

We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. We intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of our total assets on an unconsolidated basis will consist of “investment securities.” The securities issued to us by any wholly owned or majority owned subsidiary that we may form in the future that is excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with the 40% test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly owned and majority owned subsidiaries, we will be primarily engaged in the non investment company businesses of these subsidiaries.

If the value of our investments in our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain their exceptions or exemptions from the 1940 Act, we may have to register under the 1940 Act and could become subject to substantial regulation with respect to our capital structure (including the ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

We expect PMCA Asset I, LLC to qualify for an exemption from registration under the 1940 Act as an investment company pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition, certain of our other subsidiaries that we may form in the future also may qualify for the Section 3(c)(5)(C) exemption. This exemption generally means that at least 55% of each such subsidiary’s portfolios must be comprised of qualifying assets and at least 80% of our portfolio must be comprised of qualifying assets and real estate related assets under the 1940 Act. Qualifying assets for this purpose include mortgage loans and other assets, such as whole pool Agency RMBS, that the SEC staff in various no action letters has determined are the functional equivalent of mortgage loans for the purposes of the 1940 Act. We intend to treat as real estate related assets Non-Agency RMBS, debt and equity securities of companies primarily engaged in real estate businesses, agency partial pool certificates and securities issued by pass through entities of which substantially all of the assets consist of qualifying assets and/or real estate related assets. Although we intend to monitor our portfolio periodically and prior to each investment acquisition,

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there can be no assurance that we will be able to maintain this exemption from registration for each of these subsidiaries.

Qualification for exemption from registration under the 1940 Act will limit our ability to make certain investments. For example, these restrictions will limit the ability of our subsidiaries to invest directly in mortgage backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain ABS and real estate companies or in assets not related to real estate.

The SEC recently solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the 1940 Act, including the nature of the assets that qualify for purposes of the exemption and leverage used by mortgage related vehicles. There can be no assurance that the laws and regulations governing the 1940 Act status of companies primarily owning real estate related assets, including the SEC or its Staff providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

COMPETITION

In acquiring our target assets, we will compete with a variety of institutional investors, including other REITs, public and private funds, commercial and investment banks, money managers, hedge funds, commercial finance and insurance companies and other financial institutions. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. A number of other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for opportunities to acquire assets. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us, such as funding under programs established by the U.S. government to the extent that we are not eligible to participate in such programs. Many of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the 1940 Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of assets and establish more relationships than us. Furthermore, competition for assets of the types and classes which we will seek to acquire may lead to the price of such assets increasing, which may further limit our ability to generate desired risk-adjusted returns for our stockholders. We may also compete for opportunities to acquire assets with other clients of our Manager and its affiliates. See “Our Management—Conflicts of Interest.”

In the face of this competition, we expect to have access to our Manager’s and its affiliates’ professionals and their industry expertise, which may provide us with a competitive advantage and help us assess acquisition risks and determine appropriate pricing for certain potential assets. We expect that these relationships will enable us to compete more effectively for attractive opportunities to acquire our target assets. For example, pursuant to our strategic alliance agreement, we expect to source loans and RMBS primarily through Provident, which we believe will provide us with a robust pipeline of attractive assets. Additionally, through this agreement, we will also have access to Provident’s loan servicing capabilities, which we believe will enhance the quality and value of our assets. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related To Our Business—We operate in a highly competitive market and competition may limit our ability to acquire desirable assets and result in reduced risk-adjusted returns.”

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REGULATIONS

We, our Manager and Provident are subject to many rules and regulations. Regulatory and legal requirements are subject to change and may become more restrictive, making compliance by us, our Manager and Provident more difficult or expensive or otherwise restricting the ability of us, our Manager and Provident to conduct our business as it is now conducted. Changes in these regulatory and legal requirements, including changes in their enforcement, could materially and adversely affect our business and our financial condition, liquidity and results of operations. The U.S. federal, state and local laws, rules and regulations to which we, our Manager and/or Provident are subject among others, include the following:

The Dodd-Frank Act

In July 2010, the U.S. Congress enacted the Dodd-Frank Act, in part to impose significant investment restrictions and capital requirements on banking entities and other organizations that are significant to U.S. financial markets. For instance, the Dodd-Frank Act will impose significant restrictions on the proprietary trading activities of certain banking entities and subject other systemically significant organizations regulated by the U.S. Federal Reserve to increased capital requirements and quantitative limits for engaging in such activities. The Dodd-Frank Act also seeks to reform the asset-backed securitization market (including the RMBS market) by requiring the retention of a portion of the credit risk inherent in the pool of securitized assets and by imposing additional registration and disclosure requirements. Certain of the new requirements and restrictions exempt Agency RMBS, other government issued or guaranteed securities, or other securities. Nonetheless, the Dodd-Frank Act also imposes significant regulatory restrictions on the origination of residential mortgage loans. In addition, the Dodd-Frank Act established the Consumer Financial Protection Bureau, or the CFPB, which has broad authority to implement new consumer protection regulations and to examine and enforce compliance with federal consumer laws. The CFPB has the authority to supervise depository institutions and certain non-depository entities that provide consumer financial products or services, including certain participants in the mortgage industry. The CFPB began operating on July 21, 2011. While the full impact of the Dodd-Frank Act cannot be assessed until implementing regulations are released, the Dodd-Frank Act’s extensive requirements may have a significant effect on the financial markets, and may affect the availability or terms of financing from our lender counterparties and the availability or terms of RMBS, both of which may have an adverse effect on our business. See “Risk Factors—Risks Related to Our Business—Actions of the U.S. government, including the U.S. Congress, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies for the purpose of stabilizing or reforming the financial markets, or market response to those actions, may not achieve the intended effect or benefit our business, and may adversely affect our business” and “—Compliance with changing regulations relating to corporate governance and public disclosure will result in increased compliance costs and pose challenges for our management team.”

Privacy and security

The Gramm-Leach-Bliley Act imposes safeguarding obligations on customer information and requires notices to customers describing how customer information is collected, used and shared. Customers must be allowed to “opt-out” of sharing certain information with third parties and affiliates. In addition, many states have passed a variety of laws to further protect customer information, including laws that regulate the use of Social Security numbers, require notifications to customers if the security of their personal information is breached or require that personal information be encrypted when it is transmitted electronically. These federal and state laws require ongoing review and changes to our Manager’s operations.

Fair Credit Reporting Act

The Fair Credit Reporting Act provides a national legal standard for lenders in sharing information with affiliates and certain third parties and in providing firm offers of credit to consumers. In late 2003, the Fair and Accurate Credit Transactions Act, or FACTA, was enacted, making this preemption of conflicting state

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and local laws permanent. FACTA also established the framework for regulations governing reporting to credit reporting agencies, helping to protect consumers from identity theft, and for new disclosures to consumers covering credit scores and risk-based pricing used in the credit decision.

Home Mortgage Disclosure Act

In 2002, the Federal Reserve adopted changes to Regulation C promulgated under the Home Mortgage Disclosure Act, or HMDA. The expanded reporting took effect in 2004 for reports filed in 2005 and thereafter. In 2009, additional changes to the regulations took place, effective with applications received on and after October 1, 2009, which require lenders to report a rate spread if the annual percentage rate on a loan exceeds the comparable value in a published “Average Prime Offer Rates” table by 1.5% for a first lien mortgage and 3.5% for a subordinate lien mortgage. The most recent regulation conforms the HMDA reporting requirement to the new definition of a Higher-Priced Mortgage Loan pursuant to revised HOEPA regulations. We anticipate that few, if any, of our mortgage loans will fall into either reporting category.

Predatory lending legislation

Several states have adopted local laws or regulations intended to eliminate so-called “predatory” lending practices. In particular, these new laws have required Provident to devote resources to building and maintaining proprietary automated systems to perform loan-by-loan analysis of points, fees and other factors set forth in the laws, which often differ depending on the state, and in some cases the city or county, in which the mortgaged property is located. There can be no assurance that other, similar laws, rules or regulations will not be adopted in the future. Other state laws either passed or under consideration impose new requirements related to the underwriting of mortgage loans. These requirements typically do not impose liability on assignees of mortgage loans such as loan buyers and securitization trusts, but do require a lender to determine whether the borrower has the ability to repay the loan, including requirements on verification of income, and impose requirements on how a lender must determine that a borrower has received a reasonable tangible net benefit from a refinance transaction. Some of these requirements are ambiguous, which may make them difficult to comply with and may increase exposure to litigation.

Real Estate Settlement Procedures Act

The Real Estate Settlement Procedures Act, or RESPA, is a federal consumer protection statute that, in part, requires certain disclosures to be given to a consumer at or around the time of origination of a mortgage loan. A recent major revision to the regulations implemented a new Good Faith Estimate and Settlement Statement, requiring that wholesale lenders must accept the fees initially disclosed by the mortgage broker, including lender fees, and establishing limits on the amount by which those fees may change, absent a changed circumstance.

The revised Good Faith Estimate is intended to enhance the consumer’s opportunity to shop for the best financing available. The new Settlement Statement is specifically tied to the Good Faith Estimate and includes a section comparing the costs initially disclosed and those actually charged at settlement. This revision, effective January 1, 2010, involved a major redesign to Provident’s process flows and PFNet, as well as industry-wide changes to the way in which mortgage brokers and lenders must work with each other. Additional RESPA requirements apply to certain loan servicing practices, including escrow administration, servicing transfers and consumer complaints. RESPA also prohibits certain practices such as giving or accepting a fee, kickbacks or anything of value in exchange for referrals of settlement service business. RESPA’s requirements and prohibitions, and in particular the most recent extensive revisions, impose additional regulatory, compliance and IT development costs in a number of areas, including loan production, loan servicing practices, marketing efforts and contracts with third parties.

Business

Truth in Lending Act

The Truth in Lending Act, or TILA, is a federal consumer protection statute that, with respect to secured residential real estate lending, is designed to promote consumer understanding of the cost of a loan, expressed in terms of an annual percentage rate, and other credit terms including the disclosure of the number, amount and due dates or periods of scheduled repayments. TILA also requires that borrowers be provided with additional disclosures if their loan is an adjustable-rate loan and, for certain types of financing, to be provided with a Notice of Right to Cancel within three days of closing. Recent revised regulations, effective July 30, 2009, implemented a required waiting period after an initial Truth-in-Lending disclosure is provided before a fee can be charged or a loan may be closed. Additionally, on April 1, 2011, a change to TILA rules became effective to protect mortgage borrowers from unfair, abusive or deceptive lending practices. The rules effectively require that the loan broker or loan officer can no longer be compensated based on the interest rate of the loan.

Secure and Fair Enforcement for Mortgage Licensing Act

The Housing and Economic Recovery Act of 2008 included, among other things, the Secure and Fair Enforcement for Mortgage Licensing Act, or the SAFE Act. The SAFE Act is designed to enhance consumer protection and reduce fraud by requiring states to establish minimum standards for the licensing and registration of state-licensed mortgage loan originators, including educational testing. The Conference of State Bank Supervisors, or CSBS, and the American Association of Residential Mortgage Regulators are mandated to establish and maintain a nationwide mortgage licensing system for the purpose of providing uniform license applications and reporting requirements, developing a comprehensive and supervisory database and implementing a standard examination format. States were required to pass implementing legislation, and CSBS developed models for such legislation. Licensing for individual loan originators is generally required, depending on individual state requirements, during the first half of 2010 and no later than July 31, 2010. State-regulated entity must ensure that loan originators meet each state’s requirements by the applicable deadline, which involves investment in the time and cost of education and submission to federal investigation. Although state-regulated entities may have been in compliance with various state licensing requirements prior to SAFE Act implementation, the extent of licensing required has increased significantly and continues to add to the cost of operations.

USA PATRIOT Act

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, or the USA PATRIOT Act, was enacted following the events of September 11, 2001. The USA PATRIOT Act contains numerous provisions designed to prevent, detect and prosecute terrorism, to fight international money laundering and to block terrorist access to the U.S. financial system. The USA PATRIOT Act covers a broad range of financial activities and institutions. It requires that these institutions conduct due diligence and recordkeeping with respect to borrowers, such as verifying an applicant’s identifying information, including name, address, phone number and Social Security number, and ascertaining that the applicant is not named on any terrorist list. The U.S. Treasury has implemented the USA PATRIOT Act with respect to financial institutions.

Appraiser Independence Requirements and Home Valuation Code of Conduct

The Appraiser Independence Requirements, or AIR, were implemented as of November 1, 2010, which rules repealed and replaced the Home Valuation Code of Conduct, or HVCC, rules previously implemented by the Agencies in May 2009. Like the HVCC rules, the AIR rules require the complete independence of the appraiser. The appraiser is expected to use his or her expertise in a specified area to determine the most accurate estimate of the value for a subject property.

Business

Making Home Affordable Program

Any servicer for Fannie Mae and Freddie Mac must offer the Home Affordable Modification Program prescribed by the U.S. Treasury in accordance with the guidelines provided by each agency. Since it was first developed in March 2009, the program has been subject to numerous revisions and enhancements and these continue.

STAFFING

We will be managed by our Manager pursuant to our management agreement between our Manager and us. All of our officers are employees of our Manager or Provident. We will have no employees upon completion of this offering. See “Our Manager and our Management Agreement—Management Agreement.”

LEGAL PROCEEDINGS

Neither we nor our Manager is currently subject to any legal proceedings which we or our Manager consider to be material.

Our Manager and our management agreement

GENERAL

We are externally advised and managed by our Manager. Our Manager, an affiliate of Provident, is a newly organized Delaware limited liability company formed on March 29, 2011. All of our officers are employees of our Manager or its affiliates. The executive offices of our Manager are located at 851 Traeger Avenue, Suite 380, San Bruno, California 94066, and the telephone number of our Manager’s executive offices is (855) 653-4300.

EXECUTIVE OFFICERS AND KEY PERSONNEL OF OUR MANAGER

The following table sets forth certain information with respect to each of the executive officers and certain other key personnel of our Manager:

Officer	Age	Position held with our Manager

Mark Lefanowicz	55	Chief Executive Officer and President
John Kubiak	50	Chief Investment Officer
Jeremy Kelly	44	Chief Financial Officer and Treasurer
Michelle Blake	48	Chief Administrative Officer and Secretary

BIOGRAPHICAL INFORMATION

Set forth below is biographical information for the executive officers and other key personnel of our Manager.

Mark Lefanowicz is our Manager’s Chief Executive Officer and President. Mr. Lefanowicz also serves as a director on our board of directors and acts as our Chief Executive Officer and President. Additionally, Mr. Lefanowicz has served as Chief Financial Officer of Provident since July of 2009 following his prior tenure as Chief Financial Officer from December of 1997 to July of 2000. He has 33 years of experience in the financial services sector. From 2002 to 2005, Mr. Lefanowicz was a board member, President and CEO of E-LOAN Inc., a publicly-traded online Internet lender, or E-LOAN. Mr. Lefanowicz initially chaired the Audit Committee and headed the initial implementation of Sarbanes-Oxley in 2004. From 2005 to 2008, Mr. Lefanowicz served as a board member and the President of E-LOAN after it became a wholly-owned subsidiary of Banco Popular North America. From 2001 to 2004, he served as Chief Executive Officer of Bay View Franchise Mortgage Acceptance Company, a commercial loan servicing company with over $2 billion in loans serviced. From 2000 to 2001, he served as Chief Financial Officer of Bayview Capital Corporation. At Bayview, Mr. Lefanowicz was responsible for the implementation of the documentation supporting FDICA Internal Control Reporting. From 1978 to 1997, Mr. Lefanowicz worked at Coopers & Lybrand where from 1990 to 1997 he was an audit partner, and led the western region financial institution consulting and auditing practice. We believe that Mr. Lefanowicz’s qualifications to serve on our board of directors include his considerable experience in the financial services sector, his service on the boards and committees of other public companies and his experience as a certified public accountant.

John Kubiak serves as our Manager’s Chief Investment Officer. Mr. Kubiak also serves as our Chief Investment Officer. Further, Mr. Kubiak has served as Executive Vice President, Strategy, for Provident since 2008. He has 23 years of experience in managing mortgage assets, capital markets and asset liability management. This experience also includes strategic portfolio management, mortgage servicing portfolio modeling and hedging, and residential and commercial loan pipeline securitization and hedging. Prior to joining Provident in 2008, from 2004 to 2007, Mr. Kubiak was Chief Investment Officer and Executive Vice President at HomeBanc Corp, which in 2007 filed a petition for relief under the U.S. Bankruptcy Code. While at HomeBanc, Mr. Kubiak managed investments including residential mortgage whole loans, both

Our Manager and our management agreement

Agency and Non-Agency MBS, and their associated liabilities and hedging. As a member of HomeBanc’s Investment Committee and as chair of its Asset Liability Management Committee, he oversaw the structuring of all securitizations and capital markets activities. From 2001 to 2004, Mr. Kubiak worked for Regions Bank as Director of Capital Markets where he was a member of the Asset Liability Management, Loan and Deposit Pricing Committees. He was responsible for the risk management activities of the bank’s balance sheet, including residential and commercial mortgage related assets, investment and hedging portfolios. He was also responsible for hedging its retained mortgage servicing rights. From 1990 to 2001, Mr. Kubiak worked at PNC Financial Services as Division Manager of Asset Liability Management, where he managed the bank’s proprietary trading group and its derivatives portfolio.

Jeremy Kelly is our Manager’s Chief Financial Officer and Treasurer. Mr. Kelly acts in that same role for us as well. Further, Mr. Kelly has served as Executive Vice President, Strategy and Investor Relations for Provident since 2009. He has 21 years of experience in the financial services sector. Prior to joining Provident, Mr. Kelly was a Managing Director at J.P. Morgan, where he primarily focused on fixed income bond and derivative market coverage. He worked for J.P. Morgan in New York, London and San Francisco from 1990 to 2009. From 2004 to 2006, while serving as Investment Banking coverage officer for the mortgage industry at J.P. Morgan, Mr. Kelly was an advisor to Provident.

Michelle Blake is our Manager’s Chief Administrative Officer and Secretary. Ms. Blake also serves as Chief Administrative Officer and Secretary for us. In 1992, Ms. Blake co-founded Provident and has served as Provident’s Chief Administrative Officer since 2009. She also served as Provident’s Chief Financial Officer from 2000 to 2009. Ms. Blake has 26 years of experience in the financial services sector. Prior to joining Provident, Ms. Blake was Chief Compliance Officer for Great Pacific Bank. Ms. Blake also served on the Asset Liability and Credit Committee of Great Pacific Bank. From 1985 to 1991, Ms. Blake worked for Coopers & Lybrand. She is a certified public accountant.

INVESTMENT COMMITTEE

Our Manager has an Investment Committee that will oversee our asset acquisition and financing strategies as well as compliance with our asset acquisition guidelines. The Investment Committee will be comprised of Craig Pica, Mark Lefanowicz, John Kubiak and Jeremy Kelly. For biographical information on the members of the Investment Committee, see “—Biographical Information” and “Our Management—Biographical Information.” The Investment Committee will meet as frequently as it believes is necessary.

Historical performance of Provident and its affiliates

Provident and its affiliates and personnel have an established track record of evaluating, investing in and managing assets within our target asset classes. Provident was founded in 1992 by Craig Pica, the Chairman of our board of directors. Provident’s business focuses primarily on the origination of mortgage loans and the servicing of high-quality mortgage loans. For the nine months ended September 30, 2011, according to Inside Mortgage Finance, Provident was the largest wholesale mortgage originator, the third largest non-bank mortgage originator and the ninth largest mortgage originator in the United States, in each case in terms of loans funded directly to the borrower, with $13.8 billion in origination volume. In addition to its loan origination business, as of December 31, 2010, Provident had a servicing portfolio of $48.4 billion and as of September 30, 2011, Provident’s servicing portfolio totaled $51.5 billion. The aggregate amount of funds raised through investors by Provident during the ten-year period ended December 31, 2010 was approximately $58 million. In addition, the aggregate amount of mortgage loans originated by Provident during the ten-year period ended December 31, 2010, was approximately $193 billion. As of December 31, 2010, Provident had 11 holders of its partnership interests.

In June 2008, due to the market’s perception of the value of MSRs, Provident’s lenders declined their option to extend the term of Provident’s revolving line of credit (secured by its MSRs) by one year, and required that Provident repay the outstanding balance over a five-year period as provided for under the agreement.

Our Manager and our management agreement

Provident was able to make all required monthly payments and in April 2010 Provident issued $400 million of senior secured notes, and used $261 million of the proceeds to repay the remaining balance owed on the original line of credit.

Certain members of our senior management team, including Craig Pica, are also executives of PMT. Since its inception in 2002 through December 31, 2010, PMT has raised an aggregate of $55 million from investors, primarily through issuances of shares of Class A preferred stock that carry cumulative dividend rights but do not have any voting rights. In addition, since its inception in 2002 through December 31, 2010, the aggregate amount of assets acquired by PMT and sold by PMT were approximately $1,324 million and $532 million, respectively. As of December 31, 2010, PMT had total assets of approximately $289.5 million, including approximately $211 million of Agency RMBS, $49.6 million of mortgage loans, $11.2 million of IO Strips, $616,000 of Non-Agency MBS and $17.1 million of other assets. As of December 31, 2010, PMT had a total of 264 preferred shareholders and three common shareholders.

Due to the general mortgage liquidity crisis that began in late 2007, PMT’s line of credit providers began to require that the percentage of the loans they financed be reduced. Accordingly, PMT sold a number of loans at a minimal gain, obtained a line of credit from an affiliate, and raised additional capital through the issuance of preferred stock to meet margin calls. As of December 31, 2009, PMT had repaid all of its unaffiliated lines of credit.

The tables below set forth certain historical investment performance data about Provident and PMT. This information is a reflection of the past performance of Provident and PMT and is not intended to be indicative of, or a guarantee or prediction of, the returns that we, Provident, PMT or our Manager may achieve in the future. Our investment returns could be substantially lower than the returns achieved by Provident, PMT and our Manager’s investment professionals in their previous endeavors. An investment in our common stock is not any investment in Provident, PMT or our Manager.

Our Manager and our management agreement

Table III below summarizes the operating results of Provident, presented on a GAAP basis, for the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006.

Table III
Provident
Operating Results

		2010		2009		2008		2007		2006

	Gross revenues	$345,406,216		$422,101,040		$132,916,379		$274,618,811		$186,707,591
Less:	Operating expenses	$159,673,861		$268,431,718		$71,518,244		$62,525,593		$62,155,871
	Interest expense	82,705,911		33,427,620		50,943,076		127,526,474		90,946,776
	Depreciation	900,458		1,249,177		1,434,600		1,415,940		1,698,727
	Amount paid to sponsor	n/a		n/a		n/a		n/a		n/a
	Net Income — GAAP Basis	$102,125,986		$118,992,525		$9,020,459		$83,150,804		$31,906,217
	Less: Cash distributions to investors	$(70,154,810)		$(46,047,271)		$(3,713,158)		$(20,000,000)		$(20,000,000)
	Cash generated (deficiency) after cash distributions	$35,840,324		$24,289,462		$11,853,533		$(1,731,739)		$2,093,814
	Total Assets(1)	$1,638,101,936		$1,442,078,882		$1,312,340,034		$1,623,295,094		$2,859,951,082
	Total Liabilities(1)	$1,229,459,351		$1,072,246,251		$1,013,034,555		$1,316,017,296		$2,658,684,686
	Partners’ Capital(1)	$408,642,585		$369,832,631		$299,305,479		$307,277,798		$201,266,396
	Leverage(2)	3.01	x	2.90	x	3.38	x	4.28	x	13.21	x
	Return on average equity(3)	26.24%		35.57%		2.97%		32.70%		16.50%
	Servicing Portfolio(4)	$48,354,745,674		$43,668,880,448		$33,599,447,262		$36,940,619,918		$29,289,670,122

(1)	Represents Total Assets, Total Liabilities or Partners’ Capital, as applicable, as of December 31 of the year indicated.

(2)	Represents Year-End Total Liabilities divided by Partners’ Capital.

(3)	Calculated using net income divided by the average of beginning and end of the year Partners’ Capital balances.

(4)	Represents the dollar amount of assets Provident was servicing for third parties as of December 31 of the year indicated.

Our Manager and our management agreement

Table V below presents summary information of Provident regarding sales or disposals of loans, MBS and investments for the fiscal years ended December 31, 2010, 2009 and 2008.

Table V
Provident
Sales or Disposals of Real Estate-Related Debt Instruments

	For the three years ended December 31, 2010
			Gross Sales
	Year of Sale	Cost Basis	Proceeds

Proceeds from Sales of Loans	2008	$14,832,670,926	$14,913,753,216
Proceeds from Sales of Securities	2008	$0	$0
Proceeds from Sales of Loans	2009	$35,875,686,230	$36,471,757,314
Proceeds from Sales of Securities	2009	$0	$0
Proceeds from Sales of Loans	2010	$22,878,852,524	$23,214,122,522
Proceeds from Sales of Securities	2010	$0	$0

Table VI below presents summary information of Provident regarding acquisitions of real estate-related debt instruments for the fiscal years ended December 31, 2010, 2009 and 2008.

Table VI
Provident
Acquisitions of Real Estate-Related Debt Instruments

	For the three years ended December 31, 2010
	Year	Acquisition Price

Origination of Loans	2008	$14,529,674,530
Purchase of Securities	2008	$0
Origination of Loans	2009	$35,989,821,800
Purchase of Securities	2009	$0
Origination of Loans	2010	$23,005,343,000
Purchase of Securities	2010	$0

Our Manager and our management agreement

Table III below summarizes the operating results of PMT, presented on a GAAP basis, for the fiscal years ended December 31, 2010, 2009, 2008, 2007 and 2006. As a REIT, PMT does not generally pay U.S. federal income taxes at the entity level.

Table III
PMT
Operating Results

2010	2009	2008	2007	2006

Gross revenues	$7,342,861	$8,518,787	$16,654,340	$36,556,417	$28,997,588
Profit (Loss) on sale of properties(1)	(1,719,718)	(10,303,516)	(2,369,013)	(8,624,197)	(1,640,499)
Less: Operating expenses(2)	737,924	676,643	632,781	797,246	814,997
Interest expense	2,908,217	3,237,120	7,561,468	28,988,690	26,293,276
Amount paid to sponsor	n/a	n/a	n/a	n/a	n/a
Net Income before non-controlling interest(1)	1,977,002	(5,698,492)	6,091,078	(1,853,716)	248,816
Non-controlling interest	2,480,341	8,091,091	0	0	0

Net income after non-controlling interest	$4,457,343	$2,392,599	$6,091,078	$1,853,716	$248,816

Cash generated from (used in) operations	$2,087,145	$4,757,755	$6,051,554	$2,464,681	$(223,677)
Cash generated from investing Activity	$(215,937,030)	$886,186	$156,836,130	$264,823,233	$(107,372,013)
Cash generated from financing activity	$223,399,828	$(65,805,589)	$(161,663,505)	$(270,605,212)	$117,875,691
Cash generated from operations, Investing and financing, before distributions paid	$9,559,937	$3,838,352	$1,224,179	$(3,317,298)	$10,280,001
Less: Cash distribution to investors, earnings	$(4,876,701)	$(3,759,046)	$(3,187,854)	$(2,881,708)	$(282,809)
Less: Cash distribution to investors, return of capital	$0	$0	$0	$0	$(2,084,030)
Total cash distributions(3)	$(4,876,701)	$(3,759,046)	$(3,187,854)	$(2,881,708)	$(2,366,839)
Cash generated (deficiency) after cash distributions	$4,683,236	$79,306	$(1,963,675)	$(6,199,006)	$7,913,162
Total Assets(4)	$289,488,798	$65,936,493	$140,747,810	$302,989,050	$578,624,107
Total Liabilities(4)	$247,793,994	$35,617,792	$111,022,052	$275,239,858	$555,442,260
Total Shareholders’ Equity(4)	$41,694,804	$30,318,701	$29,725,758	$27,749,192	$23,181,847
Leverage(5)	5.94	x	1.17	x	3.73	x	9.92	x	23.96	x
Return on Equity(6)	13.54%	12.52%	11.09%	11.31%	1.36%

(1)	Includes Other Than Temporary Impairment where anticipated future cash flows are not sufficient to recover the carrying amount.

(2)	PMT shares management, accounting, administrative and support services and facilities with Provident, and PMT reimburses Provident for such services and facilities. “Operating expenses” include the amount of such reimbursements, which totaled $562,920 in 2010, $463,920 in 2009, $446,644 in 2008, $446,644 in 2007 and $413,690 in 2006, respectively.

(3)	Represents cash distributions paid to holders of preferred stock. No cash distributions ware paid to holders of common stock during the years indicated.

(4)	Represents Total Assets, Total Liabilities or Total Shareholders’ Equity, as applicable, as of December 31 for the year indicated.

(5)	Represents Year-End Total Liabilities divided by Partners’ Capital.

(6)	Calculated using cash distribution to investors, earnings, divided by the average of beginning and end of the year Shareholders’ Equity.

Our Manager and our management agreement

Table V below presents summary information of PMT regarding sales or disposals of real estate-related debt instruments for the fiscal years ended December 31, 2010, 2009 and 2008.

Table V
PMT
Sales or Disposals of Real Estate-Related Debt Instruments

			Gross Sales
	Year of Sale	Cost Basis	Proceeds

Proceeds from Sales of Loans	2008	$55,910,394	$57,180,464
Proceeds from Sales of Securities	2008	$58,375,933	$58,260,477
Proceeds from Sales of Loans	2009	$50,151,242	$51,241,591
Proceeds from Sales of Securities	2009	$0	$0
Proceeds from Sales of Loans	2010	$8,474,971	$8,641,675
Proceeds from Sales of Securities	2010	$0	$0

Table VI below presents summary information of PMT regarding acquisitions of real estate-related debt instruments for the fiscal years ended December 31, 2010, 2009 and 2008.

Table VI
PMT
Acquisitions of Real Estate-Related Debt Instruments

	Year	Acquisition Price

Purchases of Loans	2008	$0
Purchases of Securities	2008	$0
Purchases of Loans	2009	$0
Purchases of Securities	2009	$0
Purchases of Loans	2010	$0
Purchases of Securities	2010	$225,421,805

The tables below illustrate the historical composition of Provident’s mortgage loan originations by mortgage loan product type and by conforming versus super conforming loans:

Provident
Historical Composition of Originations — Loan Product Type

	2008	2009	2010

3/1 ARM	$61,024,100	$2,409,600	$4,394,950
3/1 ARM Interest Only	31,609,500	438,200	104,000
5/1 ARM	216,646,460	423,421,400	2,692,924,350
5/1 ARM Interest Only	251,598,450	158,339,950	154,629,750
7/1 ARM	22,483,050	81,220,000	860,573,500
7/1 ARM Interest Only	48,153,350	56,435,650	102,476,550
10 Year Fixed Rate	56,552,850	287,300,000	589,465,950
15 Year Fixed Rate	919,632,230	5,733,250,000	5,414,298,800
Other (Primarily 30 Year Fixed Rate)	12,921,974,540	29,247,007,000	13,186,475,150

Total Originations(1)	$14,529,674,530	$35,989,821,800	$23,005,343,000

Our Manager and our management agreement

Provident
Historical Composition of Originations — Conforming and Superconforming Loans

	2008	2009	2010

Conforming(2)	$13,943,160,380	$32,487,917,800	$19,271,042,700
Super Conforming(3)	586,514,150	3,501,904,000	3,734,300,300

Total Originations(1)	$14,529,674,530	$35,989,821,800	$23,005,343,000

(1)	Total originations excludes amounts originated on behalf of CFSB under the fulfillment agreement of $1.8 billion for the year end December 31, 2009 and $3.9 billion for the year ended December 31, 2010.

(2)	Mortgage loans that conform to the Agency underwriting guidelines and meet the funding criteria of Fannie Mae and Freddie Mac

(3)	Mortgage loans that conform to the Agency underwriting guidelines and meet the funding criteria of Fannie Mae and Freddie Mac, except that the principal balance of such loans exceeds the conforming loan limit of $417,000.

The table below illustrates the historical composition of Provident’s loan originations and sales:

	Year ended December 31,
	2008	2009	2010

Origination channel
Retail	$483,352,700	$1,133,846,750	$1,493,463,250
Wholesale(1)	14,001,416,100	36,690,880,050	25,362,184,950
Correspondent	44,905,730	0	5,393,950

Total loans originated	$14,529,674,530	$37,824,726,800	$26,861,042,150

Average FICO score	750	765	770
Average loan-to-value ratio	68%	64%	62%
Percentage of loans sold
To GSEs	22%	56%	67%
To other counterparties	78%	44%	33%
Servicing-retained	19%	53%	64%
Servicing-released	81%	47%	36%
Total loans sold(2)	$14,522,410,780	$37,381,587,350	$26,419,803,200
Loan production revenue, net, as a percentage of total loans sold	0.56%	1.59%	1.27%

(1)	Wholesale production amounts include amounts generated through the fulfillment agreement with CFSB of $1.8 billion for the year ended December 31, 2009 and $3.9 billion for the year ended December 31, 2010.

(2)	Loans sold include amounts sold on behalf of CFSB under the fulfillment agreement of $1.6 billion for the year ended December 31, 2009 and $3.6 billion for the year ended December 31, 2010.

The table below illustrates the historical composition of PMT’s acquisitions by mortgage type:

Our Manager and our management agreement

PMT
2010 Historical Composition of Acquisitions

10 Year Fixed Rate	$215,145,760
Interest Only	$10,276,044

$225,421,804

MANAGEMENT AGREEMENT

Before the completion of this offering, we will enter into a management agreement with our Manager, pursuant to which our Manager will manage our business affairs, including the day-to-day management of our operations. While our board of directors has not imposed any limits on the total amount that our Manager may invest on our behalf without seeking prior approval from our board of directors (other than restrictions that may be set forth in financing or other agreements that we may enter into in the future), our management agreement requires our Manager to manage our business affairs in conformity with the policies and the asset acquisition guidelines that are approved and monitored by our board of directors. Our management agreement will become effective upon completion of this offering.

Our Manager’s role as manager will be under the supervision and direction of our board of directors, subject to the terms and conditions of our management agreement and such other further limitations or parameters that our board of directors may impose on our Manager from time to time. Our Manager will be responsible for, among other duties: (1) performing all of our day-to-day functions, (2) determining investment criteria in conjunction with, and subject to the supervision of, our board of directors, (3) sourcing, analyzing and executing asset acquisitions, sales and securitizations, (4) performing asset and liability management duties, including hedging and financing, and (5) performing financial and accounting management. In conjunction with those duties, our Manager will perform (or cause to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)  serving as our consultant with respect to the periodic review of the asset acquisition guidelines and other policies for our acquisitions of assets, financing activities and operations, any modification to which must be approved by a majority of our independent directors;

(ii)  investigating, identifying, analyzing, evaluating and selecting possible opportunities and negotiating, acquiring, financing, retaining, monitoring, selling, restructuring, hedging or disposing of assets consistent with our asset acquisition guidelines;

(iii) with respect to prospective purchases, sales or exchanges of assets, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(iv)  advising us on and negotiating and entering into, on our behalf, repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities), credit finance agreements, commercial paper agreements, interest rate swap agreements and other hedging instruments, and all other agreements and engagements required for us to conduct our business;

(v)  assisting us in developing criteria for asset purchase commitments that are specifically tailored to our objectives and strategies and making available to us its knowledge and experience with respect to RMBS, mortgage loans, real estate, real estate-related securities and other real estate-related assets;

(vi)  serving as our consultant with respect to arranging for the issuance of RMBS from pools of mortgage loans or with respect to RMBS owned by us;

(vii) representing and making recommendations to us in connection with the purchase and finance of, and commitment to purchase and finance, RMBS, mortgage loans (including on a portfolio basis), real estate, real estate-related securities and other real estate-related assets, and the sale and commitment to sell such assets;

(viii) coordinating and managing operations of any co-investment interests or joint venture held by us and conducting all matters with the co-investment partners or joint venture;

Our Manager and our management agreement

(ix)  providing executive and administrative personnel, office space and office services required in rendering services to us;

(x)  administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xi)  communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including the maintenance of our website, logo design, analyst presentations, annual meeting arrangements and investor conferences;

(xii) evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with the asset acquisition guidelines;

(xiii) counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

(xiv) counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

(xv)  engaging and supervising, on our behalf and at our expense, independent contractors that provide real estate, investment banking, mortgage brokerage, appraisal, securities brokerage, underwriting review, due diligence, insurance, legal and accounting and other financial services, and all other services as may be required relating to our operations and assets, including potential asset acquisition;

(xvi) furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xvii) monitoring the operating performance of our assets and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xviii) deploying and redeploying any moneys and securities of ours (including acquiring short-term investments pending the acquisition of other assets, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

(xix) assisting us in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xx)  assisting us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxi) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act of 1933, as amended, or the Securities Act, stock exchange requirements or pursuant to contractual undertakings;

Our Manager and our management agreement

(xxii) assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Internal Revenue Code applicable to REITs;

(xxiii) placing, or facilitating the placement of, all orders pursuant to our Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on our behalf in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

(xxv) using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

(xxvi) counseling us in connection with policy decisions to be made by our board of directors;

(xxvii) performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxviii) using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to our management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager maintains a contractual as opposed to a fiduciary relationship with us which limits our Manager’s obligations to us to those specifically set forth in the Management Agreement (however, to the extent that officers of our Manager also serve as officers of our company, such officers will owe us fiduciary duties under Maryland law in their capacity as officers of our company). Our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to our management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under our management agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to our management agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under our management agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager will not be liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (for example, a transaction was effected in violation of our asset acquisition guidelines) or in the trade process (for example, a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager will carry errors and omissions and other customary insurance upon the completion of the offering.

Our Manager and our management agreement

Pursuant to the terms of our management agreement, our Manager is required to provide us with our management team, including a chief executive officer and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager will be exclusively dedicated to us.

Our management agreement may be amended or modified by agreement between us and our Manager. The initial term of our management agreement expires on the third anniversary of the closing of this offering and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, our management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock (other than shares held by members of our senior management team and affiliates of our Manager), based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the sum of (1) the average annual base management fee and (2) the annual average incentive fee earned by our Manager during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

We may also terminate our management agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

➢	our Manager’s continued material breach of any provision of our management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

➢	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

➢	our Manager’s gross negligence of duties under our management agreement;

➢	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

➢	our Manager is convicted (including a plea of nolo contendere) of a felony; and

➢	the dissolution of our Manager.

Our Manager may generally only assign our management agreement or any of its duties thereunder with the written approval of a majority of our independent directors. Our Manager, however, may assign our management agreement or any of its duties thereunder to any of its affiliates without the approval of our independent directors if such assignment does not require our approval under the Investment Advisers Act of 1940.

Our Manager may terminate our management agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew our management agreement following the initial term by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate our management agreement upon 60 days’ written notice. If our management

Our Manager and our management agreement

agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

MANAGEMENT FEES, EXPENSE REIMBURSEMENTS AND TERMINATION FEE

We do not maintain an office or employ personnel. Instead we rely on the facilities and resources of our Manager and Provident to conduct our day-to-day operations. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month.

Base management fee

We will pay our Manager a base management fee under our management agreement, calculated and payable quarterly in arrears, equal to 1.5% per annum of our stockholders’ equity.

For purposes of calculating the base management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock since inception, and excluding from stockholders’ equity any common stock issued to our Manager in respect of its incentive fee and any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount will be adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items (such as depreciation and amortization) after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our stockholders’ equity, for purposes of calculating the base management fee, could be greater than or less than the amount of stockholders’ equity shown on our financial statements. We expect the base management fee to be earned by our Manager in the first full fiscal year to be approximately $      million, assuming (i) the number of shares of common stock set forth on the front cover of this prospectus are sold in this offering and the concurrent private placement, (ii) we do not consummate any follow-on equity offerings during such period and (iii) that the underwriters’ over-allotment option is exercised in full. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

The base management fee of our Manager shall be calculated within 30 days after the end of each fiscal quarter and such calculation shall be promptly delivered to us. The amount due will be paid in cash after approval of the calculation by us.

Incentive fee

Our Manager will be entitled to an incentive fee at the end of each quarter in an amount equal to 20.0% of the dollar amount by which Core Earnings for the most recently completed fiscal quarter, or the Current Quarter, before the incentive fee received in relation to such fiscal quarter exceeds a quarterly hurdle (as described below).

Quarterly Hurdle.  The product of (1) the weighted average of the issue price per share of common stock in all of our offerings multiplied by the weighted average number of shares of common stock outstanding during the Current Quarter and (2)     %, or the Hurdle, expressed on a quarterly basis.

For examples of the calculation of the incentive fee, see Appendix 1 to this prospectus.

The incentive fee shall be calculated within 30 days after the end of each quarter and such calculation shall promptly be delivered to us. We are obligated to pay the incentive fee 100% in restricted common stock

Our Manager and our management agreement

within five business days after delivery to us of the written statement of our Manager setting forth the computation of the incentive fee for such quarter. The number of shares of restricted common stock payable to our Manager in respect of its incentive fee, if any, for a fiscal quarter, shall equal 100% of the incentive fee for such quarter, divided by the average closing price of our common stock on the NYSE during the 30 days prior to the end of such quarter. If in the future our common stock is no longer listed on a national securities exchange, the incentive fee shall be payable in cash until such time as our shares are listed.

The shares of restricted common stock payable to our Manager, in respect of its incentive fee for a Current Quarter, shall vest over a three-year period following the quarter in which such fee was earned, with 60% vesting at the end of two years and the remaining 40% vesting at the end of three years. No incentive fee shall be accrued or earned by our Manager in respect of the initial fiscal quarters following the closing of this offering. The holder of these shares of restricted common stock shall be entitled to receive dividends on such shares of restricted common stock prior to the time that such shares have vested. See “Our Manager and our Management Agreement—Management Fees, Expense Reimbursements and Termination Fee.”

To the extent that ownership of the incentive fee to our Manager in shares of our common stock in respect of any fiscal quarter would result in a violation of the stock ownership limits set forth in our charter (and taking into account the 10.75% excepted holder limit applicable to the Manager), all or a portion of the incentive fee payable to our Manager in respect of such fiscal quarter will be paid in cash to the extent necessary to avoid such violation. In such a situation, our Manager will not receive the cash payment until such time as the shares of common stock that would have been issued would have vested as described above. For purposes of determining the common stock ownership of the Manager, as described above, any common stock owned by Craig Pica, Doug Pica, Ralph Pica and any other members of the Pica family, whether directly or through certain other entities, will be attributed to the Manager.

Reimbursement of expenses

Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under our management agreement. The expenses required to be paid by us include, but are not limited to:

➢	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our assets;

➢	costs of the year-end audit and quarterly reviews, including the costs associated with compliance with the Sarbanes-Oxley Act, tax preparation and legal counsel;

➢	the compensation and expenses of our directors and the cost of directors’ and officers’ liability, and any non-covered indemnification expense;

➢	costs associated with the purchase, financing, sale or other disposition of an asset, the establishment and maintenance of any of our repurchase agreements, warehouse facilities, securitizations and bank credit facilities (including term loans and revolving facilities) or other indebtedness of ours (including commitment fees, transaction fees, accounting fees, legal fees, negotiating, closing and other similar costs) or any of our securities offerings;

➢	expenses connected with communications to holders of our securities or of our subsidiaries, including web hosting, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, and the costs of preparing, printing

Our Manager and our management agreement

and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

➢	expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an asset or establishment and maintenance of any repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term leases and revolving facilities) or any of our or our subsidiaries’ securities offerings;

➢	costs and expenses incurred with respect to Bloomberg and other market data information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

➢	compensation and expenses of our custodian and transfer agent, if any;

➢	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

➢	all taxes and license fees;

➢	all insurance costs incurred in connection with the operation of our business, except for the costs attributable to the insurance that our Manager elects to carry for itself and its personnel;

➢	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our assets separate from the office or offices of our Manager;

➢	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

➢	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

➢	expenses incurred in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our Manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

➢	all other expenses actually incurred by our Manager, which are reasonably necessary for the performance by our Manager of its duties and functions under our management agreement.

We will not reimburse our Manager or its affiliates for the salaries and other compensation of their personnel.

Termination fee

A termination fee will be payable in the event that our management agreement is terminated without cause upon the affirmative vote of at least two-thirds of our independent directors or the holders of a majority of our outstanding common stock (other than those shares held by members of our senior management team and affiliates of our Manager), based upon unsatisfactory performance by our Manager that is materially detrimental to us or a determination that the compensation payable to our manager under our management agreement is not fair, unless our Manager agrees to compensation that at least two-thirds of our independent directors determine is fair. The termination fee will be equal to three times the sum of (1) the average annual base management fee and (2) the average annual incentive fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. In addition, upon termination of our management agreement, the restricted shares of common stock issued to our Manager in respect of any incentive fee shall vest immediately to the extent such shares have not already vested.

Our Manager and our management agreement

GRANTS OF EQUITY COMPENSATION TO OUR MANAGER, ITS PERSONNEL AND ITS AFFILIATES

Under our 2012 equity incentive plan, our board of directors is authorized to approve grants of equity-based awards to our Manager, its personnel and its affiliates. See “Our Management—2012 Equity Incentive Plan.”

Our strategic alliance agreement

Upon completion of this offering, we will enter into a strategic alliance agreement with Provident pursuant to which we will have access to Provident’s leading mortgage loan origination, servicing and capital markets platform. We believe that our strategic alliance agreement is a competitive advantage because our access to Provident’s leading mortgage loan origination and servicing platform will provide us with a robust pipeline of attractive assets through which we can grow our business increase value for our stockholders. Set forth below is a description of the principal terms of our strategic alliance agreement.

Term	The term of our strategic alliance agreement is for the longer of three years or until the date that is 12 months after an affiliate of Provident is no longer serving as our manager.

Mortgage loan referrals	During the term of the agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed or advised by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us.

Transfer pricing	Pursuant to a master loan purchase and sale agreement and a master security sales agreement, Provident will sell any loan and RMBS to us at their fair market value as validated in accordance with the provisions of our strategic alliance agreement.

In general, at the time Provident offers us an asset, Provident will be required to provide us with information, to the extent available, relating to any bids received or bids available on Bloomberg, Tradeweb or a similar service and any other bid information from two or more unaffiliated third parties. After reviewing any such information, we will make an offer to purchase such asset from Provident and Provident will decide whether to sell the asset to us. If Provident decides not to sell the asset to us, Provident may not sell the asset to another entity for equal to or less than the price offered by us without first re-offering the asset to us. To the extent such a price quote is not available, the loans or securities will be purchased by us at prices validated by an independent third party selected from time to time by a majority of our independent directors, which selection will be subject to Provident’s reasonable consent. We expect that a minimum of three independent third parties will be engaged, that only one firm will be used at a time to assess the price of an asset, and that the services of any one third party will not be used more than three times in a row. In addition, the cost of any such independent third party shall be borne equally by Provident and us.

Mortgage loan sub-servicing	Under our strategic alliance agreement, Provident will have the right, subject to the exceptions described below, to act as sub-servicer with respect to any loan that we purchase from Provident or any other third party on a servicing-released basis, in each case pursuant to the terms of a sub-servicing agreement. Additionally, to the extent we

Our strategic alliance agreement

seek to sell the servicing on a loan Provident will have the first right to purchase the servicing on such loan. The price at which the servicing right is sold must be validated by an independent third party selected from time to time by a majority of our independent directors, which selection will be subject to Provident’s reasonable consent. We expect that a minimum of three independent third parties will be engaged, that only one firm will be used at a time to assess the price of an asset, and that the services of any one third party will not be used more than three times in a row. In addition, the cost of any such independent third party shall be borne equally by Provident and us.

By engaging Provident as mortgage loan sub-servicer, we will have access to, and benefit from, the PFServicing platform. This platform has been constructed to interface with our internal reporting systems and processes, as well as with credit bureaus, mortgage insurance companies, tax and flood certification vendors, hazard insurance trading vendors and government entities involved in loan modification programs.

As our mortgage loan sub-servicer, Provident will be responsible for general loan servicing, including collection and remittance of payments on our mortgage loans, administration of mortgage escrow accounts, collection of insurance claims and foreclosure, if necessary. Under the terms of our sub-servicing arrangement with Provident, Provident will be required to disburse funds for payment of property taxes and hazard insurance on loans, even when our borrowers may not have sufficient funds in an escrow/impound account to cover the amount of the disbursement and to make advances to us to cover required disbursements. Provident will also be required to follow federal guidelines for collecting such advanced funds from the borrower.

We will have the right to engage an alternative mortgage loan sub-servicer for a specific portfolio of loans based on a determination of a majority of our independent directors that the initial appointment of Provident as mortgage loan sub-servicer for such portfolio will be materially adverse to us or to our business, such as when such appointment is prohibited by contractual, regulatory or other legal limitations applicable to the specific loan portfolio.

Provident will be required to perform all services and duties customary to servicing mortgage loans in a diligent manner and consistent with prevailing mortgage loan servicing standards.

In exchange for such services, we will pay Provident sub-servicing fees in accordance with the terms of the sub-servicing agreement, which fees are generally calculated based on a fixed dollar amount per loan per period, subject to certain adjustments in the event certain events occur, such as defaults or foreclosure. The fees payable by us to Provident for acting as sub-servicer are generally subject to change and will be reviewed and approved by a majority of our independent directors on an annual basis.

Our strategic alliance agreement

Provident may resign from its duties as mortgage loan sub-servicer by giving us 120 days’ prior written notice.

Seller representations and warranties	The master loan purchase and sale agreement and master security sales agreement referred to above will require Provident to make customary representations and warranties to us covering the loans and RMBS Provident sells to us. In general, the representations and warranties relate to:

➢ compliance with our eligibility standards and with our underwriting guidelines;

➢ characteristics of the mortgage loans in each pool;

➢ compliance with applicable federal and state laws and regulations in the origination of the loans, including consumer protection laws and anti-predatory lending laws;

➢ compliance with all applicable laws and regulations related to authority to do business in the jurisdiction where a mortgaged property is located;

➢ our acquisition of loans free and clear of any liens;

➢ the validity and enforceability of the loan documents; and

➢ the lien position of the mortgage.

We will rely on these representations and warranties at the time of purchase to ensure that the loans and securities we purchase meet our eligibility standards. We will have the right under the strategic alliance agreement to require Provident to repurchase a loan or security if we find a material breach of representations and warranties.

No restriction on third party loan purchases	We will be free under the terms of our strategic alliance agreement to purchase loans and RMBS from sources other than Provident.

Termination and transfer rights	We or Provident will have the right to terminate our strategic alliance agreement upon 30 days prior written notice upon a material breach by the non-terminating party of the provisions of our strategic alliance agreement, subject to certain cure rights specified in the agreement. Our strategic alliance agreement will not be transferable by Provident or us, whether by direct assignment or indirectly by merger, consolidation or transfer of our assets substantially or as an entirety, without the other party’s consent. In addition, we or Provident will have the right to terminate our strategic alliance agreement, in the event Provident or one of its affiliates is no longer acting as external manager to us.

Our management

OUR DIRECTORS, DIRECTOR NOMINEES AND OFFICERS

Upon completion of the offering, our board of directors will be comprised of five members. We currently have two directors. In connection with the closing of this offering, we expect that our board of directors will increase the size of our board to five directors and elect the director nominees listed below. Our board of directors has determined that each of our director nominees satisfies the listing standards for independence of the NYSE. Upon completion of this offering, a majority of our board of directors will be “independent,” as determined by the requirements of the NYSE. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the MGCL (which is one) nor, unless our bylaws are amended, more than 15.

The following sets forth certain information with respect to our directors, director nominees and officers:

Officer	Age	Position held with our company

Craig Pica	49	Chairman of the Board of Directors
Mark Lefanowicz	55	Director, Chief Executive Officer and President
Roger Orders	63	Director Nominee*
Raymond Perry	70	Director Nominee*
Robert Salcetti	57	Director Nominee*
John Kubiak	50	Chief Investment Officer
Jeremy Kelly	44	Chief Financial Officer and Treasurer
Michelle Blake	48	Chief Administrative Officer and Secretary

*	We expect our board of directors to determine that this director nominee is independent for purposes of the NYSE corporate governance listing standards.

BIOGRAPHICAL INFORMATION

Directors, director nominees and officers

For biographical information on Mark Lefanowicz, John Kubiak, Jeremy Kelly and Michelle Blake, see “Our Manager and our Management Agreement—Executive Officers and Key Personnel of Our Manager.”

Craig Pica is our Chairman of the board of directors. Mr. Pica co-founded Provident in 1992 and served as its CEO and President from 1992 to 2012. He has 27 years of experience in the financial services sector, with the majority of time concentrated in mortgage banking-related activities. From 1985 to 1992, Mr. Pica was the Chief Operating Officer for Great Pacific Bank, where in addition to running the bank, he operated its mortgage company. Mr. Pica also chaired Great Pacific Bank’s Asset Liability and Credit Committee. From 1984 to 1985, he worked at Peat Marwick in San Francisco. Great Pacific Bank’s mortgage company provided the foundation for Provident. We believe that Mr. Pica’s qualifications to serve on our board of directors include his extensive experience in the mortgage banking industry and his experience as founder, member of the board of directors, Chief Executive Officer and President of Provident.

Roger Orders is a director nominee. He has over 33 years of financial experience with publicly owned companies, particularly in the financial services industry. From 1981 through 2003, Mr. Orders was a partner at PricewaterhouseCoopers, where he held various responsibilities including Quality Control Review Partner and Team Leader from 1985 through 2003, SEC Review Partner from 1989 through 2000, Regional Technical Consulting Partner on Accounting Auditing and SEC Issues from 1989 to 2000, Industry Chairman of Mortgage Banking and Savings Institution Practice from 1991 through 1994 and Partner in Charge of Financial Institutions Practice for the San Francisco Region from 1987 to 1994. Mr. Orders began his career

Our management

at Coopers&Lybrand in 1970 and continued there and with its successor firm, PricewaterhouseCoopers, through his retirement in 2003. Since his retirement from PricewaterhouseCoopers, Mr. Orders has not engaged in other business activities other than serving as a member of the board of directors of Colorado Federal Savings Bank, where he has held such position since November 2009. We expect Mr. Orders to resign from the board of directors of Colorado Federal Savings Bank upon the completion of this offering. Mr. Orders’ financial services industry experience focused on banking, finance, mortgage banking, leasing, real estate, property and casualty insurance and life insurance. He has particular accounting experience in business combinations, financial instruments (particularly securitizations and financial derivatives), leases, loan loss reserve issues and public company financial reporting. We believe that Mr. Orders’ qualifications to serve on our board of directors include his understanding of complex financial structures and his considerable expertise in the financial services industry, particularly with public companies, at PricewaterhouseCoopers.

Raymond Perry is a director nominee. He has extensive management and consulting experience in the restaurant industry, an industry in which he has held various executive and leadership positions since 1972. Most recently, he served as Partner, Chief Executive Officer and President of Charo Chicken from 2002 to 2011. Prior to Charo Chicken, Mr. Perry served as an executive consultant for several industry-related companies. In 2000 and 2001, he served as an executive consultant and acting interim president and chief executive officer for two at risk restaurant companies. From 1997 to 1999, Mr. Perry also assisted nine separate restaurant companies with franchise and strategic chain acquisitions. Prior to these consulting positions, Mr. Perry was the Chief Operating Officer of Hardee’s Restaurants (1995 to 1997), the President and Chief Operating Officer of El Pollo Loco (1993 to 1995), the Principal, President and Chief Executive Officer of Kelly’s Coffee & Fudge Factory (1992 to 1993), the Executive Vice President and Chief Operating Officer of Carl’s Jr. restaurants, among other roles (1986 to 1991) and the President and Chief Operating Officer, among other positions, at Straw Hat Restaurants, Inc. (1972 to 1985). We believe that Mr. Perry’s qualifications to serve on our board of directors include his substantial executive leadership and management experience with other public companies.

Robert Salcetti is a director nominee. He has over 34 years of experience in the financial services and mortgage industry sectors, including 28 years with JPMorgan Chase and its predecessors. Mr. Salcetti has served as a member of the board of directors of Ocwen Financial Corporation (NYSE: OCN), including as a member of its audit committee and nomination/governance committee, since 2011. From 1996 to 2008, Mr. Salcetti served as a Managing Director at JPMorgan Chase, leading operations that designed, provided and managed credit facilities for loan warehousing financing, receivables and mortgage servicing rights financing. Prior to his tenure at JPMorgan Chase, Mr. Salcetti served as Managing Director at Chase Manhattan Bank and Senior Vice President of TCB/Chemical Bank and its predecessor, Texas Commercial Bank. In 2008, Mr. Salcetti retired from JPMorgan Chase to pursue private investment activity. We believe that Mr. Salcetti’s qualifications to serve on our board of directors include his extensive knowledge of the financial services and mortgage industry sectors, as well as his substantial knowledge of mortgage finance.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of directors

We will pay a $100,000 annual director’s fee to each of our independent directors. In addition, we will pay an annual fee of $25,000 to the chair of the audit committee of our board of directors and an annual fee of $15,000 to each of the chairs of the compensation committee and the nominating and corporate governance committee of our board of directors. We will also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our independent directors will also be eligible to receive restricted common stock, options and other stock-based awards under our 2012 equity incentive plan.

We will pay director’s fees only to those directors who are independent under the NYSE listing standards. We have not made any payments to our independent director nominees since our inception.

Our management

Executive compensation

Each of our officers is an employee of our Manager. Because our management agreement provides that our Manager is responsible for managing our affairs, our officers do not receive cash compensation from us for serving as our officers. Our officers, in their capacities as officers or personnel of our Manager or its affiliates, will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

Except for certain equity grants, our Manager compensates each of our officers. We will adopt a 2012 equity incentive plan to provide incentive compensation to our officers, our non-employee directors, our Manager’s personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “—2012 Equity Incentive Plan” for detailed description of our 2012 equity incentive plan.

CORPORATE GOVERNANCE—BOARD OF DIRECTORS AND COMMITTEES

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established asset acquisition guidelines for our Manager to follow in its day-to-day management of our business. Upon completion of this offering, a majority of our board of directors will be “independent,” as determined by the requirements of the NYSE. Our directors keep informed about our business by attendance at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Upon completion of this offering, our board of directors will form an audit committee, a compensation committee and a nominating and corporate governance committee and adopt charters for each of these committees. Each of these committees will have three directors and will be composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the compensation committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit committee

The audit committee will comprise Messrs. Orders, Perry and Salcetti, each of whom will be an independent director and “financially literate” under the rules of the NYSE. Mr. Orders will chair our audit committee and serve as our audit committee financial expert, as that term is defined by the SEC. The audit committee will be responsible for engaging independent certified public accountants, preparing audit committee reports, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation committee

The compensation committee will comprise Messrs. Salcetti, Orders and Perry, each of whom will be an independent director. Mr. Salcetti will chair our compensation committee. The principal functions of the compensation committee will be to (1) evaluate the performance of our officers, (2) review the compensation payable to our officers, (3) evaluate the performance of our Manager, (4) review the compensation and fees payable to our Manager under our management agreement, (5) prepare compensation committee reports and (6) administer the issuance of any common stock issued to the personnel of our Manager who provide service to us.

Our management

Nominating and corporate governance committee

The nominating and corporate governance committee will comprise Messrs. Perry, Orders and Salcetti, each of whom will be an independent director. Mr. Perry will chair our nominating and corporate governance committee. The nominating and corporate governance committee will be responsible for seeking, considering and recommending to the board qualified candidates for election as directors and will approve and recommend to the full board of directors the appointment of each of our officers.

It also will periodically prepare and submit to the board of directors for adoption the committee’s selection criteria for director nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance and will annually recommend to the board of directors nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of directors’ performance as a whole and of the individual directors and report thereon to the board.

CODE OF BUSINESS CONDUCT AND ETHICS

Our board of directors has established a code of business conduct and ethics that applies to our officers and directors and to our Manager’s officers, directors and personnel when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

➢	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

➢	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

➢	compliance with applicable governmental laws, rules and regulations;

➢	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

➢	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

CONFLICTS OF INTEREST

We are dependent on our Manager for our day-to-day management, and we do not have any independent officers or employees. Each of our officers and non-independent directors is also an employee of our Manager and/or one of its affiliates. Our management agreement with our Manager and our strategic alliance agreement between us and Provident were, and any purchase and sale agreements and sub-servicing agreements that we may enter into with Provident pursuant to our strategic alliance agreement will be, negotiated between related parties and their respective terms, including fees and other amounts payable, may not be as favorable to us as if they were negotiated on an arm’s-length basis with unaffiliated third parties. In addition, the ability of our Manager and its officers and personnel to engage in other business activities, including the management of other entities, may reduce the time our Manager, its officers and personnel spend managing us. Furthermore, although our independent directors have the ability to terminate our management agreement in the case of a material breach of a term of the agreement by our Manager, because our officers and some of our directors are employed by our Manager and Provident, our independent directors may be less willing to enforce vigorously the provisions of our management agreement against our Manager because the loss of the key personnel provided to us pursuant to our management agreement would have an adverse effect on our operations. Furthermore, the termination of our strategic alliance agreement or the loss of any of the key personnel of Provident would have an adverse effect on certain aspects of our business.

Our management

Our Manager, an affiliate of Provident, will be a newly formed Delaware limited liability company. While Provident’s business strategy focuses primarily on the origination of mortgage loans and the servicing of high-quality mortgage loans, we intend to focus on the acquisition of Agency RMBS, non-conforming residential mortgage loans, including Jumbo loans, Non-Agency RMBS and other mortgage-related assets. We also intend, subject to market conditions, to follow a predominantly long-term buy and hold strategy, whereas Provident generally seeks to sell the mortgage loans that it originates. Provident may, however, retain loans and other assets for investment and there may be situations where we compete, subject to the terms of our strategic alliance agreement, with affiliates of Provident for opportunities to acquire our target assets. Provident is under no obligation, under the terms of the strategic alliance agreement or otherwise, to offer assets to us in sufficient quantities and Provident may offer assets to third parties unaffiliated with Provident without offering such assets to us. To the extent that we have capacity to acquire assets, we will notify Provident of such capacity and desire for additional assets and we expect that Provident will offer assets to us, although it is under no obligation to do so upon our request. We expect to purchase all assets that Provident offers to us, subject to our asset acquisition guidelines, return parameters, available capacity and risk management profile.

We, our Manager and Provident have established certain policies and procedures that are designed to manage potential conflicts of interest between us, our Manager and Provident and their respective affiliates. Pursuant to the terms of our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. Currently, two such affiliates of Provident are PMT, a private REIT that invests in Agency RMBS, Non-Agency RMBS, IO Strips and mortgage loans (primarily fixed-rate home equity term loans), 85% of the outstanding common stock of which is owned by Craig Pica, the Chairman of our board of directors, and CFSB, which is 89% owned by Craig Pica. Provident has a mortgage loan purchase and servicing agreement with PMT pursuant to which Provident may sell, subject to our strategic alliance agreement, mortgage loans to PMT, from time to time through specific commitments, and Provident retains all of the servicing rights and services the mortgage loans. In addition, under the fulfillment agreement between Provident and CFSB, CFSB has the right to underwrite and fund loans where the borrower has locked their interest rate with Provident. Further, under the fulfillment agreement, Provident performs loan processing and secondary marketing services, including making the sole decision on the sale of such loans. Although CFSB owns the loans, under our strategic alliance agreement, Provident must first offer such loans to us before offering such loans to other funds or investment vehicles managed or advised by Provident or one of its affiliates. However, if CFSB decides to retain such loans for investment, then we will not be given the opportunity to purchase such loans. To the extent that we purchase assets from Provident or any such fund or investment vehicle, under the terms of our strategic alliance agreement, such assets will be purchased at fair value. In general, at the time Provident offers us an asset Provident will be required to provide us with information, to the extent available, relating to any bids received or bids available on Bloomberg, Tradeweb or a similar service. After reviewing any such information, we will make an offer to purchase such asset from Provident and Provident will decide whether to sell the asset to us. If Provident decides not to sell the asset to us, Provident may not sell the asset to another entity for equal to or less than the price offered by us without first re-offering the asset to us. To the extent such a price quote is not available, the assets will be purchased by us at prices validated by an independent third party selected from time to time by a majority of our independent directors, which selection will be subject to Provident’s reasonable consent. There can be no assurance that the policies and procedures that have been established by us, our Manager and Provident will be effective in managing potential conflicts of interest. In addition, it is possible in the future that Provident, our Manager and their respective affiliates may have clients that compete directly with us for opportunities.

Our Manager is able to follow broad asset acquisition guidelines established by our board of directors and has significant latitude within those guidelines to determine the assets that are appropriate for us. Our board

Our management

of directors will periodically review our asset acquisition guidelines and our portfolio of assets. However, our board of directors will not review every decision. Furthermore, in conducting its periodic reviews, our board of directors will rely primarily upon information provided to the board of directors by our Manager and its affiliates.

We have agreed to pay our Manager a base management fee that is not tied to our performance and an incentive fee that is based entirely on our performance. This compensation-based arrangement may cause our Manager to acquire assets with higher yield potential, which are generally riskier or more speculative. The base management fee component may not sufficiently incentivize our Manager to generate attractive risk-adjusted returns for us. The performance-based incentive fee component may cause our Manager to place undue emphasis on the maximization of Core Earnings, including through the use of leverage, at the expense of other criteria, such as preservation of capital, to achieve higher incentive distributions. This could result in increased risk to the value of our portfolio of assets.

We do not have a policy that expressly prohibits our directors, officers, securityholders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees from engaging in any transaction that involves an actual conflict of interest with us.

2012 EQUITY INCENTIVE PLAN

Prior to the completion of this offering, we will adopt a 2012 equity incentive plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. The 2012 equity incentive plan will be administered by a committee (which may be the compensation committee) appointed by our board of directors. The 2012 equity incentive plan will permit the granting of stock options, restricted shares of common stock, phantom shares, dividend equivalent rights and other equity-based awards. Prior to the completion of this offering, we will not have issued any equity-based compensation awards.

Administration

The committee appointed by our board of directors to administer the 2012 equity incentive plan has the full authority to administer and interpret the 2012 equity incentive plan, to authorize the granting of awards, to determine the eligibility directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2012 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2012 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2012 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of this offering, the 2012 equity incentive plan will be administered by a committee consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend that grant be exempt from the restriction of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors. References below to the committee include a reference to the board for those periods in which the board is acting.

Our management

Available shares

Our 2012 equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 3% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in the concurrent private placement and shares to be sold pursuant to the underwriters’ exercise of their over-allotment option) at the time of the award, subject to a ceiling of           shares available for issuance under the plan. The maximum number of shares that may underlie awards, other than options, in any one year to any eligible person, may not exceed          . In addition, subject to adjustment upon certain corporate transactions or events, options for more than           shares of common stock over the life of the 2012 equity incentive plan may not be granted (all of which may be issued as incentive stock options). If an option or other award granted under the 2012 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2012 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. Unless expressly and specifically waived by our board of directors, no award may be granted under our 2012 equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8%, by value or number of shares (whichever is more restrictive), of the outstanding shares of our common stock or otherwise violate the restrictions on ownership and transfer of our stock contained in our charter. See “Description of Stock—Restrictions on Ownership and Transfer.”

Awards under the plan

Stock Options.  The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the committee. The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the committee.

Restricted Shares of Common Stock.  A restricted share award is an award of shares of common stock that are subject to restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant. Grants of restricted shares of common stock will be subject to vesting schedules as determined by the committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the committee may determine. A participant granted restricted shares of common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of common stock. Although dividends will be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, holders of restricted shares of common stock are prohibited from selling such shares until they vest.

Dividend Equivalents.  A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends paid on shares of common stock otherwise subject to an award. The committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Our management

Other Share-Based Awards.  The 2012 equity incentive plan authorizes the granting of other awards based upon shares of our common stock (including the grant of securities convertible into shares of common stock and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in control

Upon a change in control (as defined in the 2012 equity incentive plan), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments).

Our board of directors may amend, suspend, alter or discontinue the 2012 equity incentive plan but cannot take any action that would impair the rights of a participant without such participant’s consent. To the extent necessary and desirable, the board of directors must obtain approval of our stockholders for any amendment that would:

➢	other than through adjustment as provided in the 2012 equity incentive plan, increase the total number of shares of common stock reserved for issuance under the 2012 equity incentive plan; or

➢	change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2012 equity incentive plan.

The committee or our board of directors may amend the terms of any award granted under the 2012 equity incentive plan, prospectively or retroactively, except that no amendment may adversely affect the rights of any participant with respect to awards previously granted unless such amendments are in connection with compliance with applicable laws without his or her consent; provided, however, that no amendment may be made that would cause the plan to fail to comply with applicable laws or exchanges, until approval of our stockholders is obtained.

INDEMNIFICATION AND LIMITATION OF LIABILITY

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of our company who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity or (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, manager, managing member, or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his or her service in such capacity or capacities. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and any employee or agent of our company or of any predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The

Our management

MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Principal stockholders

Immediately prior to the completion of this offering, there will be           shares of common stock outstanding and one stockholder of record. At that time, we will have no other shares of capital stock outstanding. The following table sets forth certain information, prior to and after this offering, regarding the ownership of each class of our capital stock by:

➢	each of our directors and director nominees;

➢	each of our executive officers;

➢	each holder of 5% or more of each class of our capital stock; and

➢	all of our directors, director nominees and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

➢	all shares the investor actually owns beneficially or of record;

➢	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

➢	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and/or investment power. Except as indicated in the footnotes to the table below, the business address of the persons listed below is the address of our principal executive office, 851 Traeger Avenue, Suite 380, San Bruno, California 94066.

Percentage of common stock outstanding
	Immediately prior to this offering		Immediately after this offering(1)
Name and Address	Shares owned	Percentage	Shares owned	Percentage

Provident Funding Associates, L.P.(2)
Craig Pica
Mark Lefanowicz
Jeremy Kelly
Raymond Perry
Robert Salcetti
Roger Orders
All current directors, director nominees and officers as a group ( persons)

(1)	Assumes issuance of shares offered hereby, shares of common stock sold to Provident and its affiliates, including Craig Pica, Chairman of our board of directors, and certain other members of our senior management team, in the concurrent private placement. Does not reflect shares of common stock reserved for issuance upon exercise of the underwriters’ over-allotment option in full.

(2)	We will repurchase the 100 shares currently owned by Provident that it acquired in connection with our formation.

Certain relationships and related transactions

MANAGEMENT AGREEMENT

Prior to the completion of this offering, we will enter into a management agreement with our Manager, pursuant to which our Manager will provide the day-to-day management of our operations. Our management agreement requires our Manager to manage our business affairs in conformity with the policies and asset acquisition guidelines that are approved and monitored by our board of directors. Our management agreement has an initial three-year term and will be renewed for one-year terms thereafter unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us, under certain circumstances. We are also obligated to reimburse certain expenses incurred by our Manager. Our Manager is entitled to receive from us a base management fee and an incentive fee that is based on our performance. See “Our Manager and our Management Agreement—Management Agreement.”

Each of our officers is also an employee of our Manager and/or one of its affiliates. As a result, our management agreement with our Manager and our strategic alliance agreement between us and Provident were, and any purchase and sale agreements and sub-servicing agreements that we may enter into with Provident pursuant to our strategic alliance agreement will be, negotiated between related parties and their respective terms, including fees and other amounts payable, may not be as favorable to us as if they were negotiated on an arm’s-length basis with unaffiliated third parties. See “Our Management—Conflicts of Interest” and “Risk Factors—Risks Associated with our Management and our Relationship with our Manager—There are conflicts of interest in our relationship with our Manager and its affiliates, which could result in decisions that are not in the best interests of our stockholders.”

OUR STRATEGIC ALLIANCE AGREEMENT

Upon the completion of this offering, we will enter into a strategic alliance agreement with Provident which will provide us with access to Provident’s leading mortgage loan origination and servicing platform. Pursuant to the terms of our strategic alliance agreement, Provident will be required to offer any loan, RMBS or MSRs (and/or participation interests in MSRs) originated or owned by Provident to us before offering any such loan, security or right to any other fund or investment vehicle managed by Provident or one of its affiliates. In addition, Provident will not purchase any loan, RMBS or MSRs (and/or participation interests in MSRs) from any other fund or investment vehicle managed or advised by Provident or one of its affiliates, unless such loan, security or right is first offered to us. To the extent that we purchase assets from Provident or any such fund or investment vehicle, under the terms of our strategic alliance agreement, such assets will be purchased at fair value. Further, pursuant to the terms of our strategic alliance agreement, Provident will have the right, subject to certain exceptions, to act as sub-servicer with respect to any loan that we purchase from Provident or any other third party on a servicing-released basis or any MSR that we purchase from Provident or any other third party. Additionally, to the extent we seek to sell the servicing on a loan, Provident will have the first right to purchase the servicing on such loan. To the extent that we sell such servicing rights to Provident, under the terms of our strategic alliance agreement, such servicing rights will be sold at a price determined at the time such agreement is entered into. See “Our Strategic Alliance Agreement.”

RESTRICTED COMMON STOCK AND OTHER EQUITY-BASED AWARDS

Our 2012 equity incentive plan provides for grants of restricted common stock and other equity-based awards up to an aggregate of 3% of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in the concurrent private placement and shares to be sold pursuant to the underwriters’ exercise of their over-allotment option) at the time of the award, subject to a ceiling of           shares available for issuance under the plan.

Certain relationships and related transactions

PURCHASES OF COMMON STOCK BY AFFILIATES

Concurrently with the closing of this offering, we expect that we will sell shares of our common stock to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in a separate private placement, at the initial public offering price per share, for a minimum aggregate investment of 5.0% of the gross proceeds of this offering, excluding the underwriters’ over-allotment option, up to $      million. We plan to use substantially all of the net proceeds of this offering and the concurrent private placement to acquire an initial portfolio consisting primarily of shorter duration Agency RMBS and IO Strips. See “Use of Proceeds.”

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers for money damages in suits by the corporation or on behalf of its stockholders, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

➢	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

➢	the director or officer actually received an improper personal benefit in money, property or services; or

➢	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

➢	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

➢	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination

Certain relationships and related transactions

of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

➢	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

➢	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

REGISTRATION RIGHTS

We will enter into a registration rights agreement with regard to the common stock owned upon completion of this offering and the concurrent private placement by Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team. Pursuant to the registration rights agreement, we will grant to Provident and its affiliates (1) unlimited demand registration rights to have the shares purchased by them in the concurrent private placement registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering. The registration rights of Provident and its affiliates with respect to the common stock that they will purchase in the concurrent private placement will only begin to apply      months after the date of this prospectus. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.” We also intend to grant our Manager registration rights to have the shares of restricted common stock paid to our Manager in respect of its incentive fee registered for resale.

Description of stock

The following summary description of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and our bylaws, copies of which will be available from us before the closing of this offering upon request. See “Where You Can Find More Information.”

GENERAL

Our charter provides that we may issue up to           shares of common stock, $0.01 par value per share, and up to           shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter, with the approval of a majority of the entire board of directors and without stockholder approval, to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of stock of any class or series. After giving effect to this offering and the other transactions described in this prospectus,          shares of our common stock will be issued and outstanding (          if the underwriters’ over-allotment option is exercised in full), and no shares of preferred stock will be issued and outstanding. Under Maryland law, our stockholders are not generally liable for our debts or obligations.

SHARES OF COMMON STOCK

All of the shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of our common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of outstanding shares of our common stock will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of our stock, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than amendments to the provisions of our charter related to the removal of a director and the restrictions on ownership and transfer of our stock, or amendments to the vote required to amend such provisions, which must be approved by at least two-thirds of the votes entitled

Description of stock

to be cast on the amendment) must be approved by a majority of all of the votes entitled to be cast on the matter.

POWER TO RECLASSIFY UNISSUED SHARES OF OUR STOCK

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, dividends or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

POWER TO INCREASE OR DECREASE AUTHORIZED SHARES OF STOCK AND ISSUE ADDITIONAL SHARES OF COMMON AND PREFERRED STOCK

We believe that the power of our board of directors to approve amendments to our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of stock, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In order for us to qualify as a REIT under the Internal Revenue Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

Our charter contains restrictions on the ownership and transfer of our stock that will become effective upon the completion of this offering. The relevant sections of our charter provide that, subject to the exceptions described below, from and after the closing of this offering, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares

Description of stock

of our common stock (the “common stock ownership limit”), or 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our preferred stock (the “preferred stock ownership limit”). We refer to the common stock ownership limit and the preferred stock ownership limit collectively as the “ownership limit.” We refer to the individual or entity that, but for operation of the ownership limit or another restriction on ownership and transfer of our stock as described below, would beneficially own or constructively own shares of our stock and, if appropriate in the context, an individual or entity that would have been the record owner of such shares of our stock as a “prohibited owner.”

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually, beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our preferred stock (or the acquisition of an interest in an entity that owns, actually, beneficially or constructively, shares of our stock) by an individual or entity, could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of our stock in excess of the ownership limit.

Our board may, in its sole discretion, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular person if our board of directors determines that:

➢	such waiver or excepted holder limit would not cause any individual’s beneficial or constructive ownership of our stock to result in our being “closely held” within the meaning of section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or in our otherwise failing to qualify as a REIT; and

➢	subject to certain exceptions, the person does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity we own or control) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Internal Revenue Code) in such tenant.

As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may, but shall not be required to, require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our qualification as a REIT and such representations, covenants and undertakings from the person requesting the waiver as it may require in order to make the determinations above. The person seeking the waiver or excepted holder limit must also agree that any misrepresentation or failure to perform a covenant arising out of (or in the event of any action that is contrary to) certain provisions of our charter relating to the restrictions on ownership and transfer of our stock will result in the shares of our stock owned in excess of certain limits including the ownership limits being transferred to a trust for the exclusive benefit of one or more charitable beneficiaries selected by us as described below if effective, or else in the transfer of such shares being null and void. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.

Our board of directors has established an excepted holder limit for our Manager that allows our Manager to own up to 10.75% of the outstanding shares of our common stock.

In connection with granting a waiver of the ownership limit or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the common stock ownership limit, the preferred stock ownership limit or both unless, after giving effect to such increase, five or fewer individuals could beneficially or constructively own in the aggregate more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as

Description of stock

it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or any class or series of our preferred stock, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or preferred stock, as applicable, equals or falls below the decreased ownership limit, but any subsequent acquisition of shares of our stock will violate the decreased ownership limit.

Upon the closing of this offering, our charter will further prohibit:

➢	any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

➢	any person from transferring shares of our stock if the transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other restrictions on ownership and transfer of our stock described above, or who would have owned shares of our stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand for distribution to the charitable beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last sales price reported on the NYSE (or other applicable exchange) on the day of the event that resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount so payable to the trustee by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been

Description of stock

automatically transferred to the trust and that is then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. If the prohibited owner would receive an amount for such shares that exceeds the amount that the prohibited owner would have been entitled to receive had the trustee sold the shares as described below, the trustee will retain such excess amount for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any dividends or other distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the last sales price reported on the NYSE (or other applicable exchange) on the day of the event that resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to the discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, we will pay all dividends and other distributions with respect to the shares held in trust to the trustee, in trust for the charitable beneficiary. The trustee may exercise all voting rights with respect to the shares held in trust. These rights must be exercised for the exclusive benefit of the beneficiary of the trust.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, in the trustee’s sole discretion:

➢	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

➢	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines in good faith that a transfer or other event that has occurred that would violate the restrictions on ownership and transfer of our stock described above (whether or not such violation is intended), the board may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Description of stock

Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide to us in writing such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

The restrictions on ownership and transfer of our stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

TRANSFER AGENT AND REGISTRAR

We expect the transfer agent and registrar for our common stock to be          .

Shares eligible for future sale

After giving effect to this offering and the other transactions described in this prospectus, we will have           shares of common stock outstanding on a fully diluted basis. Shares of our common stock are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for shares of our common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See “Risk Factors—Risks Related to our Common Stock.”

For a description of certain restrictions on transfers of shares of our common stock held by certain of our stockholders, see “Description of Stock—Restrictions on Ownership and Transfer.”

SECURITIES CONVERTIBLE INTO SHARES OF COMMON STOCK

Upon completion of this offering, we will have reserved for issuance up to an aggregate of     % of the issued and outstanding shares of our common stock (on a fully diluted basis and including shares to be sold to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in the concurrent private placement and shares to be sold pursuant to the underwriters’ exercise of their over-allotment option) at the time of award, subject to a ceiling of           shares, for future awards under our 2012 equity incentive plan.

RULE 144

          of the shares of our common stock that will be outstanding after giving effect to this offering and the transactions described in this prospectus on a fully-diluted basis will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

LOCK-UP AGREEMENTS

We, our executive officers and directors, our Manager and purchasers in the concurrent private placement have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain

Shares eligible for future sale

customary exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or warrants or other rights to purchase our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus (subject to extension under certain circumstances). At any time and without public notice, UBS Securities LLC may in its sole discretion release some or all of the securities from these lock-up agreements. Additionally, subject to certain customary exceptions, purchasers in the concurrent private placement have agreed with us to a further lock-up period relating only to the shares of our common stock purchased by them in the concurrent private placement. This lock-up period will expire on the date that is 18 months following the date of this prospectus.

Certain provisions of the Maryland General Corporation Law and our charter and bylaws

The following description of certain provisions of Maryland law and our charter and bylaws is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws, copies of which will be available from us before the closing of this offering upon request.

OUR BOARD OF DIRECTORS

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may never be less than the minimum number required by the MGCL (which is one), and our bylaws provide that the number of our directors may not be more than 15. Upon the completion of this offering, subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

At each annual meeting of stockholders, our stockholders will elect each of our directors to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of our stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors.

REMOVAL OF DIRECTORS

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from removing incumbent directors except for cause and upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person

Certain provisions of the Maryland General Corporation Law and our charter and bylaws is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board.

These provisions of the MGCL do not apply to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and:

➢	any other person, provided that the business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person);

➢	Provident, our Manager or any of their respective affiliates and associates; or

➢	any person acting in concert with any of the foregoing.

Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above, and, as a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the supermajority vote requirement and other provisions of the statute. We cannot assure you that our board of directors will not amend or repeal this resolution in the future.

CONTROL SHARE ACQUISITIONS

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors:

➢	the person who has made or proposes to make the control share acquisition;

➢	an officer of the corporation; or

➢	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

➢	one-tenth or more but less than one-third;

➢	one-third or more but less than a majority; or

➢	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the

Certain provisions of the Maryland General Corporation Law and our charter and bylaws corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

SUBTITLE 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MCGL which provide, respectively, for:

➢	a classified board;

➢	a two-thirds vote requirement for removing a director;

➢	a requirement that the number of directors be fixed only by vote of the board of directors;

➢	a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

➢	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our board may be filled only by the remaining directors and (if our board is classified in the future) that directors elected by the board to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require cause and the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast a majority of all votes entitled to be cast at such a meeting to call a special meeting.

MEETINGS OF STOCKHOLDERS

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The Chairman of our board of directors, our Chief Executive Officer, our President or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our Secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing

Certain provisions of the Maryland General Corporation Law and our charter and bylaws and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our Secretary is required to prepare and deliver the notice of the special meeting.

AMENDMENT TO OUR CHARTER AND BYLAWS

Except for amendments to the provisions of our charter relating to the removal of a director and the restrictions on ownership and transfer of our stock, and amendments to the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if the amendment is first advised by our board of directors and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

DISSOLUTION OF OUR COMPANY

The dissolution of our company must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Certain provisions of the Maryland General Corporation Law and our charter and bylaws

INDEMNIFICATION AND LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to for money damages in suits by the corporation or on behalf of its stockholders, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

➢	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

➢	the director or officer actually received an improper personal benefit in money, property or services; or

➢	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

➢	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

➢	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

➢	any present or former director or officer who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity; or

➢	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Certain provisions of the Maryland General Corporation Law and our charter and bylaws

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

REIT QUALIFICATION

Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Material U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only Provident Mortgage Capital Associates, Inc., and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

➢	U.S. expatriates;

➢	persons who mark-to-market our common stock;

➢	subchapter S corporations;

➢	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

➢	financial institutions;

➢	insurance companies;

➢	broker-dealers;

➢	RICs;

➢	trusts and estates;

➢	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

➢	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

➢	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

➢	persons holding their interest through a partnership or similar pass-through entity;

➢	persons holding a 10% or more (by vote or value) beneficial interest in us; and

➢	except to the extent discussed below, tax-exempt organizations and non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF THE HOLDING AND DISPOSITION OF OUR COMMON STOCK TO ANY PARTICULAR

Material U.S. federal income tax considerations

STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

TAXATION OF OUR COMPANY—GENERAL

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2012. We believe that we have been organized and we intend to operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2012, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP will be conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that they and we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we make certain investments, such as investments in mortgage loan securitizations the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized, and we intend to operate, so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Material U.S. federal income tax considerations

TAXATION OF REITS IN GENERAL

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification as a REIT.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

For tax years through 2012, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2012. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Taxable U.S. Stockholders.”

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income taxation as follows:

➢	We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.

➢	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

➢	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

➢	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

➢	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

➢	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Material U.S. federal income tax considerations

➢	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to wilful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

➢	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the required distribution, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

➢	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for qualification as a REIT.”

➢	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

➢	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

➢	We will generally be subject to tax on the portion of any “excess inclusion income” derived from an investment in residual interests in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or REMIC) to the extent that our common stock is held by specified types of tax-exempt organizations known as “disqualified organizations” that are not subject to tax on unrelated business taxable income. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.”

➢	We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

➢	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

REQUIREMENTS FOR QUALIFICATION AS A REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)  that is managed by one or more trustees or directors;

Material U.S. federal income tax considerations

(2)  the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)  that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)  that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)  the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)  that uses a calendar year for U.S. federal income tax purposes;

(9)  that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

(10)  which meets other tests, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year; and that conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (5) and (6) above. Our charter provides restrictions regarding the ownership and transfer of shares of our stock, which are intended, among other purposes, to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of shares of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of shares of our stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

For purposes of condition (8), we have adopted December 31 as our year end, and thereby satisfy this requirement.

Material U.S. federal income tax considerations

EFFECT OF SUBSIDIARY ENTITIES

Ownership of partnership interests

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including equity interests in any lower tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

TAXABLE REIT SUBSIDIARIES

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. We anticipate that we will make TRS elections with respect to certain entities we may form in the future, which would allow such entities to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

Material U.S. federal income tax considerations

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). We may hold assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our total assets. To the extent that we acquire loans with an intention of selling such loans in a manner that might expose us to a 100% tax on “prohibited transactions,” such loans will be acquired by a TRS. If dividends are paid to us by one or more TRSs we own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible through 2012 for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if certain tests regarding the TRS’ debt-to-equity ratio are not satisfied, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as TRSs in an effort to ensure that we will not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Taxable mortgage pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if:

➢	substantially all of its assets consist of debt obligations or interests in debt obligations,

➢	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

➢	the entity has issued debt obligations that have two or more maturities, and

➢	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. We may enter into financing and securitization arrangements that give rise to TMPs. Specifically, we may securitize mortgage-backed securities that we acquire and such securitizations may result in us owning interests in a TMP. To the extent that we do so, we may enter into such transactions through a qualified REIT subsidiary. We would be precluded from selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered equity for U.S. federal income tax purposes in order to ensure that such entity remains a qualified REIT subsidiary.

Material U.S. federal income tax considerations

A TMP generally is treated as a corporation for U.S. federal income tax purposes; it cannot be included in any consolidated U.S. federal corporate income tax return. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “—Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to U.S. federal corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary that would become a TMP, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

GROSS INCOME TESTS

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. We intend to monitor the amount of our non-qualifying income and manage our portfolio of assets to comply with the gross income tests, but we cannot assure you that we will be successful in this effort.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date of our binding commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

Material U.S. federal income tax considerations

Although not contemplated, in the event that we invest in a mortgage that is secured by both real property and other property, we would be required to apportion our annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when we commit to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. IRS Revenue Procedure 2011-16 interprets the “principal amount” of the loan to be the face amount of the loan, despite the Internal Revenue Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal. Any mortgage loan that we invest in that is not fully secured by real property may therefore be subject to the interest apportionment rules and the position taken in IRS Revenue Procedure 2011-16 as described above.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property.

We may purchase agency securities through TBAs and we may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Consequently, our ability to enter into dollar roll transactions and other dispositions of TBA could be limited. No assurance can be given that the IRS will treat such income as qualifying income. We do not expect to have significant income from the disposition of TBAs, and therefore do not expect such income to adversely affect our ability to meet the 75% gross income test. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.

Although not contemplated, we may hold certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests (described below), and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Mezzanine loans, to the extent that we acquire them, may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not

Material U.S. federal income tax considerations

challenge the qualification of such assets as real estate assets for purposes of the REIT asset tests (described below) or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, if any, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest income that we receive from our mortgage-related investments and securities generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

We expect that the RMBS that we invest in will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income, original issue discount and market discount from such RMBS will be qualifying income for the 95% gross income test. In the case of RMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, original issue discount and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of RMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. As discussed above, if less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from RMBS will be qualifying income for purposes of the REIT gross income tests.

Although not contemplated, we may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat any participation interests that we hold as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

Material U.S. federal income tax considerations

Fee income

We may receive various fees in connection with our operations. The fees generally will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income or profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by a TRS are not included for purposes of the gross income tests.

Dividend income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Hedging transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including hedging instruments such as interest rate swap agreements, interest rate cap agreements, interest rate floor agreements, IO Strips, options, futures contracts, forward rate agreements, similar financial instruments or other financial instruments that we deem appropriate. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT but there can be no assurances we will be successful in this regard.

Rents from real property

To the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations. We intend to structure any leases so that the rent payable thereunder will qualify as “rents from real property,” but there can be no assurance we will be successful in this regard.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the

Material U.S. federal income tax considerations

subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the greater of 150% of our direct cost in furnishing or rendering the services or the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Phantom income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. We expect to accrue market discount on the basis of a constant yield to maturity of a debt instrument. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions in a subsequent taxable year.

Some of the RMBS that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the RMBS, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on RMBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the RMBS are not made.

We may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes.

In addition, in the event that any debt instruments or RMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable

Material U.S. federal income tax considerations

income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to private lenders to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Failure to satisfy the gross income tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

ASSET TESTS

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of RMBS and mortgage loans. Regular or residual interest in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. In the case of any interests in grantor trusts, we would be treated as owning an undivided beneficial interest in the mortgage loans held by the grantor trust. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security

Material U.S. federal income tax considerations

issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

Although we have no plans to do so, we may hold certain mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 discussed above pursuant to which certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly own real property will be treated as qualifying assets for purposes of the 75% real estate asset test and therefore not be subject to the 10% vote or value test. In addition, any such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make any such investments in such a manner as not to fail the asset tests described above, but there can be no assurance we will be successful in this regard.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets comprising our mortgage-related investments and securities that we own generally will be qualifying assets for purposes of the 75% asset test, and that our holdings of TRSs and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets. We do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets including our interests in our TRSs may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which

Material U.S. federal income tax considerations

case we might not satisfy the REIT asset tests, and could fail to qualify as a REIT. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

In addition, we intend to enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any repurchase agreement and that the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

We may purchase Agency MBS through TBAs. The law is unclear regarding whether TBAs are qualifying assets for purposes of the 75% asset test. Accordingly, our ability to purchase Agency MBS through TBAs or to dispose of TBAs through these transactions or otherwise, could be limited. We do not expect TBAs to comprise a significant portion of our assets and, therefore, do not expect TBAs to adversely affect our ability to meet the REIT asset tests. No assurance can be given that the IRS would treat TBAs as qualifying assets. In the event that such assets are determined to be non-qualifying, we could be subject to a penalty tax or we could fail to qualify as a REIT if the value of our TBAs, together with our non-qualifying assets for the REIT 75% asset test, exceeded 25% of our total assets at the end of any calendar quarter.

ANNUAL DISTRIBUTION REQUIREMENTS

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

➢ 90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

➢	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such

Material U.S. federal income tax considerations

gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. Stockholders that are U.S. corporations would also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid U.S. federal corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes, resulting in original issue discount, such that we will be required to include in our income a portion of the original issue discount each year that the instrument is held before we receive any corresponding cash. Furthermore, we will likely invest in assets that accrue market discount, which may require us to defer a portion of the interest deduction for interest paid on debt incurred to acquire or carry such assets. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, to use cash reserves, to liquidate non cash assets at rates or times we regard as unfavorable, or to pay dividends in the form of taxable in-kind distributions of property including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

EXCESS INCLUSION INCOME

A portion of our income from a TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” A REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. We are required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

➢	cannot be offset by any net operating losses otherwise available to the stockholder,

➢	in the case of a stockholder that is a REIT, a RIC, or a common trust fund or other pass through entity, is considered excess inclusion income of such entity,

Material U.S. federal income tax considerations

➢	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax,

➢	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. stockholders, and

➢	is taxable (at the highest U.S. federal corporate tax rate, currently 35%) to the REIT, rather than its stockholders, to the extent allocable to the REIT’s stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method.

Tax-exempt investors, RIC or REIT investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to U.S. federal corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we will have an interest to ensure that they will not adversely affect our qualification as a REIT.

PROHIBITED TRANSACTIONS

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

FORECLOSURE PROPERTY

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75%

Material U.S. federal income tax considerations

gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

FAILURE TO QUALIFY

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15% through 2012, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

➢	a citizen or resident of the U.S.;

➢	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

➢	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

➢	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Material U.S. federal income tax considerations

Distributions

Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable (through 2012) to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2012) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares of our common stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of our common stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held our common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)  the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b)  the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

Material U.S. federal income tax considerations

(c)  the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualified foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of our Company—General” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Effect of Subsidiary Entities—Taxable Mortgage pools” and “—Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of our common stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in our common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2012, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2012) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Material U.S. federal income tax considerations

Passive activity losses and investment interest limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare tax on unearned income.

Recently enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Foreign accounts.

Under recently enacted legislation, dividends paid after December 31, 2013, and gross proceeds from the sale or other disposition of our common stock paid after December 31, 2014, to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock. See “—Recent Legislation Relating to Foreign Accounts” below.

TAXATION OF TAX-EXEMPT U.S. STOCKHOLDERS

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” (see “—Effect of Subsidiary Entities,” and “—Excess Inclusion Income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is possible that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI, unless they are able to properly exclude certain amounts set aside or placed in reserve for specific purposes. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of

Material U.S. federal income tax considerations

the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

TAXATION OF NON-U.S. STOCKHOLDERS

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Non-U.S. stockholders should consult their tax advisors concerning the U.S. federal estate tax consequences of ownership of our common stock.

Ordinary dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that would result in a portion of our dividends being considered excess inclusion income, and accordingly, it is possible that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-dividend distributions

Unless (A) our common stock constitutes a U.S. real property interest, or USRPI, or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident

Material U.S. federal income tax considerations

alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. As described below, we do not expect shares of our common stock to constitute USRPIs.

Capital gain dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. We anticipate that our common stock will be regularly traded on an established securities market in the United States immediately following the offering. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year). We do not anticipate that a material portion of our assets will constitute USRPIs.

Dispositions of our common stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true:

(a)  Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

Material U.S. federal income tax considerations

(b)  We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we believe that we will be a domestically-controlled REIT, because our shares are publicly traded we cannot make any assurance that we will remain a domestically-controlled qualified investment entity; and

(c)  Either (i) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (ii) our common stock is “regularly traded” on an established securities market and the selling non-U.S. stockholder has actually or constructively held over 5% of our outstanding common stock any time during the shorter of the five-year period ending on the date of the sale or the period such selling non-U.S. stockholder held our common stock.

Specific wash sales rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain.

BACKUP WITHHOLDING AND INFORMATION REPORTING

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Material U.S. federal income tax considerations

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

RECENT LEGISLATION RELATING TO FOREIGN ACCOUNTS

Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined above) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax, after December 31, 2013, on dividends and, after December 31, 2014, on gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury Department requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective investors should consult their tax advisors regarding this legislation.

STATE, LOCAL AND FOREIGN TAXES

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of our common stock.

ERISA considerations

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provided that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The company expects the common stock to be “widely held” upon completion of the initial public offering.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. are the joint bookrunners and representatives of the underwriters and Jefferies & Company, Inc., RBC Capital Markets, LLC, Citigroup Global Markets Inc., Guggenheim Securities, LLC and JMP Securities LLC are the lead underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table.

Number of
Underwriters	shares

UBS Securities LLC
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Jefferies & Company, Inc.
RBC Capital Markets, LLC
Citigroup Global Markets Inc.
Guggenheim Securities, LLC
JMP Securities LLC

Total

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriters; and

➢	the underwriters’ right to reject orders in whole or in part.

We have been advised by the representatives that certain of the underwriters intend to make a market in our common stock but that they are not obligated to do so and may discontinue making a market at any time without notice. In connection with this offering, certain of the underwriters may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of          additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $      per share from the initial public offering price. Sales of shares made outside of the US may be made by affiliates of the

Underwriting

underwriters. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The representatives of the underwriters have informed us that they do not expect to sell more than an aggregate of          shares of common stock to accounts over which such representatives exercise discretionary authority.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional           shares.

	No exercise	Full exercise

Per share(1)	$	$
Total(1)	$	$

(1)	Of the total underwriting discount, we will the pay the underwriters $ per share and our Manager will pay the underwriters $ per share at closing.

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $     .

NO SALES OF SIMILAR SECURITIES

We, our executive officers and directors, our Manager and purchasers in the concurrent private placement have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release some or all of the securities from these lock-up agreements.

If:

➢	during the period that begins on the date that is 15 calendar days plus 3 business days before the last day of the 180-day lock-up period and ends on the last day of the 180-day lock-up period,

-	we issue an earnings release; or

-	material news or a material event relating to us occurs; or

➢	prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day lock-up period,

then the 180-day lock-up period will be extended until the expiration of the date that is 15 calendar days plus 3 business days after the date on which the issuance of the earnings release or the material news or material event occurs.

We and our Manager have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we or our Manager are unable to provide this indemnification, we or our Manager have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE LISTING

We have applied to have our common stock listed on the New York Stock Exchange under the trading symbol “PMCA.”

Underwriting

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales”, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales”, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

➢	the information set forth in this prospectus and otherwise available to the representatives;

➢	our history and prospectus and the history of and prospects for the industry in which we compete;

➢	our past and present financial performance and an assessment of our management;

➢	our prospects for future earnings and the present state of our development;

➢	the general condition of the securities markets at the time of this offering;

➢	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

➢	other factors deemed relevant by the underwriters and us.

AFFILIATIONS

Certain of the underwriters and their affiliates have provided, and may from time to time in the future provide, financing, as a counterparty or lender, and other commercial banking, financial advisory, investment banking

Underwriting

and other services for us, our Manager or our respective affiliates, in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. UBS Securities LLC and Jefferies & Company, Inc. acted as initial purchasers for Provident’s $200.0 million unsecured high yield debt offering in February 2011. UBS Securities LLC, Deutsche Bank Securities Inc., Jefferies & Company, Inc. and Guggenheim Securities, LLC or their affiliates have entered into master repurchase agreements with us. Jefferies & Company, Inc. and Guggenheim Securities, LLC have also entered into repurchase agreements with certain of our affiliates. An affiliate of Deutsche Bank Securities Inc. provides document custody services to an affiliate of ours and acts as trustee for a securitization sponsored by an affiliate of ours. Affiliates of Citigroup Global Markets Inc. and Guggenheim Securities, LLC have established warehouse lines with an affiliate of ours.

NOTICE TO PROSPECTIVE INVESTORS IN EUROPEAN ECONOMIC AREA

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

➢	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

➢	by the representatives to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

➢	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of securities, other than the underwriters, is authorized to make any further offer of securities on behalf of us or the underwriters.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

NOTICE TO PROSPECTIVE INVESTORS IN UNITED KINGDOM

The Issuer constitutes a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000 (the “FSMA”). It has not been authorised or otherwise approved and, as an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with section 238 of the FSMA. Accordingly, this prospectus is only being distributed in the United Kingdom to, and are only directed at, (a) investment professionals falling within both Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”) and Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “General Promotion Order”), and (b) high net worth companies and other persons falling with both Article 22(2)(a) to (d) of the CIS Promotion Order and Article 49(2)(a) to (d) of the General Promotion Order (all such persons together being referred to as “relevant persons”). The

Underwriting

shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

NOTICE TO PROSPECTIVE INVESTORS IN AUSTRALIA

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this offering memorandum is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

NOTICE TO PROSPECTIVE INVESTORS IN HONG KONG

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

NOTICE TO PROSPECTIVE INVESTORS IN JAPAN

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Underwriting

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

The offer or invitation of our securities, which is the subject of this prospectus, does not relate to a collective investment scheme which is authorised under Section 286 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) or recognised under Section 287 of the SFA. We are not authorised or recognised by the Monetary Authority of Singapore (the “MAS”) and our securities are not allowed to be offered to the retail public. This prospectus and any other document or material issued in connection with the offer or sale is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should consider carefully whether the investment is suitable for you.

This prospectus has not been registered as a prospectus with the MAS. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 304 of the SFA, (ii) to a relevant person pursuant to Section 305(1), or any person pursuant to Section 305(2), and in accordance with the conditions specified in Section 305, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed or purchased under Section 305 by a relevant person which is:

(a)  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our securities pursuant to an offer made under Section 305 except:

(1)  to an institutional investor or to a relevant person defined in Section 305(5) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 305A(3)(i)(B) of the SFA;

(2)  where no consideration is or will be given for the transfer;

(3)  where the transfer is by operation of law; or

(4)  as specified in Section 305A(5) of the SFA.

NOTICE TO PROSPECTIVE INVESTORS IN SWITZERLAND

The shares may not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this document nor any other solicitation for investments in the shares may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156/652a of the Swiss Code of Obligations (“CO”). This document may not be copied, reproduced, distributed or passed on to others without the Offeror’s prior written consent. This document is not a prospectus within the meaning of Articles 1156/652a CO and the shares will not be listed on the SIX Swiss Exchange. Therefore, this document may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. In addition, it cannot be excluded that the Offeror could qualify as a foreign collective investment scheme pursuant to Article 119 para. 2 Swiss Federal Act on Collective Investment Schemes (“CISA”). The shares will not be licensed for public distribution in and from Switzerland. Therefore, the shares may only be offered and sold to so-called “qualified investors” in accordance with the private placement exemptions pursuant to applicable Swiss law (in particular, Article 10 para. 3 CISA and Article 6 of the implementing ordinance to the CISA). The Offeror has not been licensed and is not subject to the supervision of the Swiss Financial Market Supervisory Authority (“FINMA”). Therefore, investors in the shares do not benefit from the specific investor protection provided by CISA and the supervision of the FINMA.

Legal matters

Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “Material U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. As to certain matters of Maryland law, Clifford Chance US LLP may rely on the opinion of Venable LLP, Baltimore, Maryland.

Experts

The financial statement included in this prospectus has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

APPENDIX I

The following examples illustrate how we would calculate our base management fee and incentive fee in accordance with the management agreement with our Manager. These examples are purely for illustrative purposes and the figures used are not necessarily indicative of the performance of our strategy. We can offer no assurance that our Manager will replicate the performance set forth in these examples. All dollar amounts set forth in the examples below are expressed in thousands, except for per share data.

Base Management Fee

As described in more detail below, we will pay our Manager a base management fee under our management agreement, calculated and payable quarterly in arrears, equal to 1.5% per annum of our stockholders’ equity.

Incentive Fee

Commencing on the           fiscal quarter following the closing of this offering, we will pay a quarterly incentive fee to our Manager in an amount equal to 20% of the dollar amount by which Core Earnings for the most recently completed fiscal quarter, or the Current Quarter, before the incentive fee received in relation to such fiscal quarter exceeds a quarterly hurdle (as described below).

Quarterly Hurdle: The product of (1) the weighted average of the issue price per share of common stock in all of our offerings multiplied by the weighted average number of shares of common stock outstanding during the Current Quarter and (2)     %, or the Hurdle, expressed on a quarterly basis.

Vesting

Any incentive fee accrued or earned by our Manager will be paid quarterly in restricted common stock. The shares of restricted common stock payable to our Manager in respect of any incentive fee will vest over a three-year period following the quarter in which such fee was earned, with 60% vesting at the end of two years and the remaining 40% vesting at the end of three years. No incentive fee shall be accrued or earned by our Manager in respect of the initial      fiscal quarters following the closing of this offering.

EXAMPLE ONE (below Hurdle)

Assumes the following:

➢	Operations commence and does not give effect to the non-accrual of incentive fee during the initial fiscal quarters following the closing of the offering;

➢	Weighted average of the issue price per share of all of our offerings equals $ ; and

➢	Weighted average number of shares of common stock outstanding in such quarter equals .

Under these assumptions, the annual base management fee and quarterly incentive fee payable to our Manager would be calculated as follows:

Base Management Fee Calculation ($ in 000s)	Quarter 1	Quarter 2	Quarter 3	Quarter 4

1 The sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata basis for such issuance during the fiscal quarter of any such issuance)	$	$	$	$
2 Plus retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods)	$	$	$	$
3 Less any amount that we pay for repurchases of our common stock since inception, and excluding from stockholders’ equity any common stock issued to our Manager in respect of its incentive fee and any unrealized gains, losses or other items that do not affect realized net income
	$	$	$	$
4 The product of 1, 2 and 3 above adjusted to exclude one-time events pursuant to change in GAAP and certain non-cash items after discussions between our manager and our independent directors and approved by majority of our independent directors
	$	$	$	$
5 1.5% per annum, expressed on a quarterly basis, multiplied by 4 above equals the base management fee payable quarterly in cash	$	$	$	$

Incentive Fee Calculation ($ in 000s)	Quarter 1	Quarter 2	Quarter 3	Quarter 4

Quarterly Hurdle
6 Core Earnings for the quarter	$	$	$	$
7 The product of (1) the weighted average of the issue price per share of common stock in all of our offerings multiplied by the weighted average number of shares of common stock outstanding during the current quarter and (2)     %, or the hurdle, expressed on a quarterly basis.
	$	$	$	$
8 Excess of 6 above minus by the results calculated in 7	$	$	$	$
9 Product of 8 above multiplied by 20% equals the incentive fee payable in the quarter	$	$	$	$

EXAMPLE TWO (above Hurdle)

Assumes the following:

➢	Operations commence and does not give effect to the non-accrual of incentive fee during the initial fiscal quarters following the closing of the offering;

➢	Weighted average of the issue price per share of all of our offerings equals $ ; and

➢	Weighted average number of shares of common stock outstanding in such quarter equals .

Under these assumptions, the annual base management fee and quarterly incentive fee payable to our Manager would be calculated as follows:

Base Management Fee Calculation ($ in 000s)	Quarter 1	Quarter 2	Quarter 3	Quarter 4

1 The sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata basis for such issuance during the fiscal quarter of any such issuance)	$	$	$	$
2 Plus retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods)	$	$	$	$
3 Less any amount that we pay for repurchases of our common stock since inception, and excluding from stockholders’ equity any common stock issued to our Manager in respect of its incentive fee and any unrealized gains, losses or other items that do not affect realized net income
	$	$	$	$
4 The product of 1, 2 and 3 above adjusted to exclude one-time events pursuant to change in GAAP and certain non-cash items after discussions between our manager and our independent directors and approved by majority of our independent directors
	$	$	$	$
5 1.5% per annum, expressed on a quarterly basis, multiplied by 4 above equals the base management fee payable quarterly in cash	$	$	$	$

Incentive Fee Calculation ($ in 000s)	Quarter 1	Quarter 2	Quarter 3	Quarter 4

Quarterly Hurdle
6 Core Earnings for the quarter	$	$	$	$
7 The product of (1) the weighted average of the issue price per share of common stock in all of our offerings multiplied by the weighted average number of shares of common stock outstanding during the current quarter and (2)     %, or the hurdle, expressed on a quarterly basis.
	$	$	$	$
8 Excess of 6 above minus by the results calculated in 7	$	$	$	$
9 Product of 8 above multiplied by 20% equals the incentive fee payable in the quarter	$	$	$	$

Report of independent registered public accounting firm

The Board of Directors and shareholders
of Provident Mortgage Capital Associates, Inc.

We have audited the accompanying balance sheets of Provident Mortgage Capital Associates, Inc. (the Company) as of December 31, 2011 and April 6, 2011 (commencement of operations). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Provident Mortgage Capital Associates, Inc. at December 31, 2011 and April 6, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
January 26, 2012

Provident Mortgage Capital Associates, Inc.

Balance Sheets

	April 6,	December 31,
	2011	2011

Assets
Cash	$1,000	$1,000

Stockholder’s Equity
Common stock (par value $0.01 per share, 1,000,000 shares authorized, 100 shares issued and outstanding)	$10	$10
Additional paid-in capital	$990	$990

Total stockholder’s equity	$1,000	$1,000

See accompanying notes.

Provident Mortgage Capital Associates, Inc.

Notes to balance sheets
As of December 31, 2011

NOTE 1—ORGANIZATION

Provident Mortgage Capital Associates, Inc. (“PMCA”, “We” or the “Company”) was incorporated on March 2, 2011 and is a wholly owned subsidiary of Provident Funding Associates (“Provident”). The Company was formed as a newly formed specialty finance company to acquire residential mortgage loans, residential mortgage-backed securities and other mortgage-related assets. Our objective is to provide attractive risk-adjusted returns to our stockholders over the long term, primarily through dividend distributions and secondarily through capital appreciation. We intend to achieve this objective by selectively constructing a diversified portfolio of high quality assets, many of which we expect to be of shorter duration, and by efficiently financing those assets primarily through repurchase agreements, warehouse facilities, securitizations, bank credit facilities (including term loans and revolving facilities) and other secured and unsecured forms of borrowing. The Company is externally managed and advised by our Manager, PMF Advisors LLC an affiliate of Provident.

Our asset acquisition strategy focuses on acquiring a diversified portfolio of residential mortgage loans, residential mortgage backed securities (RMBS) and other mortgage-related assets that appropriately balances the risk and reward opportunities PMF Advisors observes in the marketplace. We intend to initially acquire primarily government agency RMBS, which are mortgage pass-through certificates backed by pools of mortgage loans issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac (“Agency RMBS”) and, to a lesser extent, residential mortgage loans with an original principal balance in excess of the maximum amounts permitted by the underwriting guidelines of a U.S. government agency, such as Ginnie Mae, or a federally chartered corporation, such as Fannie Mae or Freddie Mac (“Jumbo loans”). We intend to source mortgage loans and securities primarily through Provident pursuant to the terms of a strategic alliance agreement that we will enter into with Provident, or our strategic alliance agreement. Under our strategic alliance agreement, Provident is required to offer any loan or RMBS originated by Provident to us before offering any such loan or security to any other fund or investment vehicle managed or advised by Provident or one of its affiliates.

We are a Maryland corporation, and intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2012. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, or the 1940 Act.

The Company has had no operations, cash flows or changes in its stockholder’s equity since April 6, 2011.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying balance sheet has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC. As discussed below, the Company has elected certain policies as of the balance sheet date which relate to accounting for certain assets and revenues that are contemplated by our asset acquisition strategy.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent

Notes to balance sheets

assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents represent current bank accounts and other bank deposits free of encumbrances and having maturity dates of three months or less from the respective dates of deposit. Short-term investments with remaining maturities of three months or less when acquired are considered cash equivalents. As of December 31, 2011, the Company’s cash on deposit was within the federally insured limits.

Mortgage loans held for sale

Loans held for sale (“LHFS”) consists primarily of residential mortgage loans, which are secured by one-to-four family residential real estate located throughout the United States. Loans held for sale will be carried at the lower of aggregate cost, net of purchase discounts or premiums, or fair value. PMCA expects to determine fair value based on available market quotes (See Fair Value Measures for more detail). Any market valuation adjustments on these loans will be recognized as an impairment of loans held for sale in the balance sheet. The gain or loss recognized will be included in loss on sale or impairment of mortgage assets in the statement of operations. PMCA believes its methodology for the determination of fair values is reasonable in the circumstances, however, even small changes in the underlying assumptions, application of different valuation approaches or a different assessment of the weight of evidence from the available sources of information could result in significantly different estimates.

Mortgage-backed securities

From time to time, in order to facilitate a more advantageous credit financing arrangement, the Company plans to securitize its whole loans into mortgage-backed securities (“MBS”). PMCA expects to designate its mortgage-backed securities as available-for-sale. Those MBS designated as available-for-sale will be reported at fair value, which will be estimated based on market quotes (See Fair Value Measures for more detail). Unrealized gains and losses will be reported in accumulated other comprehensive income (loss) as a separate component of shareholders’ equity with any unrealized loss deemed to be other than temporary recorded as a realized loss. Realized gains or losses on the sale of mortgage-backed securities will be recorded in earnings at the time of sale based on specific identification and will be determined by the difference between net sale proceeds and the carrying value of securities.

PMCA will evaluate mortgage-backed securities for other-than-temporary impairment (“OTTI”) at least quarterly, and more frequently when economic conditions warrant such an evaluation.

In determining OTTI, PMCA will consider many factors, including (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more than likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary decline exists will involve a high degree of subjectivity and judgment and will be based on the information available to PMCA at the time of evaluation.

Repurchase Agreements

PMCA expects to enter into sales of securities under agreements to repurchase similar securities. Repurchase agreements will be collateralized by mortgage-backed securities. Repurchase agreements will be treated as financings for financial statement purposes, and the obligations to repurchase securities sold will be reflected as borrowings in the balance sheet. The brokers retain possession of the securities collateralizing the repurchase agreements until maturity. If the counterparty in a repurchase agreement fails to perform, the Company may incur an accounting loss for the excess collateral posted with the counterparty.

Notes to balance sheets

Revenue recognition

Interest income on mortgage loans held for sale and mortgage-backed securities is a combination of the interest earned based on the outstanding principal balance and contractual terms of the assets and the amortization of yield adjustments using generally accepted interest recognition methods, principally the amortization of purchase premiums and accretion of discounts on mortgage-backed securities and loans. Premiums and discounts associated with purchased MBS will be amortized into interest income over the lives of the assets using the effective-yield method. Premiums and discounts associated with purchased LHFS will be amortized into interest income at the time the loan is removed from the Company’s books either because it was paid off by the borrower or sold.

Coupon interest will be recognized as interest income when earned and deemed collectible. PMCA will accrue interest on loans until they are more than 90 days past due at which point they will be placed on nonaccrual status. Gains or losses on the sale of loans will be based on the specific identification method. For loans placed on nonaccrual status, the Company will recognize interest income on the cash basis.

Income taxes

The Company plans to elect to be taxed as a REIT and management believes that it will comply with the applicable provisions of the Internal Revenue Code. Accordingly, the Company will not be subject to Federal income tax on that portion of its net income that is distributed to shareholders, as long as certain asset, income and stock ownership tests are met.

The Company has reviewed tax positions under GAAP guidance that clarifies the relevant criteria and approach for the recognition and measurement of uncertain tax positions. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the financial statements if it is more likely than not that the tax position will be sustained upon examination. We believe it is more likely than not that the tax positions taken relative to the Company’s status as a REIT will be sustained in any tax examination. In addition, we believe that it is more likely than not that the tax positions taken will be sustained in any tax examination.

Derivative financial instruments

In the ordinary course of business, the Company plans to enter into interest rate swap contracts to manage its interest rate risk related to its costs of variable rate debt financing of its agency mortgage-backed securities portfolio and accounts for such contracts as derivative instruments.

ASC 815—Derivatives and Hedging requires contemporaneous documentation of the Company’s hedge relationships. Such documentation includes the nature of the risk being hedged, the identification of the cash flow, or cash flows, that share the risk exposure that is designated as being hedged, the selection of the instrument that will be used to hedge the identified risk and the method used to assess the effectiveness of the hedge relationship. All components of each derivative instrument’s gain or loss will be included in the assessment of hedge effectiveness. The Company will perform its effectiveness assessments and measure ineffectiveness by comparing the actual swaps and floors with hypothetically perfect interest rate contracts that match the key provisions of the hedged loans. Under this approach, the cumulative change in fair value of the actual swaps and floors are compared to the cumulative change in fair value of hypothetically perfect interest rate contracts. The correlations between the hedging instruments and hedged items will be assessed at inception of the hedge and on an ongoing basis, which includes determining whether the hedge relationship is expected to be highly effective in offsetting changes in cash flows of hedged items.

All derivative instruments that qualify for hedge accounting will be recorded at fair value as either other assets or other liabilities and classified as a hedge of the variability of cash flows to be paid related to existing debt financing or a forecasted transaction (cash flow hedge). Changes in the fair value of a derivative that is

Notes to balance sheets

highly effective and designated as a cash flow hedge will be recognized in other comprehensive income until the cash flows of the hedged item is recognized in earnings. Any change in fair value resulting from hedge ineffectiveness is immediately recorded in non-interest expense.

The Company performs its effectiveness assessments and measures ineffectiveness by comparing the actual swaps with hypothetically perfect interest rate contracts that match the key provisions of the hedged debt financing. Under this approach, the cumulative change in fair value of the actual swaps is compared to the cumulative change in fair value of hypothetically perfect interest rate contracts. The correlations between the hedging instruments and hedged items will be assessed at inception of the hedge and on an ongoing basis, which includes determining whether the hedge relationship is expected to be highly effective in offsetting changes in cash flows of hedged items.

If a derivative designated as a cash flow hedge is terminated or ceases to be highly effective, the gain or loss in accumulated other comprehensive income will be amortized to earnings over the same period(s) that the forecasted hedged transactions impact earnings (cash flow hedge). If the forecasted transaction is no longer probable, the derivative will be recorded at fair value with any resulting gain or loss included in earnings immediately.

Fair value measurement

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the financial statement measurement date.

In determining fair value, the Company uses various valuation approaches. GAAP establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumption about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1—valuation is based on quoted prices for assets and liabilities, traded in an active market. Level 1 pricing provides the most reliable evidence of fair value and is used to measure fair value whenever available.

Level 2—valuation is based on (1) quoted prices for assets and liabilities in active markets; (2) quoted prices for identical or similar items in markets that are not active; or (3) inputs to valuation models for which all significant assumptions are observable or can be corroborated by observable market data.

Level 3—valuation is generated from financial modeling for which inputs to the model are unobservable and are significant to the fair value measurement. Level 3 assets include assets and liabilities whose value is determined using discounted cash flow methodologies, as well as assets and liabilities for which the determination of fair value requires significant judgment or estimates.

Risk, uncertainties, commitments and contingencies

The Company encounters certain risks inherent in financial institutions including, but not limited to, credit risk, liquidity risk, interest rate risk, prepayment risk, market value risk, reinvestment risk, and capital risk. In addition, the Company is subject to certain risks and uncertainties that are specific to its business. The Company actively seeks to manage such risks and uncertainties, while also providing its shareholders with an appropriate return for risks taken.

Notes to balance sheet

PMCA intends to purchase most of its loans and have most of its loans serviced through its current and other individual limited partners. In addition, Provident provides management and administrative support services, and facilities to PMCA. Provident is a mortgage banking company that originates, sells, and services residential mortgage loans.

PMCA is dependent upon Provident for significant operating and financing activities. If Provident were to curtail its continued support to PMCA, the operations of PMCA would be adversely affected.

Subsequent Events

We have evaluated subsequent events through the date that the financial statements were issued.

NOTE 3—STOCK HOLDERS’ EQUITY

We currently have the authority to issue 1,000,000 shares of stock, consisting of 1,000,000 shares of common stock, $0.01 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $10,000.

On April 6th, 2011 Provident purchased 100 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), for $1,000 in cash.

NOTE 4—RELATED PARTY ARRANGEMENTS

We plan to enter into a management agreement with our Manager effective upon the closing of this offering. Pursuant to our management agreement, our Manager will implement our business strategy and perform certain services for us, subject to oversight by our board of directors. The initial term of our management agreement will extend for three years from the closing of this offering, with automatic one-year renewal terms starting on the third anniversary of the closing of this offering. Under the management agreement, we will pay our Manager a base management fee equal to 1.5% per annum of our total stockholder’s equity. We will also pay our Manager a quarterly incentive fee equal to 20% over a to be determined percentage of the dollar amount by which core earnings for the most recently completed fiscal quarter exceeds certain quarterly hurdle. The base management fee will be calculated on a quarterly basis paid in cash and the incentive fee will be calculated on a quarterly basis and paid in restricted common stock. The shares of restricted common stock payable to our Manager in respect of any incentive fee will vest over a three-year period with 60% vest at the end of two years and the remaining 40% vest at the end of three years following the quarter in which such fee was earned. No incentive fee shall be accrued or earned by our Manager in respect of a period following the closing of the offering that is yet to be determined. Additionally, we will reimburse our Manager for expenses incurred in connection with our business operations in cash. In the event the management agreement was terminated by us without cause or by our Manager if we breach the agreement, we will pay termination fee equal the sum of (1) the average annual base management fee and (2) the average annual incentive fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Upon termination of our management agreement, the restricted shares of common stock issued to our Manager in respect of its base management fee and any incentive fee shall vest immediately to the extent such shares have not already vested.

PMF Advisors has paid certain fees and expenses related to the organization PMCA. If our offering is unsuccessful we will not reimburse PMF Advisors and they would bear the cost incurred.

LOGO

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee		$34,830
Financial Industry Regulatory Authority, Inc. filing fee		30,500
NYSE listing fee		*
Legal fees and expenses (including Blue Sky fees)		*
Accounting fees and expenses		*
Printing and engraving expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be furnished by amendment.

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On April 6, 2011, Provident Funding Associates, L.P. purchased 100 shares of our common stock for a purchase price of $10.00 per share in a private placement. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Concurrently with the closing of this offering, we will sell shares of our common stock to Provident and its affiliates, including Craig Pica, the Chairman of our board of directors, and certain other members of our senior management team, in a separate private placement, at the initial public offering price per share, for a minimum aggregate investment of 5.0% of the gross proceeds of this offering, excluding the underwriters’ over-allotment option, up to $      million. Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification and Limitation of Liability of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers for money damages in suits by the corporation or on behalf of its stockholders, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member, or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a)  Financial Statements.  See page F-1 for an index to the financial statements included in the registration statement.

(b)  Exhibits.  The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement among Provident Mortgage Capital Associates, Inc. and the underwriters named therein
1	.2**	Form of Private Placement Purchase Agreement between Provident Mortgage Capital Associates, Inc. and the purchasers named therein
1	.3**	Form of Private Placement Purchase Agreement between Provident Mortgage Capital Associates, Inc. and Provident Funding Associates, L.P.
3	.1*	Form of Articles of Amendment and Restatement of Provident Mortgage Capital Associates, Inc.
3	.2**	Bylaws of Provident Mortgage Capital Associates, Inc.
4	.1*	Specimen Common Stock Certificate of Provident Mortgage Capital Associates, Inc.
5	.1*	Opinion of Clifford Chance US LLP (including consent of such firm)
8	.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10	.1*	Form of Management Agreement between Provident Mortgage Capital Associates, Inc. and PMF Advisors, LLC
10	.2**	Form of Strategic Alliance Agreement between Provident Mortgage Capital Associates, Inc. and Provident Funding Associates, L.P.
10	.3*	Form of Provident Mortgage Capital Associates, Inc. 2012 Equity Incentive Plan
10	.4**	Form of Restricted Stock Award Agreement
10	.5**	Form of Option Award Agreement
10	.6**	Form of Registration Rights Agreement by and among Provident Mortgage Capital Associates, Inc. and certain persons listed on Schedule 1 thereto
10	.7**	Form of Registration Rights Agreement between Provident Mortgage Capital Associates, Inc. and PMF Advisors, LLC
10	.8*	Form of Indemnification Agreement
10	.9**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and Jefferies & Company, Inc., dated as of April 12, 2011
10	.10**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and Guggenheim Securities LLC, dated as of April 12, 2011
10	.11**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and UBS Securities LLC, dated as of April 14, 2011
10	.12**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and Deutsche Bank Securities Inc, dated as of April 22, 2011
10	.13**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and J.P. Morgan Securities LLC, dated as of May 4, 2011
10	.14**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and Barclays Capital Inc., dated as of May 9, 2011
10	.15**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and Nomura Securities International, Inc., dated as of May 11, 2011
10	.16**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and RBS Securities Inc., dated as of May 12, 2011
23	.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23	.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3		Consent of Ernst & Young LLP
23	.5**	Consent of Robert Salcetti
23	.6**	Consent of Raymond Perry
23	.7**	Consent of Roger Orders

*	To be filed by amendment.

**	Filed previously.

Item 37.	Undertakings.

(a)  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby further undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on January 26, 2012.

Provident Mortgage Capital Associates, Inc.

By:	/s/ Craig Pica
Name:     Craig Pica

Title:	Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Craig Pica Craig Pica	Chairman of the Board	January 26, 2012

By:	/s/ Mark Lefanowicz Mark Lefanowicz	Director, Chief Executive Officer and President (Principal Executive Officer)	January 26, 2012

By:	/s/ Jeremy Kelly Jeremy Kelly	Chief Financial Officer and Treasurer (Principal Accounting Officer)	January 26, 2012

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1	.1*	Form of Underwriting Agreement among Provident Mortgage Capital Associates, Inc. and the underwriters named therein
1	.2**	Form of Private Placement Purchase Agreement between Provident Mortgage Capital Associates, Inc. and the purchasers named therein
1	.3**	Form of Private Placement Purchase Agreement between Provident Mortgage Capital Associates, Inc. and Provident Funding Associates, L.P.
3	.1*	Form of Articles of Amendment and Restatement of Provident Mortgage Capital Associates, Inc.
3	.2**	Bylaws of Provident Mortgage Capital Associates, Inc.
4	.1*	Specimen Common Stock Certificate of Provident Mortgage Capital Associates, Inc.
5	.1*	Opinion of Clifford Chance US LLP (including consent of such firm)
8	.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10	.1*	Form of Management Agreement between Provident Mortgage Capital Associates, Inc. and PMF Advisors, LLC
10	.2**	Form of Strategic Alliance Agreement between Provident Mortgage Capital Associates, Inc. and Provident Funding Associates, L.P.
10	.3*	Form of Provident Mortgage Capital Associates, Inc. 2012 Equity Incentive Plan
10	.4**	Form of Restricted Stock Award Agreement
10	.5**	Form of Option Award Agreement
10	.6**	Form of Registration Rights Agreement by and among Provident Mortgage Capital Associates, Inc. and certain persons listed on Schedule 1 thereto
10	.7**	Form of Registration Rights Agreement between Provident Mortgage Capital Associates, Inc. and PMF Advisors, LLC
10	.8*	Form of Indemnification Agreement
10	.9**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and Jefferies & Company, Inc., dated as of April 12, 2011
10	.10**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and Guggenheim Securities LLC, dated as of April 12, 2011
10	.11**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and UBS Securities LLC, dated as of April 14, 2011
10	.12**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and Deutsche Bank Securities Inc, dated as of April 22, 2011
10	.13**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and J.P. Morgan Securities LLC, dated as of May 4, 2011
10	.14**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and Barclays Capital Inc., dated as of May 9, 2011
10	.15**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and Nomura Securities International, Inc., dated as of May 11, 2011
10	.16**	Master Repurchase Agreement, by and between Provident Mortgage Capital Associates, Inc. and RBS Securities Inc., dated as of May 12, 2011
23	.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23	.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3		Consent of Ernst & Young LLP
23	.5**	Consent of Robert Salcetti
23	.6**	Consent of Raymond Perry
23	.7**	Consent of Roger Orders

*	To be filed by amendment.

**	Filed previously.